UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NAVIGANT CONSULTING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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September 10, 2019

Dear Stockholder:

A special meeting of stockholders of Navigant Consulting, Inc., a Delaware corporation (which we refer to as the “Company”), will be held on October 10, 2019, at 9:00 a.m. Central Time, at 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. You are cordially invited to attend. The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of the Company by Guidehouse LLP, a Delaware limited liability partnership (which we refer to as “Parent”), for $28.00 in cash per share, without interest thereon, subject to any applicable withholding taxes. Regardless of whether you plan to attend the meeting, we encourage you to vote your shares by mail, by telephone or through the Internet by following the procedures outlined below.

On August 2, 2019, the Company, Parent and Isaac Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Sub”), entered into an Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”). The merger agreement provides for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Parent at a price of $28.00 per share in cash, without interest thereon, subject to any applicable withholding taxes. Subject to the terms and conditions of the merger agreement, Sub will be merged with and into the Company (which we refer to as the “merger”), with the Company continuing as the surviving corporation in the merger. As a result of the merger, the Company will become a wholly-owned subsidiary of Parent. At the special meeting, the Company will ask you to adopt the merger agreement.

At the effective time of the merger (which we refer to as the “effective time”), each share of common stock, par value $0.001 per share, of the Company (which we refer to as “Company common stock”) issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by the Company or any subsidiary of the Company and all shares owned of record by Parent, Sub or any of their respective subsidiaries, in each case immediately prior to the effective time and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the Delaware General Corporation Law concerning the right of holders of shares to request appraisal of their shares) will be cancelled and cease to exist and will be automatically converted into the right to receive $28.00 in cash per share, without interest thereon, subject to any applicable withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement, and, subject to receiving the Company stockholder approval, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted to a vote of the stockholders of the Company to be adopted and (iv) resolved to recommend the adoption of the merger agreement by the stockholders of the Company. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement and the other proposals set forth in the accompanying proxy statement.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding at least a majority of the outstanding shares of Company common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Julie M. Howard

Chairman and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated September 10, 2019 and is being mailed to Company stockholders on or about September 12, 2019.

Navigant Consulting, Inc.

150 North Riverside Plaza, Suite 2100

Chicago, Illinois 60606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on October 10, 2019

To the Stockholders of Navigant Consulting, Inc.:

A special meeting of the stockholders of Navigant Consulting, Inc. (which we refer to as the “Company”) will be held on October 10, 2019, at 9:00 a.m. Central Time, at 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 2, 2019 (as may be amended from time to time, the “merger agreement”), by and among the Company, Guidehouse LLP, a Delaware limited liability partnership (which we refer to as “Parent”), and Isaac Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Sub”);

2.

To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger of Sub with and into the Company, as contemplated by the merger agreement (which we refer to as the “merger”); and

3.

To consider and vote on a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on September 4, 2019 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement, and, subject to receiving the Company stockholder approval, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted to a vote of the stockholders of the Company to be adopted and (iv) resolved to recommend the adoption of the merger agreement by the stockholders of the Company.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting in person, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. If your shares are held in “street name” through a bank, broker, trust or other nominee, please instruct your bank, broker, trust or other nominee on how to vote your shares using the voting instructions furnished by your bank, broker, trust or other nominee as soon as possible. Your proxy is being solicited by the Board.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc. (which we refer to as “MacKenzie Partners”), toll-free at (800) 322-2855 or (212) 959-5500 (call collect).

If you fail to return your proxy, vote by telephone or through the Internet or attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By order of the Board,

Monica M. Weed

Executive Vice President, General Counsel and

Corporate Secretary

Chicago, Illinois

September 10, 2019

Please Vote—Your Vote is Important

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ii

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SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Navigant Consulting, Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 108. Unless the context otherwise indicates, we refer to Navigant Consulting, Inc. as “Navigant,” the “Company,” “we,” “us” or “our.”

The Parties

Navigant Consulting, Inc., a Delaware corporation, is a specialized, global professional services firm that helps clients take control of their future. The Company’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage, and protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, Navigant primarily serves clients in the healthcare, energy, and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, we believe our practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. Our executive office is located at 150 North Riverside Plaza, Suite 2100, Chicago, Illinois, 60606. Our telephone number is (312) 573-5600.

Guidehouse LLP, a privately-held Delaware limited liability partnership (which we refer to as “Parent”) and an affiliate of Veritas Capital Fund Management, L.L.C. (which we refer to as “Veritas”), with 2,000 professionals in over 20 locations, is a leading provider of strategic advisory services to customers such as the Department of Defense, Homeland Security, Veterans Affairs, Health and Human Services and the Department of State, as well as numerous state and local governments and multilateral agencies. Parent is led by professionals with deep commercial and public sector expertise and helps clients solve their toughest challenges. Its executive office is located at 1800 Tysons Boulevard, 7th Floor, McLean, Virginia, 22102. Its telephone number is (571) 633-1711.

Isaac Merger Sub, Inc., a Delaware corporation (which we refer to as “Sub”), is a wholly-owned subsidiary of Parent, formed on July 29, 2019, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s proposed acquisition of the Company. Sub’s principal executive offices are located at c/o Veritas Capital Fund Management, L.L.C., 9 West 57th Street, 29th Floor, New York, New York, 10019. Its telephone number is (212) 415-6700.

The Merger

On August 2, 2019, the Company, Parent and Sub entered into an Agreement and Plan of Merger (as may be amended from time to time, which we refer to as the “merger agreement”).

Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will merge with and into the Company (which we refer to as the “merger”), whereupon the separate existence of Sub will cease and the Company will continue as the surviving corporation (which we refer to as the “surviving corporation”) and a wholly-owned subsidiary of Parent.

At the effective time of the merger (which we refer to as the “effective time”) each share of common stock, par value $0.001 per share, of the Company (which we refer to as “Company common stock”) issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by the Company or any subsidiary of the Company and all shares owned of record by Parent, Sub or any of their respective subsidiaries, in each case immediately prior to the effective time, and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the Delaware General Corporation Law (which we refer to as the “DGCL”) concerning the right of holders of shares to request appraisal of their shares) will be cancelled and cease to exist and will be automatically converted into the right to receive $28.00 per share in cash, without interest thereon, subject to any applicable withholding taxes. The consideration to be paid by Parent in the merger as described in this paragraph is referred to herein as the “merger consideration.”

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

The Special Meeting

The special meeting will be held on October 10, 2019, at 9:00 a.m. Central Time, at 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. At the special meeting, you will be asked to, among other things, vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting,” beginning on page 21, for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required for Approval

You may vote at the special meeting if you were a holder of record of shares of Company common stock as of the close of business on September 4, 2019, which is the record date for the special meeting (which we refer to as the “record date”). You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 38,294,004 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter.

How to Vote

Stockholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from such bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 23, and “The Special Meeting—Solicitation of Proxies,” on page 24. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2855 or (212) 959-5500 (call collect).

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement

After careful consideration, the Board unanimously declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of the Company and its stockholders. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 41. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that members of the Board and our executive officers have certain interests in the merger that may be in addition to, or different from, the interests of Company stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57.

Opinion of Our Financial Advisor

The Company has engaged Jefferies LLC (which we refer to as “Jefferies”) as its financial advisor in connection with the merger. As part of this engagement, Jefferies delivered a written opinion, dated August 2, 2019, to the Board as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received by holders of Company common stock (other than, to the extent applicable, Veritas Capital (as referenced in Jefferies’ opinion, “Veritas Capital”), Sponsor (as defined below), Parent, Sub and their respective affiliates) pursuant to the merger agreement. The full text of Jefferies’ opinion, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger. Jefferies’ opinion did not constitute a recommendation as to how the Board, and does not constitute a recommendation as to how any securityholder, should vote or act with respect to the merger or any other matter. See the section entitled “The Merger—Opinion of Our Financial Advisor,” beginning on page 47. The summary of Jefferies’ opinion is qualified in its entirety by reference to the full text of Jefferies’ opinion.

Market Price and Dividend Data

Company common stock is traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “NCI.” On August 1, 2019, the last full trading day prior to the public announcement of the entry into the merger agreement, the closing price for Company common stock was $24.04 per share. On September 9, 2019, the last full trading day prior to the date of this proxy statement, the closing price for Company common stock was $27.84 per share.

Certain Effects of the Merger

Upon completion of the merger, Sub will be merged with and into the Company upon the terms set forth in the merger agreement, whereby the separate corporate existence of Sub will thereupon cease and the Company will continue as the surviving corporation of the merger. The Company will continue to exist following the merger as a wholly-owned subsidiary of Parent.

Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) will be terminated.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement does not receive the required approval from Company stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Company common stock. Instead, the Company will remain a public company and Company common stock will continue to be listed and traded on the NYSE.

In addition, if the merger agreement is terminated under specified circumstances, the Company is required to pay Parent a termination fee of $30.9 million (which we refer to as the “Company termination fee”). Upon termination of the merger agreement under certain specified circumstances, Parent is obligated to pay the Company a termination fee of $67.5 million (which we refer to as the “Parent termination fee”). See the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 95.

Treatment of Outstanding Equity Awards and Equity Plans

The merger agreement provides that, as of immediately prior to the effective time:

•

each outstanding Company stock option will be fully vested and cancelled, and each holder of a cancelled company stock option will receive a payment in cash, without interest, equal to the product of (i) the total number of shares subject to the cancelled company stock option and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share subject to the cancelled Company stock option, less any applicable withholding taxes;

•

each outstanding and unvested Company restricted stock unit award (other than any restricted stock unit award held by the Company’s non-employee directors) will be assumed by the surviving corporation and converted into a replacement restricted cash award representing the right to receive an amount in cash, without interest, equal to (i) with respect to restricted stock unit awards subject to performance conditions (A) that have ended prior to the effective time, the product of (1) the merger consideration and (2) the number of restricted stock units subject to the Company restricted stock unit award as of immediately prior to the effective time based on actual performance and (B) that have not ended prior to the effective time, the product of (1) the merger consideration and (2) the number of restricted stock units subject to the Company restricted stock unit award assuming performance at 100% of target levels and (ii) with respect to restricted stock unit awards subject solely to time-based vesting, the product of (A) the merger consideration and (B) the number of restricted stock units subject to the Company restricted stock unit award, in each case, subject to the same time-based vesting conditions and settlement dates as in effect as of immediately prior to the effective time and accelerated vesting in the event of the holder’s qualifying termination of employment within two years following the merger (collectively, the “replacement restricted cash awards”); and

•	each outstanding and unvested Company restricted stock unit award held by non-employee directors of the Company will be fully vested and cancelled, and each holder of a cancelled restricted stock unit award will receive a payment in cash, without interest, equal to the product of (i) the merger consideration and (ii) the total number of shares subject to the cancelled restricted stock unit award.

The merger agreement provides that (i) as of the effective time, the Company’s 2017 Long-Term Incentive Plan and the Company’s Amended and Restated 2012 Long-Term Incentive Plan will be terminated and (ii) as of immediately prior to the effective time, the Company’s Employee Stock Purchase Plan (which we refer to as the “ESPP”) will be terminated.

Interests of Directors and Executive Officers in the Merger

Members of the Board and the Company’s executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that the Company stockholders vote “FOR” the proposal to adopt the merger agreement. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57.

Conditions to the Merger

The Company’s, Parent’s and Sub’s respective obligations to complete the merger are subject to the satisfaction (or mutual waiver by each of Parent and the Company where permitted under applicable law) of the following conditions:

•

receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon to adopt the merger agreement (which we refer to as the “Company stockholder approval”);

•

any applicable waiting period (or any extensions thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”) having expired or been terminated; and

•

no governmental entity of competent jurisdiction having issued, entered, enforced or promulgated any law or order that is in effect and renders the consummation of the merger illegal, or prohibits, enjoins, restrains or otherwise prevents the consummation of the merger.

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

•	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of the Company contained in the merger agreement;

•

the Company having performed or complied in all material respects with all obligations and covenants as required by the merger agreement to be performed or complied with by the Company at or prior to the effective time;

•

the absence of any Company material adverse effect (as described in the section entitled “The Agreement and Plan of Merger—Representations and Warranties—Representations and Warranties of the Company,” beginning on page 78); and

•	Parent having received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions described above.

The obligations of the Company to effect the merger are also subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:

•	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of Parent and Sub contained in the merger agreement;

•

each of Parent and Sub having performed or complied in all material respects with all obligations and covenants as required by the merger agreement to be performed or complied with by the Parent or Sub at or prior to the effective time; and

•	the Company having received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub as to the satisfaction of the conditions described above.

Regulatory Approvals

Under the merger agreement, the respective obligations of the Company, Parent and Sub to complete the merger are subject to, among other things, (i) the expiration or termination of any applicable waiting period (and any extension thereof) applicable to the completion of the merger under the HSR Act and (ii) the absence of any law or order issued, entered, enforced or promulgated by a governmental entity of competent jurisdiction that is in effect and renders the consummation of the merger illegal, or prohibits, enjoins, restrains or otherwise prevents the consummation of the merger. For a description of the Company’s and Parent’s respective obligations under the merger agreement with respect to regulatory approvals, see the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 87.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to pay Company stockholders and holders of other equity-based interests the amounts due to them under the merger agreement, which would be approximately $1.12 billion based upon the number of shares of Company common stock (and our other equity-based interests) outstanding as of August 26, 2019, will be funded through a portion of the proceeds from up to $840 million of debt financing (in addition to an incremental revolving line commitment, which Parent does not anticipate to be a source of funds for financing the merger consideration payable under the merger agreement) and a portion of the proceeds from up to $320 million of equity financing. Parent has entered into a financing commitment letter, dated as of August 2, 2019 (which we refer to as the “equity financing commitment letter”), from The Veritas Capital Fund VI, L.P. (which we refer to as “Sponsor”), which obligates Sponsor to fund to Parent an aggregate amount up to $320 million, subject to the terms and conditions set forth in the equity financing commitment letter, for the purpose of enabling Parent to fund a portion of the merger consideration. The Company is an express third party beneficiary of the equity financing commitment letter for purposes of enforcing Sponsor’s obligations under the equity financing commitment letter and has the ability to specifically enforce the equity financing commitment letter, provided that the debt financing has been funded or will be funded if the equity funds and all the conditions to closing are satisfied, and subject to the other terms and conditions of the equity financing commitment letter. Parent has also entered into a debt commitment letter, dated as of August 2, 2019 (as supplemented through the joinder dated as of August 23, 2019, which we refer to as the “debt commitment letter”), with Royal Bank of Canada, UBS AG, UBS Securities LLC, Macquarie Capital (USA) Inc., Macquarie Capital Funding LLC, Credit Suisse Loan Funding LLC, Credit Suisse AG and Chain Bridge Opportunistic Funding LLC (collectively, the “debt commitment parties”) as commitment parties thereunder. Pursuant to and subject to the terms of the debt commitment letter, the debt commitment parties committed to provide, among other things, a $640 million incremental senior secured first lien term loan facility, a $200 million incremental senior secured second lien term loan facility under Parent’s existing credit facility and an incremental increase to Parent’s existing revolving loan (which we refer to as the “debt financing”). The obligations of Parent and Sub to complete the merger under the merger agreement are not subject to any financing condition. However, if Parent does not close because the debt financing does not fund (and Parent has not been able to secure alternative financing), the Company’s sole remedy will be the Parent termination fee. Although the debt financing is not subject to a due diligence or “market out,” the obligations of the debt commitment parties to fund the debt financing under the debt commitment letter at closing of the transactions contemplated under the merger agreement are subject to Parent not being in payment default of its existing credit agreements, expiration of the marketing period, the solvency of the surviving company and satisfaction of certain other customary conditions.

Limited Guarantee

Pursuant to the limited guarantee delivered by Sponsor, as guarantor, in favor of the Company, dated as of August 2, 2019 (which we refer to as the “limited guarantee”), Sponsor has guaranteed the due and punctual payment to the Company of the Parent termination fee, certain reimbursement and indemnification obligations related to the debt financing and certain payment and reimbursement obligations specified in the merger agreement that may be owed by Parent pursuant to the merger agreement, subject to a maximum aggregate liability equal to $67.5 million. For more information, see the section entitled “The Agreement and Plan of Merger—Limited Guarantee,” beginning on page 91.

Restriction on Solicitation of Competing Proposals

Until the earlier of the effective time or termination of the merger agreement (if any), the Company has agreed that it will not, and will cause its subsidiaries and its and their respective directors, officers and employees not to, and use reasonable best efforts to cause its and their respective investment bankers, accountants, counsel and other advisors (which, together with the directors, officers and employees of the Company and its subsidiaries, we refer to as the “Company representatives”) not to:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiry or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, a competing proposal (as described in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page 83);

•

furnish any non-public information regarding the Company or any of its subsidiaries to any third person in connection with or in response to, or in a manner that would reasonably be expected to lead to, a competing proposal, including terminating access granted to any such person and its representatives to any physical or electronic dataroom;

•

enter into, participate in or continue to participate in any discussions or negotiations with any third person with respect to, or that would reasonably be expected to lead to, a competing proposal made by such third person;

•	approve, endorse, recommend or enter into, any definitive agreement with respect to a competing proposal; or

•	agree, propose or resolve to take, or take, any of the actions described above.

Notwithstanding the non-solicitation provisions described above, under certain limited circumstances and prior to the receipt of the Company stockholder approval, if the Company receives a competing proposal that did not result from a breach of the non-solicitation provisions described above (other than any breach that is immaterial and unintentional) and the Board determines in good faith that such proposal is or could be reasonably likely to lead to a superior proposal and the failure to take such action would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law, then the Company can engage in discussions and negotiations with a person with respect to such competing proposals (as described in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page 83).

The Board is required to recommend that the Company stockholders adopt the merger agreement and not change its recommendation or recommend other transactions (which, such recommendation, we refer to as the “Board recommendation”). However, at any time prior to the receipt of the Company stockholder approval, the Board or any committee thereof may change its recommendation in favor of the merger if and only if a competing proposal that did not result from a breach of the non-solicitation provisions described above (other than any breach that is immaterial and unintentional) is made to the Company by a third person and the Board or any committee thereof determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, that such competing proposal constitutes a superior proposal or could reasonably be expected to lead to a superior proposal (as described in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page 83) and after consultation with the Company’s outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Board under applicable law. The Company is required to notify Parent of such determination and Parent has three business days to match such superior proposal. If Parent does not match, prior to the stockholders meeting, the Company can terminate the merger agreement to accept the superior proposal and pay Parent the Company termination fee. Note that if the party making the competing proposal makes any material amendment to its proposal, prior to termination of the merger agreement, Parent has another two business days to match the revised proposal.

The Board may also change its recommendation in response to certain other limited intervening events, as described in the section entitled “The Agreement and Plan of Merger—Obligations of the Board with Respect to its Recommendation,” beginning on page 85.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Company stockholder approval and whether before or after adoption of the merger agreement by Parent as sole stockholder of Sub, by either the Company or Parent:

•	by mutual written consent of Parent and the Company;

•

if the effective time does not occur on or before December 30, 2019 (which we refer to as the “outside date”), provided, however, that this right to terminate the merger agreement shall not be available to any party whose material breach, inaccuracy or failure to perform or comply with any of its representations, warranties, covenants or obligations under the merger agreement was the proximate cause of the failure to consummate the merger by the outside date;

•

if the special meeting of the Company stockholders, held for the purpose of voting on, among other things, the approval and adoption of the merger agreement (including any adjournments or postponements thereof) (which we refer to as the “stockholder meeting”) was held and concluded without obtaining the Company stockholder approval; and

•

if any governmental entity of competent jurisdiction issues, enters, or promulgates any law or order restraining, enjoining or otherwise prohibiting the consummation of merger and such law or order becomes final and non-appealable, provided that this right to terminate the merger agreement will not be available to any party who has failed in any material respect to comply with those provisions of the merger agreement described under “The Agreement and Plan of Merger—Efforts to Complete the Merger” before asserting such right to terminate and such failure was the proximate cause of such law or order.

The Company may also terminate the merger agreement:

•	if, at any time prior to the receipt of the Company stockholder approval, the Board or any committee thereof effects a Board recommendation change (as described in “The Agreement and Plan of

Merger—Obligations of the Board with Respect to its Recommendation,” beginning on page 85) in accordance with the terms of the merger agreement in order to accept a superior proposal and enter into a definitive agreement with respect thereto; but only if the Company has complied with its obligations under the merger agreement (other than any breach that was immaterial and unintentional) and pays Parent the Company termination fee prior to or simultaneously therewith;

•

if (i) Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied and (ii) either such breach or failure to perform is not capable of cure or at least 30 days elapse after the date of delivery of written notice to Parent without such breach or failure to perform having been cured; provided, however, that such right to terminate the merger agreement is not available if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied; and

•

if (i) all of the applicable conditions to the merger described above (other than those conditions that by their nature are to be satisfied at the closing of the merger, provided, that such conditions would have been satisfied if the closing were to occur) have been satisfied or waived, (ii) the Company has irrevocably notified the Parent in writing that (A) all of the applicable conditions to the merger described above (other than those conditions that by their nature are to be satisfied at the closing of the merger, provided, that such conditions would have been satisfied if the closing were to occur) have been satisfied or waived and (B) the Company is ready, willing and able to consummate the closing of the merger and (iii) Parent and Sub have failed to consummate the closing within the latter of (X) the date by which the closing of the merger is required to have occurred pursuant to the terms of the merger agreement and (Y) the earlier of (1) three business days following the receipt of such written notice and (2) the outside date.

Parent may also terminate the merger agreement:

•	if, at any time prior to the Company’s receipt of the Company stockholder approval, the Board or any committee thereof effects a Board recommendation change; and

•

if (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied and (ii) either such breach or failure to perform is not capable of cure or at least 30 days elapse after the date of delivery of written notice to the Company without such breach or failure to perform having been cured; provided, however, that such right to terminate the merger agreement is not available if Parent or Sub breach or fail to perform any of their representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied.

Termination Fees

Upon termination of the merger agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $30.9 million. Upon termination of the merger agreement under certain specified circumstances, Parent will be obligated to pay the Company a termination fee of $67.5 million. For more information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 95.

Appraisal Rights

Under Delaware law, holders of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the

DGCL. A holder of Company common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, and does not thereafter lose his, her or its right to, or properly withdraw his, her or its demand for, appraisal rights (which we refer to as “dissenting stockholders”) will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of Company common stock in connection with the merger. Fair value will be determined by the Court of Chancery of the State of Delaware (which we refer to as the “Court of Chancery”) following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Company common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page 98.

To seek appraisal, a Company stockholder of record must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Company common stock through the effective time and otherwise comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights. Pursuant to Section 262 of the DGCL, assuming that immediately prior to the merger shares of Company common stock continue to be listed on the NYSE, the Court of Chancery will dismiss the appraisal proceedings as to all holders of shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal rights exceeds 1% of the outstanding shares of Company common stock eligible for appraisal, or (ii) the value of the merger consideration provided in the merger for such total number of shares exceeds $1,000,000.

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 68) who receives cash in exchange for shares of Company common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 68, and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Where You Can Find More Information

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the merger. These questions and answers do not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On August 2, 2019, the Company, Parent and Sub entered into the merger agreement. You are receiving this proxy statement in connection with the solicitation of proxies by the Company in favor of the proposal to adopt the merger agreement and the other proposals described in this proxy statement.

Q:	As a stockholder, what will I receive in the merger?

A:

At the effective time, except as described below, each share of Company common stock issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by the Company or any subsidiary of the Company and all shares owned of record by Parent, Sub or any of their respective subsidiaries, in each case immediately prior to the effective time and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to request appraisal of their shares) will be cancelled and automatically converted into the right to receive $28.00 in cash, without interest thereon, subject to any applicable withholding taxes.

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 68, for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What will happen to outstanding Company equity awards and the Company’s equity plans in the merger?

A:

For information regarding the treatment of outstanding Company equity awards and the Company’s equity plans, see the section entitled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Equity Plans,” beginning on page 75.

Q:	Where and when will the special meeting of stockholders be held?

A:	The special meeting of Company stockholders will be held on October 10, 2019, at 9:00 a.m. Central Time, at 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Company common stock as of the close of business on September 4, 2019, the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Company common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger,

as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57; and

•

a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved. The abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:

Upon careful consideration, the Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding advisory merger-related compensation proposal and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate.

For a discussion of the factors the Board considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 41. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that members of the Board and our executive officers have various interests in the merger that may be in addition to, or different from, the interests of Company stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57.

Q:	Do I need to attend the special meeting in person?

A:

No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail in the section entitled “The Special Meeting—How to Vote,” beginning on page 23.

Q:	Are there any requirements if I plan on attending the special meeting?

A:

If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that if your shares of Company common stock are held in the name of a bank, broker, trust or other nominee, you are considered the “beneficial holder” of such shares held for you in what we refer to as “street name.” If you hold your shares in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your Company common stock ownership as of the record date and check in at the registration desk at the special meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the special meeting without the approval of the Company.

Q:	How many shares need to be represented at the special meeting?

A:

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 38,294,004 shares of Company common stock outstanding. If you are a Company stockholder of record (i.e., your shares of Company common stock are registered in your name with the Company’s transfer agent) as of the close of business on the record date and you vote by mail, by telephone, through the Internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of Company common stock (i.e., you hold your shares in the name of a bank, broker, trust or other nominee and these proxy materials are being forwarded to you by that entity) and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted as present in determining the presence of a quorum.

All shares of Company common stock held by stockholders that are present in person, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger?

A:

In 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions, such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Advisory Merger-Related Compensation Proposal,” on page 27.

Q:	What will happen if Company stockholders do not approve the non-binding advisory merger-related compensation proposal?

A:

The vote to approve the non-binding advisory merger-related compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding advisory merger-related compensation proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on the Company or Parent or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation subject to the non-binding merger-related compensation proposal will be paid to our named executive officers even if the proposal is not approved.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Company common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Company common stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	by appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of Company common stock are represented at the special meeting. If you vote in person at the special meeting, such vote will automatically revoke any proxy you previously submitted.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares of Company common stock will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate.

Q:

What if my shares of Company common stock are held for me in “street name” by a bank, broker, trust or other nominee; will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals without my direction?

A:

No. If your shares of Company common stock are held in “street name,” you are not the “stockholder of record” of such shares. If this is the case, this proxy statement has been forwarded to you by your bank, broker, trust or other nominee. You, as the beneficial holder, generally have the right to direct your bank, broker, trust or other nominee as to how to vote your shares of Company common stock. Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Under applicable stock exchange rules, banks, brokers, trusts and other nominees have the discretion to vote your shares of Company common stock on routine matters if you fail to instruct your bank, broker, trust or other nominee on how to vote your shares of Company common stock with respect to such matters. The proposals in this proxy statement are non-routine matters, and banks, brokers, trusts and other nominees therefore cannot vote on these proposals without your instructions. It is important that you instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options. You are invited to attend the special meeting even if you are not a stockholder of record; however, if you are not a stockholder of record, you may not vote your shares in person at the special meeting unless you obtain a legal proxy, executed in your favor, from such bank, broker or other holder of record authorizing you to vote at the special meeting.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:

Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to our Corporate Secretary at Navigant Consulting, Inc., 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of Company common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke or change your proxy.

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies. If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, it means that you hold shares of Company common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares of Company common stock are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by telephone or through the Internet by using the different voter control numbers on each proxy card.

Q:

What happens if I sell or otherwise transfer my shares of Company common stock after the record date but before the special meeting? What happens if I sell or otherwise transfer my shares of Company common stock after the special meeting but before the effective time?

A:

The record date for the special meeting is earlier than the date of the special meeting and earlier than the expected date of the merger. If you own shares of Company common stock as of the close of business on the record date, but transfer your shares prior to the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time. If you sell or transfer your shares of Company common stock after the special meeting but before the effective time, the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time. In order to receive the merger consideration, you must hold your shares of Company common stock through the completion of the merger.

Even if you sell or otherwise transfer your shares of Company common stock after the record date, we encourage you to sign, date and return the enclosed proxy or submit your proxy to vote via the Internet or by telephone, or, if your shares are held in “street name” through a bank, broker, trust or other nominee, instruct your bank, broker, trust or other nominee on how to vote your shares using the instructions provided by your bank, broker, trust or other nominee.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Company common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery if the merger is completed. Appraisal rights will only be available to holders of shares of Company common stock who properly deliver, and do not properly withdraw, a written demand for an appraisal to the Company prior to the vote on the proposal to adopt the merger agreement at the special meeting and who comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 98.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the merger is completed, stockholders holding certificated shares of Company common stock will be sent a letter of transmittal that includes detailed written instructions on how to return such stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I do anything with respect to my Company stock options or restricted stock unit awards now?

A:

No. There is no need for you to do anything with respect to your Company stock options or restricted stock unit awards at this time. Shortly after the merger is completed, your Company stock options and restricted stock unit awards will either be automatically exchanged for the applicable consideration, or you will receive further instructions regarding such exchange.

Q:	When is the merger expected to be completed?

A:

We and Parent are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed during the fourth quarter of 2019, subject to the receipt of required regulatory approvals and the satisfaction of other closing conditions, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Company stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 92.

Q:	What happens if the merger is not completed?

A:

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. We expect that holders of shares of Company common stock would continue to be subject to the same risks to which they are currently subject with respect to their ownership of Company common stock. Under certain circumstances, if the merger is not completed, we may be obligated to pay Parent the Company termination fee. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” on page 66.

Q:	Who will count the votes?

A:	The votes will be counted by the inspector of elections appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:

The Company intends to announce preliminary results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publicly available when filed. See “Where You Can Find More Information,” on page 108.

Q:	Where can I find more information about the Company?

A:

The Company files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” on page 108.

Q:	Who can help answer my questions?

A:

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or additional copies of the proxy statement or the enclosed proxy card(s), please contact our proxy solicitor:

1407 Broadway – 27th Fl.

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

If your shares of Company common stock are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this proxy statement which are not historical in nature are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “may,” “should,” “could,” “intend,” “estimate,” “expect,” “likely,” “continue,” “plan,” “projects,” “positioned,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this proxy statement. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation:

•	the satisfaction of the conditions precedent to the consummation of the proposed merger, including, without limitation, the receipt of stockholder and regulatory approvals;

•	unanticipated difficulties or expenditures relating to the proposed merger;

•

legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Company’s board of directors, executive officers and others following the announcement of the proposed merger;

•	disruptions of current plans and operations caused by the announcement and pendency of the proposed merger;

•	potential difficulties in employee retention due to the announcement and pendency of the proposed merger;

•	the response of customers, distributors, suppliers, business partners and regulators to the announcement of the proposed merger;

•

the risk of unanticipated costs, liabilities or an adverse impact on the Company’s business operations arising from the Company’s provision of post-divestiture transition services and support in connection with the sale of the Company’s Disputes, Forensics and Legal Technology segment and the transaction advisory services practice;

•	the execution of the Company’s long-term growth objectives and margin improvement initiatives;

•	risks inherent in international operations, including foreign currency fluctuations;

•	ability to make acquisitions and divestitures and complete such acquisitions and divestitures in the time anticipated;

•	pace, timing and integration of acquisitions;

•	operational risks associated with new or expanded service areas, including business process management services;

•	impairments;

•

changes in accounting standards or tax rates, laws or regulations; management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new consultants into the Company’s practices;

•	utilization rates;

•	conflicts of interest;

•	potential loss of clients or large engagements and the Company’s ability to attract new business;

•	brand equity;

•	competition;

•	accurate pricing of engagements, particularly fixed fee and multi-year engagements;

•	clients’ financial condition and their ability to make payments to the Company;

•	risks inherent with litigation;

•	higher risk client assignments;

•	government contracting;

•	professional liability;

•	information security;

•	the adequacy of our business, financial and information systems and technology; maintenance of effective internal controls;

•	potential legislative and regulatory changes;

•	continued and sufficient access to capital;

•	compliance with covenants in our credit agreement;

•	interest rate risk;

•	market and general economic and political conditions; and

•

other factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 28, 2019, the Company’s quarterly reports on Form 10-Q for the quarterly period ended March 31, 2019, which was filed with the SEC on April 26, 2019, and for the quarterly period ended June 30, 2019, which was filed with the SEC on August 2, 2019 and Current Reports on Form 8-K filed with the SEC (see the section entitled “Where You Can Find More Information,” on page 108).

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this proxy statement, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement.

PARTIES TO THE MERGER

Navigant

Navigant Consulting, Inc., a Delaware corporation, is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage, and protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, Navigant primarily serves clients in the healthcare, energy, and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, we believe our practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. Our executive office is located at 150 North Riverside Plaza, Suite 2100, Chicago, Illinois, 60606. Our telephone number is (312) 573-5600.

The Company became a publicly traded company in 1996. Shares of the Company common stock are listed on the NYSE and trade under the symbol “NCI.”

The Company’s executive offices are located at 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and our telephone number is (312) 573-5600. Our website address is www.navigant.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about the Company is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” on page  108, for more information.

Guidehouse

Guidehouse LLP, a privately-held Delaware limited liability partnership and an affiliate of Veritas Capital Fund Management, L.L.C., with 2,000 professionals in over 20 locations, is a leading provider of strategic advisory services to customers such as the Department of Defense, Homeland Security, Veterans Affairs, Health and Human Services, and the Department of State, as well as numerous state and local governments and multilateral agencies. Parent is led by professionals with deep commercial and public sector expertise and helps clients solve their toughest challenges. Its executive office is located at 1800 Tysons Boulevard, 7th Floor, McLean, Virginia, 22102.  Its telephone number is (571) 633-1711.

Isaac Merger Sub, Inc.

Isaac Merger Sub, Inc., a Delaware corporation, is a wholly-owned subsidiary of Parent, formed on July 29, 2019, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s proposed acquisition of the Company. Upon completion of the merger, Sub will have been merged with and into the Company, and Sub will cease to exist. Sub’s principal executive offices are located at c/o Veritas Capital Fund Management, L.L.C., 9 West 57th Street, 29th Floor, New York, New York, 10019. Its telephone number is (212) 415-6700.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Company for use at the special meeting of the Company stockholders, any postponement thereof, and at any properly reconvened meeting following an adjournment of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on October 10, 2019, at 9:00 a.m. Central Time, at 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606.

Company stockholders who wish to attend the special meeting may be asked to present valid photo identification. Please note that, if you hold your shares of Company common stock in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of the Company.

Purpose of the Special Meeting

At the special meeting, Company stockholders of record will be asked to consider and vote on:

•

a proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Sub will merge with and into the Company, with the Company continuing as the surviving corporation;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57; and

•

a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement, and, subject to receiving the Company stockholder approval, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted to a vote of the stockholders of the Company to be adopted and (iv) resolved to recommend the adoption of the merger agreement by the stockholders of the Company. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously recommends a vote “FOR” the non-binding advisory merger-related compensation proposal and “FOR” the approval of the proposal to adjourn the special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum

Each holder of record of shares of Company common stock as of the close of business on September 4, 2019, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Company common stock that you owned on the record date. If you sell or transfer your shares of Company common stock after the record date but before the special meeting, you will transfer the right to receive merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of Company common stock, but you will retain your right to vote those shares at the special meeting. As of the record date, there were 38,294,004 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of 19,147,003 shares of Company common stock (a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting) constitutes a quorum for the special meeting.

If you are a Company stockholder of record and you vote by mail, by telephone or through the Internet or in person at the special meeting, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted as present in determining the presence of a quorum.

All shares of Company common stock held by stockholders of record that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting may adjourn the meeting to another place, date or time.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal, but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name,” your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock on any of the proposals, and your shares will not be counted as present in determining the presence of a quorum, unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of each of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of each such proposal.

How to Vote

Stockholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting. If your shares are held in “street name,” please refer to the information forwarded by your bank, broker, trust or other nominee to see which voting options are available to you.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will NOT be able to vote your shares on any of the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of Company common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, you may contact our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to those stockholders who hold certificated shares if the merger is completed.

Revocation of Proxies

Any proxy given by a Company stockholder of record may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at Navigant Consulting, Inc., 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Company common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed from time to time to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal submitted to stockholders in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.

If a quorum is present at the special meeting, the special meeting may be adjourned if there is an affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting, unless the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to adopt the merger agreement, then the Company may seek to adjourn the special meeting from time to time. In addition, the Board may, after consultation with Parent, postpone the special meeting upon public announcement made prior to the date previously scheduled for the special meeting for the purpose of soliciting additional proxies or as otherwise permitted under the merger agreement.

Solicitation of Proxies

The Company is soliciting the enclosed proxy card on behalf of the Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has retained MacKenzie Partners to assist in the solicitation process. The Company will pay MacKenzie Partners a fee of approximately $25,000 plus reimbursement of certain specified out-of-pocket expenses. The Company also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to, or arise out of, its solicitation of proxies (subject to certain exceptions).

The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of Company common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of Company stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder at the special meeting. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by Company stockholders, subject to compliance with applicable provisions of Delaware law, in accordance with Delaware law and the Company’s amended and restated by-laws.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, Company stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. In addition, see the sections entitled “The Merger,” beginning on page 29, and “The Agreement and Plan of Merger,” beginning on page 73.

The Board unanimously recommends that Company stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING ADVISORY MERGER-RELATED COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 62, including the table entitled “Golden Parachute Compensation” and accompanying footnotes. Accordingly, Company stockholders are being provided with the opportunity to cast a non-binding advisory vote on such payments.

As an advisory vote, this proposal is not binding upon the Company or the Board, approval of this proposal is not a condition to completion of the merger, and the merger-related named executive officer compensation subject to this non-binding advisory vote will not be affected by the outcome of this non-binding advisory vote. However, the Company seeks your support and believes that your support is appropriate because the Company has a comprehensive executive compensation program designed to link the compensation of the Company’s executive officers with the Company’s performance and the interests of Company stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of Navigant Consulting, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Navigant Consulting, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 62 of its proxy statement (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that Company stockholders vote “FOR” the non-binding advisory merger-related compensation proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the non-binding advisory merger-related compensation proposal.

The approval of the non-binding advisory merger-related compensation proposal requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. The approval of the non-binding advisory merger-related compensation proposal is a vote separate and apart from the vote to approve the proposal to adopt the merger agreement, and does not affect whether the proposal to adopt the merger agreement is approved. The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by Company stockholders and the merger is completed, the compensation subject to this non-binding advisory vote will be payable, subject to the terms of the underlying agreements and plans, to the Company’s named executive officers even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Company may seek to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting may adjourn the meeting to another place, date or time.

THE MERGER

Overview

The Company is seeking the adoption by Company stockholders of the Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”), by and among the Company, Parent and Sub entered into by the Company on August 2, 2019. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will be merged with and into the Company (which we refer to as the “merger”). The Company will continue as the surviving corporation (which we refer to as the “surviving corporation”) and will succeed to and assume all the rights and obligations of Sub and the Company in accordance with the Delaware General Corporation Law (which we refer to as the “DGCL”), and will continue in existence as a wholly-owned subsidiary of Parent. The Board has unanimously approved the merger agreement and unanimously recommends that Company stockholders vote “FOR” the proposal to adopt the merger agreement.

Upon the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time will be cancelled and cease to exist and will be automatically converted into the right to receive $28.00 in cash, without interest thereon (which we refer to as the “merger consideration”), subject to any applicable withholding taxes, other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by the Company or any subsidiary of the Company, (ii) shares owned of record by Parent, Sub or any of their respective subsidiaries, and (iii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to require appraisal of their shares.

Following the completion of the merger, the Company will cease to be a publicly traded company.

Background of the Merger

The Board frequently reviews potential financial and strategic alternatives to enhance stockholder value. Over the years, the Board has considered acquisitions, leveraged recapitalizations, the sale or other separation of one or more business units or segments, business combinations and the sale of the Company. In late 2017, the Board authorized the exploration of the sale of the Disputes, Forensics and Legal Technology segment and the Transaction Advisory Services business (collectively, “DFLT”). During the first half of 2018, the Company conducted an auction for the DFLT business that resulted in the ultimate sale of the DFLT business which was consummated on August 24, 2018. During the course of the auction process for the DFLT business, a private equity firm (not Veritas (as defined below)) involved in the DFLT auction process indicated that it might be interested in exploring an acquisition of the entire Company following the completion of the sale of the DFLT business. Management of the Company informed the Board of this indication from such private equity firm.

In January of 2018, Veritas Capital Fund Management, L.L.C. (which we refer to as “Veritas”) contacted the Company to inquire about the Company’s interest in exploring a sale of the Company to an affiliate of Veritas. On February 1, 2018, Ms. Julie Howard, Chair and Chief Executive Officer of the Company, and Mr. Stephen Lieberman, Executive Vice President and Chief Financial Officer of the Company, met with representatives of Veritas in response to a request from Veritas for a meeting. Ms. Howard informed Veritas that she would inform the Board of Veritas’ inquiry. At the February 2, 2018 meeting of the Board, Ms. Howard informed the Board of the discussions with Veritas. Following discussion, the Board determined that the Company should continue to focus on the potential disposition of the DFLT business and not pursue a sale of the Company. Ms. Howard informed Veritas of the Board’s decision, noting that the Company was currently focused on exploring a sale of its DFLT business and that Veritas was welcome to participate in that sale process. On February 15, 2018, Veritas and the Company signed a confidentiality agreement relating to exploring the potential sale of the DFLT business and, if the Company invited Veritas to do so, the acquisition of the Company by an affiliate of Veritas or one of its affiliates. The Company did not invite Veritas to make any proposal regarding an acquisition of the Company in 2018.

In February of 2018, a strategic party referred to as “Party A” contacted Ms. Howard regarding the Company’s interest in exploring potential strategic opportunities with Party A. During the Board’s February 16, 2018 meeting, Ms. Howard informed the Board of the outreach from Party A and discussed potential next steps with respect to Party A. Following discussion, the Board determined that the Company should continue to focus on the potential disposition of the DFLT business and not pursue a sale of the Company but would allow discussions with Party A to see if there were other potential strategic opportunities. On March 30, 2018, the Company and Party A signed a mutual confidentiality agreement to facilitate discussions regarding potential strategic opportunities. The confidentiality agreement contained a “standstill” agreement with a “fall away” provision allowing a party to make private proposals to the other party following the time such other party entered into a definitive agreement for a change of control or similar transaction. From time to time, the Company and Party A held discussions regarding potential strategic opportunities but they did not advance in any meaningful way in 2018.

During the Board’s April 23, 2018 meeting, the Board and members of senior management, together with representatives of Jefferies, which had been invited to attend the meeting, discussed potential strategic alternatives the Board could explore following the sale of the DFLT business.

In May of 2018, another industry participant referred to as “Party B” contacted Ms. Howard to see if she would be interested in meeting with the Chief Executive Officer of Party B to discuss potential strategic opportunities. On June 7, 2018, Ms. Howard met with the Chief Executive Officer and another representative of Party B. At the meeting the Party B representatives gave an overview of Party B’s business. The parties held further discussions on August 22 and September 26, 2018 during which discussions Party B suggested it may be interested in exploring strategic opportunities with the Company but the parties did not exchange any confidential information or discuss the specifics of any potential strategic opportunities.

On August 10, 2018, Ms. Howard met with the Chief Executive Officer of another industry participant referred to as “Party C” at Party C’s request. During the meeting, Party C expressed interest in exploring a potential business combination with the Company. Ms. Howard noted that the Company was focused on closing the sale of the DFLT business but she would relay Party C’s interest to the Board at the appropriate time. On September 27, 2018, Party C contacted Ms. Howard to reiterate its interest in engaging in exploratory discussions.

On September 28, 2018, the Board held a special meeting. Senior management also participated in the meeting. Ms. Howard and other members of senior management reviewed with the Board the Company’s current competitive landscape and discussed possible strategic opportunities the Company could pursue, including potential growth opportunities. During this discussion, Ms. Howard described for the Board the recent communications with Party B, Party C and a participant in a different industry (referred to as “Party D”) regarding potential strategic opportunities. The Board discussed the potential strategic rationale for a transaction with each of the parties, including the fact that Party D was in a business that did not appear to have a compelling strategic fit with the Company. Ms. Howard recommended that the Company have exploratory conversations with Party B and Party C regarding potential strategic opportunities. Following discussion, the Board concurred with Ms. Howard’s recommendation and authorized the Company to have exploratory discussions with Party B and Party C regarding potential strategic opportunities and at the same time to continue to explore strategic growth opportunities for the Company.

On October 12, 2018, the Company and Party B entered into a confidentiality agreement in order to facilitate the exchange of information. Over the course of the fall and November 2018, the Company and Party B had discussions and exchanged information from time to time regarding a potential business combination. In early December 2018, Party B informed the Company that while Party B remained interested in exploring a potential transaction with the Company, Party B was focused on other matters at that time and would likely not engage further with the Company until sometime in 2019. On October 9, 2018, the Company and Party C entered into a confidentiality agreement in order to facilitate the exchange of information. Over the course of the fall and early 2019, the Company and Party C had discussions and exchanged information from time to time regarding a potential business combination.

During the executive session of the Board’s October 14, 2018 meeting, Ms. Howard discussed with the Board the interest expressed by the leader of the Financial Services Advisory and Compliance segment (“FSAC”) in exploring a potential sale of FSAC. The Board discussed the Company’s strategic plan and FSAC’s role in that plan. Following discussion, the Board determined that it did not believe the exploration of a sale of FSAC was in the best interest of the stockholders of the Company.

On December 14, 2018, the Board held a regularly scheduled meeting. Members of senior management as well as Sidley Austin LLP, counsel to the Company (which we refer to as “Sidley”), were present for portions of the meeting. During the meeting, Ms. Howard informed the Board that a private equity sponsor had inquired about the Company’s interest in selling FSAC. Ms. Howard noted that, consistent with the Board’s prior discussions, she informed the private equity sponsor that the Company was not interested in selling FSAC in a stand-alone transaction. Ms. Howard also updated the Board on the discussions that had occurred since the last Board meeting with Party B and Party C. Ms. Howard stated it was management’s recommendation that the Company engage Jefferies to assist the Company with evaluating whether to explore potential strategic alternatives, including a potential sale of the Company or a business combination. Following discussion, the Board authorized management to engage Jefferies to assist the Company in such matters. The Company selected Jefferies as its financial advisor because of, among other things, Jefferies’ reputation, experience and familiarity with the Company and its business.

Over the course of the next several months, the Company continued to have discussions with Party C regarding a potential business combination. In January of 2019, the Chief Executive Officer of Party D contacted Ms. Howard to discuss strategic possibilities. During the discussion, each of them provided the other with a general overview of their respective businesses. Party D did not make a proposal and did not contact Ms. Howard again.

On February 12, 2019, the Board held a regularly scheduled meeting. In attendance for a portion of the meeting were members of senior management and representatives of Sidley and Jefferies. During the meeting, senior management reviewed with the Board the Company’s potential acquisition pipeline, noting that the Company was having difficulty recently acquiring attractive acquisition targets at appropriate valuations because of increased competition. Sidley discussed with the Board the directors’ fiduciary duties in considering strategic alternatives. Senior management reviewed with the Board the five-year projections for the Company prepared by management (such projections are summarized under “—Forward-Looking Financial Information” beginning on page 53 as the “February financial projections”). In response to questions from the Board, senior management noted that while the estimates for 2019 in the February financial projections were risk adjusted, the remainder of the projection years were not and that in senior management’s view there were more risks during the projection period than upside opportunities. Following discussions, the Board accepted the February financial projections. Jefferies and senior management reviewed with the Board the state of the market and industry, certain financial perspectives with respect to the Company and various potential strategic alternatives that the Company could evaluate, including a leveraged recapitalization or share repurchase, a transformative acquisition, a potential business combination, a sale of the Company or remaining as a stand-alone company and executing the Company’s strategic operating plan. As part of the review, Jefferies and senior management discussed with the Board potential counterparties for a business combination or sale of the Company, including those parties that contacted the Company in 2018 (as described above), and a potential process to solicit interest with respect to such a strategic transaction. The Board, senior management and the Company’s advisors discussed the potential strategic alternatives and various financial perspectives. Following discussion, the Board authorized senior management and the Company’s advisors to solicit interest from the counterparties reviewed with the Board that the Board and senior management believed were likely to be interested in engaging in a potential strategic transaction with the Company at an attractive valuation (such group of potential counterparties included industry participants, other strategic companies as well as private equity firms). Given its lack of strategic fit with the

Company and size relative to the Company, as discussed with the Board in September of 2018, Party D was not discussed as a realistic possibility for a combination or other strategic transaction. The Board authorized senior management to expand the list to include other potentially interested parties that senior management believed would be appropriate. The Board also reviewed disclosure provided by Jefferies as to its material investment banking relationships with each of the potential counterparties discussed with the Board. Following discussion, the Board concluded that none of the disclosures caused the Board to believe that Jefferies would not be able to provide independent advice to the Company. The Board instructed the executive officers of the Company not to engage in any discussions with any counterparty regarding such officer’s potential post-closing employment with any potential counterparty.

Over the course of the next month, management, with the assistance of the Company’s advisors, made preparations for a potential process to solicit interest from the potential counterparties reviewed with the Board during the February 12, 2019 Board meeting. Senior management also reviewed whether it should suggest any additional parties to be contacted. From time to time during the months of March and April of 2019, senior management, as authorized by the Board, instructed Jefferies to contact additional potential parties to determine whether such parties were interested in exploring a strategic transaction with the Company. Jefferies continued to provide material investment banking relationships disclosures with respect to such additional potential parties and in each case the Board determined that none of the disclosures caused the Board to believe that Jefferies would not be able to provide independent advice to the Company.

On March 15, 2019, the Board held a special meeting to discuss the potential exploration process. Members of senior management and representatives of Sidley and Jefferies also participated in the meeting. The Board discussed with senior management the decline in the Company’s share price since the Company announced 2019 guidance in February, which guidance was 16% lower on an Adjusted EBITDA basis from the preliminary 2019 outlook the Company provided in August of 2018. Following discussion, the Board concluded that the Company should continue to make preparations for and should commence the exploration process.

During the months of March and April of 2019, consistent with the authorizations from the Board and with the direction of senior management, Jefferies contacted 27 parties on behalf of the Company, consisting of 12 industry participants or other operating companies and 15 private equity firms (including Sponsor, Party A, Party B, Party C and the private equity firm that expressed an interest in exploring an acquisition of the Company as part of the DFLT auction process), to determine whether they were interested in pursuing a strategic transaction with the Company. Of the 27 parties contacted, 18 entered into confidentiality agreements with the Company, (including Veritas), Party A, Party B (which replaced the previous agreement with Party B) and Party C (which replaced the previous agreement with Party C)). The confidentiality agreements included (a) customary confidentiality and non-use provisions, (b) a provision prohibiting the counterparty from (i) engaging financing sources without the Company’s consent or (ii) engaging a co-bidder, (c) a customary “standstill” provision, which provision, in addition to allowing the counterparty to make proposals to the Company with respect to a negotiated transaction, contained a “fall away” term that would permit the counterparty to make private proposals to the Company at any time after the Company entered into a definitive agreement to consummate a change of control transaction and (d) a provision requiring the Company’s consent prior to engaging in any discussions with any employee of the Company (including senior management) regarding post-closing employment with the counterparty.

On March 20, 2019, the Board held a regularly scheduled meeting. During the meeting senior management updated the Board on the status of the exploration process.

Also during March and April of 2019, 15 of the 18 parties that signed confidentiality agreements, held preliminary meetings with members of senior management of the Company at which senior management of the Company provided an overview of the Company’s business. The other three potential counterparties subsequently indicated that they were not interested in pursuing a strategic transaction with the Company. During April, Veritas indicated that it would be pursuing the opportunity through Parent, a portfolio company of funds managed by Veritas. Accordingly, the Company and Parent executed a confidentiality agreement.

On April 9, 2019, the Board held a special meeting. Present for all or portions of the meeting were members of senior management, Sidley and Jefferies. Senior management reviewed with the Board the Company’s results for the first quarter of 2019 and compared them to the February financial projections. In particular, senior management noted that FSAC had performed below expectations and that the Healthcare segment had performed above expectations reflected in the February financial projections, more than offsetting the underperformance of FSAC. Senior management also reviewed with the Board an updated five-year plan for the Company reflecting the results of the first quarter of 2019 and senior management’s expectations for the remainder of the projection period given the changes in business mix of the Company, among other things. As part of the review, senior management described the major changes in assumptions and the impact of those changes on the projections. Following discussion, the Board accepted the updated five-year plan (such projections are summarized under “—Forward-Looking Financial Information” beginning on page 53 as the “April financial projections”) and authorized providing these projections to the potential counterparties. Jefferies updated the Board on the exploration process to date, including the rationale stated by each party that elected not to continue in the process for its decision, and potential next steps in the process. Following discussion, the Board authorized management and the Company’s advisors to continue the exploration process.

Following the April 9, 2019 Board meeting and throughout the remainder of April, the Company made financial, business, legal and other due diligence information available to the potential counterparties remaining in the process. In addition, management of the Company held due diligence meetings with the remaining counterparties.

On April 17 and 18, 2019, the Board held a regularly scheduled meeting. During the meeting senior management updated the Board on the status of the exploration process.

In late April, in accordance with the Board’s directives, Jefferies distributed to each of the 10 potential counterparties remaining in the process at that point the Company’s bid instruction letter directing each of such potential counterparties to submit a preliminary non-binding indication of interest to the Company no later than April 30, 2019 and informing them that potential counterparties that were selected by the Company to proceed to the next round (if any) would receive more detailed management presentations.

Between April 30 and May 2, 2019, Party A, Party C and Parent each submitted a non-binding indication of interest.

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Party A’s indication of interest proposed to acquire the Company in an all-cash transaction at a price of $27.50 per share. Party A’s proposal indicated any definitive agreement would be subject to customary regulatory approvals and closing conditions but would not include any financing contingency, and that Party A expected to finance the potential transaction with available cash, unutilized lines of credit and new debt financing.

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Party C’s indication of interest proposed a stock-for-stock transaction with a fixed exchange ratio set at the market prices with no premium. Party C indicated it believed based on preliminary due diligence that the combined company of Party C and the Company could achieve cost synergies, which, when capitalized could result in as much as $4.50 per share in nominal value to the former holders of Company common stock. Party C noted there may also be revenue synergies. Party C’s proposal indicated the definitive agreement would be subject to customary closing conditions, including approval of Party C’s stockholders. Party C’s proposal indicated that Party C would be willing to provide the Company due diligence on Party C at the appropriate time but only after the Company and Party C entered into an exclusivity agreement. Party C also stated its proposal was conditioned on its Chief Executive Officer and its Chairman continuing in those respective roles for the combined company.

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Parent’s indication of interest proposed to acquire the Company in an all-cash transaction at a price of $27.00 per share. Parent indicated its proposal was not subject to any financing condition and it would have debt and equity commitments in place at the time of signing any definitive agreements.

Each of the other remaining potential counterparties indicated that such party did not intend to submit an indication of interest or proceed in the process.

On May 3, 2019, the Board held a special meeting. Also present for all or portions of the meeting were members of senior management and representatives of Sidley and Jefferies. Sidley reviewed with the Board the fiduciary duties of the directors in considering transactions of the types proposed in the indications of interest. Jefferies updated the Board on the process and discussions to date with the potential counterparties, including the rationale stated by each party that elected not to submit an indication of interest or continue in the process for its decision, each of the indications of interest that had been received and preliminary financial perspectives regarding the Company and such indications of interest. The Board discussed with senior management and the Company’s advisors certain considerations related to each indication of interest, whether to continue the exploration process and potential next steps. Following discussion, the Board determined that the Company should continue the exploration process and permit each of Party A, Party C and Parent to continue in the process. The Board, senior management and the Company’s advisors then discussed potential messaging to each of the potential counterparties. It was discussed that, given the nature of Party C’s proposal, it would be important for the Company to conduct due diligence on Party C to assess both its views of the value of Party C and the likelihood of the achievability of the potential synergies.

Following the meeting, on May 3, 2019, in accordance with the Board’s directives, Jefferies informed each of Party A, Party C and Parent that the Board had determined to continue with the process and to include such party in the next round, that none of the potential counterparties had distinguished its bid from the bids of the others in the process and that each such potential counterparty would need to improve its proposal in the next round.

Later in May of 2019, the Company held management presentations with each of Party A, Party C and Parent, during which members of senior management of the Company and the leaders the Company’s Healthcare, FSAC and Energy segments discussed the Company, its business and prospects. In addition, throughout the months of May, June and early July, the Company provided additional due diligence materials to each of the remaining potential counterparties and participated in additional due diligence calls with each of them. From time to time during May and the first half of June, Party C was informed that, in order for Party C to be competitive, the Board would need to understand the value of Party C’s proposal and therefore would need Party C’s projections and access to due diligence information.

On June 4, 2019, the Board held a special meeting. Also present for all or portions of the meeting were members of senior management and representatives of Sidley and Jefferies. At this meeting, the Board was updated on the status of discussions with each of the potential counterparties and discussed potential next steps and timing, including sending a bid instruction letter to each of the potential counterparties requiring each to submit a final proposal during the first half of July. Following discussion, the Board authorized management and the Company’s advisors to continue with the process as outlined during the meeting.

On June 6, 2019, consistent with the Board’s instructions, Jefferies distributed to each of the potential counterparties the Company’s bid instruction letter directing each of them to submit a final, binding written proposal and final proposed markups of the draft transaction agreements no later than July 9, 2019. The instruction letter also directed each of the potential counterparties to submit preliminary markups of the auction forms of transaction agreements by June 28, 2019 to permit time for negotiation in advance of the final bid deadline.

On June 14, 2019, the Board held a special meeting. Also present for all or portions of the meeting were members of senior management and representatives of Sidley and Jefferies. Ms. Howard updated the Board on key discussions with each of the three potential counterparties since the Board’s last meeting. Ms. Howard noted that Party C, which was proposing a stock-for-stock transaction and previously had indicated it would not provide the Company access to due diligence regarding Party C until the Company signed an exclusivity agreement, had now agreed to provide the Company with due diligence information. Sidley then reviewed with the Board the key terms of the proposed auction forms of the transaction agreements. The Board, senior management and the Company’s advisors discussed positions to take on the key terms.

On June 17, 2019, the auction forms of the transaction agreements were distributed to the remaining counterparties with terms consistent with the discussions with the Board.

On June 20, 2019, Party C provided the Company with Party C’s five-year projections.

On June 25, 2019, Party C provided the Company with Party C’s support for its synergies estimates.

During the second half of June, each of Party C and Parent contacted Ms. Howard and inquired whether she would be interested in serving on the board of directors of the applicable party post-closing. Neither Party C nor Parent proposed any terms, including compensation, relating to Ms. Howard’s potential service on its board. Ms. Howard informed each of them that she would need to discuss with the Board. The Chief Executive Officer of Party A and Ms. Howard also engaged in a discussion during this timeframe regarding leadership of each of the Company’s segments following a potential transaction with Party A and the possibility of Ms. Howard joining Party A’s board of directors. No terms of such potential service, including compensation, were discussed.

On June 28, 2019, Party A indicated that it would not submit its markup of the auction forms of the transaction agreements until approximately July 2, 2019, following its upcoming meeting of its board of directors.

Also on June 28, 2019, each of Party C and Parent submitted markups of the auction forms of the transaction agreements.

On July 1, 2019, the Board held a special meeting. Also present for all or portions of the meeting were members of senior management and representatives of Sidley and Jefferies. Senior management then updated the Board on the discussions with each of the remaining counterparties. It was noted that the Company had received markups of the transaction documents from Party C and Parent and that Party A had indicated that it would not submit its markup of the transaction documents until approximately July 2, 2019, following its upcoming meeting of its board of directors. Sidley then discussed with the Board the key issues in Party C’s and Parent’s respective markups of the transaction documents. The Board, senior management and the Company’s advisors discussed potential counterproposals and next steps. As part of the discussion of next steps, Ms. Howard noted that the Company’s due diligence on Party C was moving slowly because Party C was initially unwilling to provide due diligence materials without an exclusivity agreement and then had been slower than the Company anticipated to provide the information once Party C conceded that it would provide due diligence information without an exclusivity agreement. The Board then went into executive session with Ms. Howard. During the executive session, Ms. Howard informed the Board of the discussion with each of the three potential counterparties regarding the possibility of Ms. Howard joining such party’s board of directors following completion of a potential transaction. The Board discussed the matter and determined it would discuss the matter further at a later meeting with counsel.

Over the course of the next several days, Sidley engaged in negotiations with counsel to Party C and Schulte Roth & Zabel LLP (which we refer to as “SRZ”), counsel to Sponsor, Veritas and Parent, regarding their respective markups of the transaction documents. In addition, in accordance with the Board’s instructions, representatives of Jefferies spoke with representatives of each of Parent and Party C and reiterated that the process remained competitive and the respective party would need to improve the attractiveness of its proposal if it wished to be successful. In the case of Party C, as instructed, Jefferies also noted that Party C should consider how to provide additional value certainty given the form of consideration it was proposing and to consider potential changes to the mix of consideration.

Also during early July, Ms. Howard had conversations with each of the potential counterparties during which she reiterated to each that it would need to improve its proposal if it wished to be successful, including in the case of Party C, by providing additional value certainty given the form of consideration it was proposing.

On July 3, 2019, the Chief Executive Officer of Party A contacted Ms. Howard to inform her that Party A’s board of directors had determined not to continue to pursue an acquisition of the Company. Party A’s CEO stated that recent events, including macroeconomic factors that Party A’s board of directors believed could be signs that suggested an increased possibility of a recession, caused Party A’s board of directors to determine that it was not the right time to pursue an acquisition of this nature.

On July 4, 2019, Sidley distributed revised drafts of the merger agreement to each of SRZ and counsel to Party C, reflecting their respective negotiations.

On July 8, 2019, the Board held a meeting of the independent directors. Also present were representatives of Sidley. Sidley reviewed with the Board the fiduciary duties of directors in connection with evaluating transactions of the types being considered, including duties as it related to addressing potential conflicts of interest. The Board and Sidley discussed the fact that each of the remaining potential counterparties had requested Ms. Howard consider serving as a member of its board of directors. Following discussion, the Board determined that if the potential invitation was something Ms. Howard was interested in considering, the Board would need additional information to determine whether it would need to take any actions to address the matter. As of the date of this proxy statement, Ms. Howard has indicated she has not determined whether she is interested in being a member of the board of directors of Parent and she has not had any discussions with Veritas or Parent regarding potential terms of her serving as a director of Parent.

Over the course of the day on July 9, 2019, Parent had several conversations with Jefferies regarding its proposal. During these conversations, Parent initially indicated it was considering proposing a price lower than the $27.00 per share of Company common stock proposed in its May 2, 2019 indication of interest and then subsequently stated it was considering remaining at $27.00 per share.

On July 9, 2019, each of Party C and Parent submitted final proposals.

Parent’s proposal:

•	Provided for a price of $27.50 per share.

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Stated that a condition to Parent signing a definitive agreement was having in place employment agreements with roughly 40 employees of the Company (none of whom are executive officers of the Company) that would also provide for retention payments and equity ownership in Parent. Parent’s proposal noted that the arrangements for these individuals, the three segment leaders and certain other key employees amounted to approximately $40 million.

•	Provided a debt commitment letter in an aggregate amount of $840 million and an equity commitment letter from Sponsor of $320 million.

•	Stated that it was requesting a 10 business day exclusivity period to facilitate completion of due diligence and finalize definitive agreements.

Party C’s proposal:

•	Provided for a no premium stock-for-stock transaction with a fixed exchange ratio priced based on a 30-day volume weighted average trading price prior to signing.

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Stated that Party C believed that the combined company could achieve cost synergies that, when capitalized under various analyses could result in as much of $7.00 of value to the Company’s stockholders per share. Party C indicated it also believed potential revenue synergies could be achieved but did not quantify such potential revenue synergies.

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Noted that it expected the combined company’s board to be made up of a majority of directors of Party C and that the combined company’s board would also include a number of the Company’s directors equal to the ownership percentage of the combined company held by the Company’s former stockholders. Party C stated it expected Ms. Howard to be one of those directors.

•	Indicated it was conditioned on Party C’s Chief Executive Officer and its Chairman continuing in those respective roles for the combined company.

•	Stated that it was requesting an executed exclusivity agreement prior to providing the Company additional commercially sensitive information.

On July 11, 2019 the Board held a special meeting. Also present for all or portions of the meeting were members of senior management and representatives of Sidley and Jefferies. Sidley reviewed with the Board updated disclosure from Jefferies regarding its material investment banking relationships with Sponsor, Parent and Party C. Following discussion, the Board determined that none of the disclosures caused the Board to believe that Jefferies would not be able to render independent advice to the Company. Senior management reviewed with the Board the Company’s preliminary financial results for the second quarter of 2019 and senior management’s preliminary updated forecast for the remainder of 2019, noting that the Healthcare segment continued to perform in the second quarter better than senior management had previously forecasted and FSAC continued to perform in the second quarter of 2019 below senior management’s previous forecast. It was also noted that the updated preliminary forecast for the remainder of 2019 had been provided to each of Party C and Parent prior to the submission of each such party’s July 9 proposals. Senior management also reviewed with the Board the updated preliminary forecast for the remainder of 2019 relative to the 2019 forecast included in the April financial projections, comparing the assumptions in each forecast. Throughout the review, the Board asked a number of questions which management answered. The Board and management discussed whether to update the remainder of the April financial projections beyond 2019. Management stated that it did not recommend changing the consolidated results of the April financial projections beyond the changes to 2019 contemplated in the updated preliminary forecast for 2019 because some of the drivers of the Company’s actual and forecasted improved performance in 2019 were not expected to continue beyond 2019 or were uncertain as to whether they would continue beyond 2019. It was noted that the years 2020 through 2023 were not risk adjusted and did not reflect the possibility of a recession. Senior management confirmed that the remainder of the April financial projections for years 2020 through 2023 continued to represent management’s best estimates of the results for the consolidated Company during that period. Following discussion, the Board accepted senior management’s recommendation not to update the April financial projections beyond the changes to 2019 contemplated in the updated preliminary forecast for the remainder of 2019.

Ms. Howard then informed the Board that Party A had determined not to continue in the process given recent events, including macroeconomic factors that Party A’s board of directors believed could be signs that suggested an increased possibility of a recession. Ms. Howard noted that Parent had now turned its focus to employee retention and in particular transaction agreement arrangements with each of the Company’s three segment leaders. Ms. Howard noted that Party C had not provided the Company sufficient due diligence information. Senior management and Jefferies reviewed each of the proposals with the Board. Jefferies described to the Board the discussions with Parent on July 9 regarding its positioning on price. Jefferies reviewed with the Board preliminary financial perspectives with respect to the Company and each of the proposals. The Board asked a number of questions, including regarding the Company’s historical performance and its outlook, which were discussed and answered. In reviewing Party C’s proposal, management reviewed its due diligence findings to date and its estimates of the potential synergies. Jefferies noted that the estimates of the Company’s management of overall annual synergies would suggest a nominal value, when capitalized, of between approximately $4.61 per share of Company common stock (at the low end of the estimate range) and approximately $5.96 per share of Company common stock (at the high end of the estimate range), exclusive of costs to achieve these synergies. Sidley reviewed with the Board the key open issues in each of Party C’s and Parent’s markups of the transaction agreements. The Board, senior management and the Company’s advisors further discussed the Company’s potential strategic alternatives as well as each of the proposals. In discussing the proposals, the Board considered, among other things, the certainty of value delivered by an all-cash offer compared to a stock-for-stock proposal, noting that the value of the stock-for-stock proposal would depend in large part on how the combined company performed and its ability to achieve the synergies. The Board and senior management discussed execution risk with respect to the performance of the combined company and the achievement of potential synergies, including the cost to achieve those synergies. The Board and senior management also discussed the fact that Party C had not yet provided sufficient financial and business due diligence information and did not provide certain critical information, including its five-year projections, until recently and that, as a result, significant work remained to be completed before the Company could confirm that a transaction with Party C would result in the value that Party C suggested. They also noted that the preliminary review by the Company’s management of Party C’s synergies estimates suggested synergies significantly lower than those stated by Party C. Following discussion, Ms. Howard stated it was management’s recommendation that the Board authorize Jefferies to inform each of Party C and Parent that it needed to improve its proposal if it wished to be successful. In response to questions from the Board, Jefferies indicated that, although Parent had stated that it was “stretched on value,” Jefferies believed that pressing Parent to increase its valuation would not cause Parent to walk away from the process.

It was also noted that each of Party C and Parent had indicated that it would be a condition to such party signing a definitive agreement that the transaction retention agreements with the Company entered into with each of the segment leaders prior to initiating the exploration process be revised so that some of the retention and other payments were taken in the form of equity. The Board, senior management and the Company’s advisors discussed the segment leader transaction retention agreements, noting that in determining to review strategic alternatives the Board and senior management had concluded at the outset of the exploration process that it was likely critical to the success of any transaction of the nature being considered that the segment leaders be supportive of the transaction and, as a result, the Board, having considered the terms of the transaction retention agreements, authorized senior management to negotiate and have the Company enter into such agreements with the segment leaders.

The Board then went into executive session with Ms. Howard to consider whether to continue to proceed with the exploration process and, if so, what next steps should be taken. The Board discussed the potential strategic alternatives available to the Company, including continuing as a stand-alone company and executing on the Company’s long-term strategic plan. The Board considered, among other things, the Company’s recent difficulty in acquiring attractive businesses at appropriate valuations given increased competition, the Company’s five-year plan, including the fact that the years 2020 through 2023 were not risk adjusted and did not contemplate a recession, and the Company’s performance in the last recession and the volatile nature of the management consulting industry. The Board also discussed the proposals relative to the Company’s historical trading prices, including its three-year average of $21.75 per share and its five-year average of $19.08 per share. Following discussion, the Board authorized Jefferies to seek higher valuations and improved terms from each of Party C and Parent.

Later on July 11, 2019, in accordance with the Board’s directives, Jefferies contacted Parent and informed Parent that the process remained competitive, that Parent would need to increase its proposal to be successful and that it should submit its best and final offer. Consistent with such directives, Jefferies also contacted Party C and informed Party C that the process continued to remain competitive and that its proposal of an all-stock transaction at no premium was not viewed by the Board as attractive relative to other options the Board was considering and, as a result, Party C would need to improve its proposal and should consider not only premium but mix of consideration, certainty of value and other elements of its proposal. Each party was informed that the Board intended to meet again in the afternoon of July 12, 2019 and that if such party wanted the Board to consider a revised proposal, such party would need to provide it before that time.

Representatives of Party C thereafter indicated that Party C would not be able to assemble Party C’s board to discuss a revised proposal before the Board’s next meeting but might be able to do so sometime between that coming weekend and early the week of July 15 and that, if this timing was not acceptable, the Company should consider Party C’s current proposal as its final proposal.

Representatives of Parent communicated to Jefferies that Parent would be submitting a revised proposal at $28.00 per share in cash and that such revised proposal represented Parent’s best and final offer. The representatives of Sponsor also expressed an urgency to move quickly and that they would only proceed if the Company were to agree to exclusivity with Parent.

Later on the evening of July 11, 2019, Parent submitted its revised proposal at $28.00 per share of Company common stock.

On July 12, 2019, the Board held a special meeting. Members of senior management and representatives of Sidley and Jefferies also attended the meeting. Jefferies updated the Board on the discussions that Jefferies had with each of Parent and Party C. Jefferies then reviewed with the Board updated preliminary financial perspectives on the Company and sensitivities based on the Company’s historical performance relative to prior forecasts. The Board, senior management and the Company’s advisors then discussed next steps. The Board asked Jefferies whether Jefferies believed, based on its discussions with Party C, that Party C was likely to meaningfully improve its proposal. Jefferies noted that, during the course of its discussions with Party C, Party C had not indicated a willingness to change its current structure and position. In connection with the Board’s discussions regarding Sponsor’s proposal, Jefferies noted that Parent had stated that Parent’s $28.00 per share proposal was its best and final offer and that it would not proceed without the Company entering into exclusivity. In response to questions from the Board, Jefferies stated that, based on its discussions with Parent, Jefferies believed that Parent’s position was firm in this regard. The Board, senior management and the Company’s advisors discussed each proposal, including (a) the fact that Party C’s proposal provided significantly less certainty of value and immediate value relative to the Parent’s proposal, (b) the fact that Party C’s proposal did not offer a premium but instead depended on the combined company achieving potential synergies, (c) the additional execution risk in Party C’s proposal, both in the near and long term, (d) the state of the reverse due diligence on Party C given Party C’s timing in providing requested information to the Company and (e) the Board’s views on the likelihood of either party further modifying its proposals. The Board also considered the other strategic alternatives available to the Company, including operating as a stand-alone company. Following discussion, the Board unanimously determined to enter into exclusivity with Parent.

Later on July 12, 2019, in accordance with the Board’s directives, Jefferies informed representatives of each of Party C and Parent of the Board’s decision.

On July 13, 2019, the Company and Parent entered into an exclusivity agreement providing that the Company would not engage in discussions with other parties until the earliest of (a) the time at which Parent proposed a price less than $28.00 per share, (b) 11:59 pm on July 26, 2019 and (c) the entry into a definitive agreement to effect the potential transaction.

Over the course of the next two weeks, the parties worked to finalize the transaction. SRZ and Sidley continued to negotiate the transaction documents, Parent worked to complete its remaining due diligence, including customer due diligence and Parent worked to refine its retention proposals for key employees of the Company.

On July 23, 2019, the Board held a regularly scheduled meeting. Members of senior management and representatives of Sidley participated for all or portions of the meeting. Senior management reviewed with the Board slight modifications to the Company’s preliminary financial results for the second quarter of 2019 and the preliminary forecast for the remainder of 2019 presented at the July 11, 2019 Board meeting. Following discussion, the Board accepted such modifications. The April financial projections with such update for 2019 are summarized under “—Forward-Looking Financial Information” beginning on page 53 as the “final financial projections”). Sidley reviewed with the Board the key open issues in the transaction documents and the Board, senior management and Sidley discussed potential resolutions to such issues. Ms. Howard noted that (a) it was anticipated that senior management of the Company, together with Veritas and Parent, would be informing approximately 33 key business leaders at the Company later in the week of the potential transaction and Parent’s request that each of such employees sign an employment agreement concurrently with or prior to the execution of the merger agreement and (b) Parent was requesting an extension to exclusivity through August 2, 2019. The Board indicated that if the key open issues were resolved in a manner consistent with the Board’s earlier discussions, the Company was authorized to extend exclusivity. The Board also noted the importance of resolving key issues prior to Veritas and Parent meeting with the key business leaders.

Over the next two days, senior management of the Company and Sidley negotiated with representatives of Parent and SRZ to resolve the key issues discussed with the Board. Following resolution of such contract terms consistent with the discussion with the Board, on July 25, 2019, the Company entered into an exclusivity extension to August 2, 2019, subject to the same early termination provisions as provided in the prior exclusivity agreement.

During the period from July 25, 2019 to August 2, 2019, the parties worked to finalize the merger agreement, debt and equity commitment letters and the limited guarantee. In addition, Veritas and Parent worked with the segment leaders to modify the segment leader transaction retention agreements and worked with the other key business leaders to finalize their employment agreements and related agreements.

On July 30, 2019, the Board held a special meeting. Members of senior management and representatives of Sidley and Jefferies also participated in the meeting. Sidley reviewed with the Board the fiduciary duties of directors in considering the potential transaction. Senior management then reviewed with the Board the preliminary perspectives on the Company’s performance in July. Ms. Howard then reviewed with the Board the status of the negotiations with Parent, noting the few issues that remained to be resolved. Jefferies reviewed its preliminary financial analysis of the proposed merger consideration. Sidley then reviewed with the Board the key terms of the transaction documents. The Board, senior management and the Company’s advisors discussed the various factors that the Board had considered and weighed throughout the process. In response to questions, Ms. Howard indicated that there had not been any further developments regarding whether she would consider joining Parent’s board of directors following closing and noted that neither Veritas nor Parent had indicated what compensation or other arrangements might be involved. The Board then discussed next steps and timeline to finalizing the transaction documents.

On July 31, 2019, the Board held a special meeting. Members of senior management and representatives of Sidley and Jefferies also participated in the meeting. Ms. Howard updated the Board on the issues that remained to be resolved and anticipated timing.

Over the course of the next two days, the parties worked to resolve the remaining issues.

On August 2, 2019, the Board held a special meeting. Members of senior management and representatives of Sidley and Jefferies also participated in the meeting. Ms. Howard reviewed with the Board the final resolution of the remaining issues. Sidley reviewed with the Board the changes from the last version of the transaction documents that the Board had reviewed and discussed. Also at this meeting, Jefferies reviewed its financial analysis of the merger consideration with the Board and rendered an oral opinion, confirmed by delivery of a written opinion dated August 2, 2019, to the Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in the opinion, the merger consideration to be received by holders of Company common stock (other than, to the extent applicable, Veritas Capital, Sponsor, Parent, Sub and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Board then adopted resolutions approving the merger agreement and the transaction.

Later on the morning of August 2, 2019 and prior to the open of trading on the New York Stock Exchange, the parties announced the execution of the merger agreement.

Recommendation of the Board

At the special meeting of the Board on August 2, 2019, after careful consideration, the Board unanimously:

•	determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders;

•

approved and declared advisable the execution, delivery and performance of the merger agreement, and, subject to receiving the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon to adopt the merger agreement (which we refer to as the “Company stockholder approval”), the consummation by the Company of the transactions contemplated by the merger agreement, including the merger;

•	directed that the merger agreement be submitted to a vote of the stockholders of the Company to be adopted; and

•	resolved to recommend the adoption of the merger agreement by the stockholders of the Company.

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement and the transactions contemplated thereby, the Board consulted with the Company’s senior management team and outside legal and financial advisors and, in determining that the proposed merger and other transactions contemplated by the merger agreement are advisable, and in the best interests of the Company and its stockholders, considered and evaluated numerous factors over the course of approximately 16 meetings of the Board beginning in December of 2018, including the following material factors, each of which the Board believes support its unanimous determinations:

•

Per Share Merger Consideration. The Board evaluated the attractiveness of the per share merger consideration and the financial terms of the merger agreement. In particular, the Board considered the following:

•	The per share merger consideration represented:

•	a 16.5% premium over the closing trading price of the Company’s common stock on August 1, 2019, the last trading day prior to the public announcement of the merger agreement; and

•	an 18.9% premium over the volume-weighted average closing price of the Company’s common stock reported for the 30-trading day period ending on August 1, 2019.

•

The Board considered that the cash consideration represents immediate and certain value and liquidity upon the closing of the merger in comparison to the risks and uncertainty that would be inherent in remaining a stand-alone company or pursuing a transaction in which all or a portion of the consideration is payable in stock.

•	Historical Performance, Stand-Alone Prospects and Strategic Alternatives.

•	The Board considered the trading price of the Company’s common stock, including its three-year average of $21.57, its five-year average of $19.08, as well as its ten-year high of $27.61.

•

The Board considered the Company’s recent and historical financial condition, results of operations and business, including the Company’s second quarter 2019 performance, the drivers of that performance and expectations as to the likelihood of sustainability of that performance.

•	The Board considered the Company’s competitive position in the industry and the Company’s recent and historical performance relative to other companies in the industry.

•	The Board considered management’s stand-alone plan represented by the final financial projections and the risks and uncertainties associated with the ability of the Company to achieve the results contemplated by such plan and meet such projections if the Company were to continue to operate as a stand-alone company, as well as potential upside that is not included in such plan and the risk associated with achieving that upside.

•

The Board also considered the Company’s historic performance relative to prior management forecasts, the Company’s financial performance since the disposition of the Company’s DFLT segment and TAS practice and the volatile nature of the management consulting industry.

•

The Board also took into account the current state of the economy and general industry and market trends and conditions, the impact of, and uncertainties underlying, projected macroeconomic conditions in the near term and long term on the performance of the Company as a stand-alone company, the fact that management’s stand-alone plan does not include an economic recession, and the Company’s performance and the performance of the industry in the last economic recession.

•

The Board considered the strategic alternatives available to the Company, including (a) a transformative acquisition and other opportunities for inorganic growth, (b) a leveraged recapitalization or return of capital through dividends or share repurchases, (c) a split-up or sale of significant assets or divisions, (d) a potential consolidation with a strategic partner and (e) continuing to operate on a stand-alone basis, and the potential stockholder value that might result from such alternatives.

•

The Board considered its belief that in order to be successful, the Company would need to increase its scale, and the Company’s challenges in successfully deploying capital, including proceeds the Company received from the sale of the DFLT business, including (a) the difficulty in acquiring attractive assets at an appropriate price given competition with other bidders, (b) the Company’s track record on integration of meaningful acquisitions, (c) the fact that historically the stock markets had not reacted favorably to the Company’s efforts to enhance its operations through organic investments, and (d) the Company’s challenges in enhancing its digital capabilities at a speed that is sufficient to meet client expectations and remain competitive.

•

The Board considered the Company’s near-term and longer-term prospects as an independent company and considered the possibility that, if the Company did not enter into a merger agreement with Parent, the value of Company common stock could be significantly lower than the value of the per share merger consideration.

•

The Board’s view, taking into account all of the foregoing under “Per Share Merger Consideration” and “—Historical Performance, Stand-Alone Prospects and Strategic Alternatives” and discussions with the Company’s senior management and advisors regarding potential strategic alternatives for the Company, that, on a risk-adjusted basis, the other strategic alternatives reviewed by the Board were unlikely to create greater overall value for the Company’s stockholders than the proposed merger and that, on a risk-adjusted basis, the proposed merger is the best alternative for the stockholders of the Company.

•	Comprehensive Transaction Process.

•

The Board considered that the transaction process involved direct outreach to potential financial and strategic parties, including all of the parties the Board believed were likely to be most interested in pursuing a potential strategic transaction with the Company at an attractive valuation. Of the 27 potential parties contacted in connection with the transaction process:

•	18 parties entered into non-disclosure agreements;

•	16 parties received a confidential information memorandum and had initial meetings with management of the Company;

•	10 parties received additional due diligence information;

•	three parties submitted initial indications of interest; and

•	two parties submitted final proposals.

•

The Board considered its belief that the nature of the transaction process and the number of parties with which the Company had contact made it unlikely that other parties would be interested in a transaction with the Company at a valuation and certainty more attractive than that offered by Parent.

•

The Board also took note of the terms of the merger agreement, including that if an interested party were to submit a proposal that the Board determined was a superior proposal (as described under “—The Merger Agreement”) the Board could, prior to the stockholders adopting the merger agreement and subject to complying with the provisions of the merger agreement, including paying the termination fee of $30.9 million, terminate the merger agreement and cause the Company to enter into a definitive agreement for such superior proposal if the Board determined in its good faith judgment that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. The Board considered its view that the terms of the merger agreement were unlikely to deter any interested parties from making a proposal to the Company.

•	Other Potentially Interested Parties and Proposals.

•

The Board considered that the Company received initial proposals from two other potentially interested parties, including an initial indication of interest from Party A that offered $27.50 in cash per share of Company common stock, which Party A ultimately withdrew prior to submission of final proposals, and a final proposal from Party C that proposed a stock-for-stock transaction with a fixed exchange ratio reflecting current trading prices of the parties as of the timing of signing a definitive agreement. The Board considered the feasibility of Party C and the Company achieving various synergies as well as the performance prospects for the combined company of Party C and the Company, including whether the combined company was likely to achieve results consistent with or better than those projected by their respective stand-alone plans. The Board noted the execution risk with respect to the performance of the combined company and the achievement of potential synergies, including the cost to achieve those synergies, risks of key employee attrition and client attrition, as well as the Company’s and Party C’s history with respect to integration of meaningful acquisitions. The Board considered that Party C indicated it believed the combined company of Party C and the Company could achieve such synergies resulting in a nominal value, when capitalized, of approximately $7.00 per share in nominal value to the former holders of Company common stock. The Board weighed Party C’s synergies estimates against the review undertaken by the Company’s management on these estimates, which suggested synergies significantly lower than those stated by Party C, the prospects of the combined company of Party C and the Company and its potential value to the Company’s stockholders in the near and longer term, including the likelihood of achieving Party C’s synergies estimates, against Parent’s proposal of $28.00 in cash per share. The Board concluded that it was in the best interest of the stockholders of the Company to accept Parent’s proposal rather than Party C’s proposal (see the section entitled “The Merger—Background of the Merger,” beginning on page 29).

•

Course of Negotiations. The Board considered the course of negotiations with Parent, including the increase in Parent’s initial proposal from $27.00 per share to $27.50 per share, the further increase in Parent’s proposal from $27.50 to $28.00 per share and Sponsor’s indication that Parent’s $28.00 per share proposal was its best and final offer. In light of the foregoing, the third-party solicitation process undertaken on behalf of the Company and discussions with, and relating to proposals received from, potential counterparties in such process, the Board believed that Parent’s $28.00 per share offer was (a) the highest price that Parent was willing to pay for the Company and (b) the highest price reasonably available for the Company.

•

Opinion of the Company’s Financial Advisor. The Board considered the financial presentation and opinion, dated August 2, 2019, of Jefferies to the Board as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received by holders of Company common stock (other than, to the extent applicable, Veritas Capital, Sponsor, Parent, Sub and their respective affiliates) pursuant to the merger agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as further described under the heading “—Opinion of Our Financial Advisor” beginning on page 47.

•

The Merger Agreement. The Board considered the general terms and conditions of the merger agreement and the course of extensive negotiations of the key provisions thereof with Parent, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to consummate the merger and their ability to terminate the merger agreement (see section entitled “The Agreement and Plan of Merger,” beginning on page 73 for a more detailed discussion of the terms and conditions of the merger agreement). In particular, the Board considered the following:

•

Conditions to Closing the Merger; Likelihood of Closing. The Board considered that the proposed merger was likely to be consummated, including that the merger agreement is subject to limited closing conditions that are customary in nature, Parent’s obligations to use reasonable best efforts to consummate the merger and its obligation to take all actions necessary to obtain all antitrust approvals, the expectation that the proposed merger will be approved by the Company’s shareholders and that no non-governmental third party consents are conditions to the consummation of the proposed merger.

•	Specific Performance. The Board considered the Company’s right, pursuant and subject to the merger agreement, to seek specific performance to cause closing to occur if the debt financing is available.

•

No Financing Condition; Ability to Finance. The Board considered that the proposed merger is not subject to a financing condition and, in particular, that Parent has obtained committed debt financing for the transaction from reputable financial institutions and committed equity financing, the limited number and nature of the conditions to the debt and equity financing and the obligation of Parent to use reasonable best efforts to consummate the debt and equity financing, and the Company’s ability to cause the equity financing sources to fund their contributions as contemplated by the merger agreement and the equity commitment letter, provided that the debt financing has been funded or will fund if the equity funds and all the conditions to closing are satisfied. The Board also considered the requirement that, if the debt commitment is not obtained, Parent has an obligation to use reasonable best efforts to obtain alternative financing. The Board considered that Parent’s financial condition and the terms of the debt commitment letters made it reasonably likely the debt financing would be consummated.

•

Parent Termination Fees. The Board also considered the requirement that, if the Company terminates the merger agreement for Parent’s failure to close when required, Parent will pay the Company a termination fee of $67.5 million, or approximately 6.00% of the Company’s equity value. The Board also considered that Sponsor has delivered an executed limited guarantee to the Company guaranteeing the due and punctual payment to the Company of the Parent termination fee, certain reimbursement and indemnification obligations related to the debt financing and certain payment and reimbursement obligations specified in the merger agreement that may be owed by Parent pursuant to the merger agreement, subject to a maximum aggregate liability equal to $67.5 million. The Board also considered the fact that the merger agreement provides that Parent’s liabilities are capped at the Parent termination fee, except for certain retained claims with respect to the confidentiality agreement, Parent’s obligations to reimburse the Company for any expenses the Company incurs in connection with Parent’s financing and interest and collection costs upon a late payment of the Parent termination fee.

•

Ability of the Board to Engage in Passive Discussions Involving Competing Proposals. The Board considered the provisions of the merger agreement that provide for the Company’s ability, under certain circumstances and subject to the merger agreement, to furnish information to and conduct negotiations with a third party, if the Board determines in good faith that such third party has made a competing proposal that is or could reasonably be expected to lead to a superior proposal (as described in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page 83) if the failure to do so would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law.

•	Ability of the Board to Change Board Recommendation; Ability to Terminate the Merger Agreement. The Board considered the provisions of the merger agreement that provide:

•

that, in certain circumstances and subject to the merger agreement, the Board is permitted to change the Board recommendation and is permitted to terminate the merger agreement to enter into an agreement with respect to a superior proposal if the Board concludes that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, subject to complying with Parent’s “match rights” and payment to Parent of a termination fee of $30.9 million, or approximately 2.75% of the equity value of the merger consideration, as further described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 95; and

•

that, in certain other circumstances not related to a superior proposal and subject to the merger agreement, the Board is permitted to change the Board recommendation in response to an intervening event (as described in the section entitled “The Agreement and Plan of Merger—Obligations of the Board with Respect to its Recommendation,” beginning on page 85) if the Board concludes that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, which would result in Parent having the right to terminate the merger agreement at which time the Company would be required to pay Parent a termination fee of $30.9 million, or approximately 2.75% of the equity value of the merger consideration, as further described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 95.

•

Appraisal Rights. The Board considered that the merger agreement must be approved by the stockholders and that the Company’s stockholders have the right to exercise appraisal rights under Section 262 of the DGCL rather than accept the merger consideration, which Section 262 provides such stockholders who have complied with the requirements of the DGCL with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares of Company common stock, which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement.

•

The Board also considered its belief that the terms of the merger agreement were reasonable and would not discourage other potential acquirers from making an alternative proposal to acquire the Company.

In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•

No Direct Ongoing Participation in the Surviving Corporation’s Potential Upside. Following the merger, the Company will no longer exist as an independent public company and existing Company stockholders would not have the opportunity to continue participating in the surviving corporation’s upside as a stand-alone company, including future earnings or growth of the surviving corporation or synergies that may result from the consummation of transactions from acquisitions or other business combinations.

•	Taxable Consideration. For U.S. federal income tax purposes, the merger consideration will be taxable to the Company’s stockholders who are entitled to receive such consideration.

•	No Solicitation of Alternative Proposals. The fact that the merger agreement precludes the Company from actively soliciting alternative proposals.

•

Specific Performance; Cap on Damages. The Company is limited to seeking specific performance or the Parent termination fee in the event that Parent does not close when required and is not able to seek other monetary damages.

•

Interim Restrictions on Business. The merger agreement generally requires the Company to use commercially reasonable efforts to conduct its operations in all material respects in the ordinary course of business consistent with past practice pending consummation of the proposed merger and restricts the Company, without Parent’s consent, from taking certain specified actions until the proposed merger is completed, which restrictions may affect the Company’s ability to execute its business strategies, respond effectively to competitive pressures and industry developments, pursue alternative business opportunities, make appropriate changes to its business, attain its financial and other goals, all of which may impact the Company’s financial condition and results of operations.

•

Potential Failure to Consummate the Merger. The proposed merger may not be consummated in a timely manner or at all, due to a failure of certain closing conditions, many of which are not within the Company’s control, to be satisfied or (if permissible under applicable law) waived, including regulatory approvals. The Board weighed against this consideration the fact that the conditions are limited in nature as well as its views that the required antitrust approval is likely to be obtained and the remedies available to the Company if Parent does not consummate the merger when the closing conditions are satisfied.

•

Interests of Officers and Directors. The Company’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of the Company’s stockholders (such as change in control or termination payments).

The Board concluded that the potentially negative reasons associated with the proposed merger were outweighed by the potential benefits that it expected Company stockholders would receive as a result of the proposed merger, including the belief that the proposed merger would maximize the value received by Company stockholders and eliminate the risks and uncertainties affecting the future prospects of the Company as a stand-alone company.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger and the complexity of this matter, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and the Board recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based the Board recommendation on its consideration of the totality of the information presented to it, including the factors described above.

In considering the Board recommendation, the Company’s stockholders should be aware that the executive officers and directors of the Company have certain interests, including financial interests, in the proposed merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, and in making the Board recommendation. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57.

Opinion of Our Financial Advisor

The Company has retained Jefferies as its financial advisor in connection with the merger. In connection with this engagement, the Board requested that Jefferies evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of Company common stock (other than, to the extent applicable, Veritas Capital, Sponsor, Parent, Sub and their respective affiliates) pursuant to the merger agreement. At a meeting of the Board held on August 2, 2019 to evaluate the merger, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated August 2, 2019, to the Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the merger consideration to be received by holders of Company common stock (other than, to the extent applicable, Veritas Capital, Sponsor, Parent, Sub and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger. Jefferies’ opinion did not constitute a recommendation as to how the Board, and does not constitute a recommendation as to how any securityholder, should vote or act with respect to the merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed an execution version, provided to Jefferies on August 1, 2019, of the merger agreement;

•	reviewed certain publicly available financial and other information regarding the Company;

•

reviewed certain information furnished to Jefferies by the management of the Company relating to the businesses, operations and prospects of the Company, including financial forecasts and estimates provided by the management of the Company;

•	held discussions with members of the senior management of the Company concerning the matters described in the second and third bullets immediately above;

•

considered the fact that discussions were undertaken at the direction of the Company with selected third parties to solicit indications of interest in the possible acquisition of, or combination involving, the Company;

•

reviewed the stock trading price history and implied trading multiples for the Company and compared them with those of certain publicly traded companies that Jefferies deemed relevant in evaluating the Company;

•	compared the financial terms of the merger with publicly available financial terms of certain other transactions that Jefferies deemed relevant in evaluating the merger; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to Jefferies (including, without limitation, the information described above) or otherwise reviewed by

Jefferies. Jefferies relied on assurances of the management and other representatives of the Company that they were not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In its review, Jefferies did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of the Company or any other entity and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and Jefferies assumed, that the financial forecasts and estimates relating to the Company that Jefferies was directed to utilize for purposes of its analyses and opinion were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. Jefferies expressed no opinion as to any financial forecasts or estimates or the assumptions on which they were based.

Jefferies relied upon the assessments of the management of the Company as to, among other things, (i) the potential impact on the Company of market, competitive, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the management consulting industry or the businesses of the Company’s clients, (ii) matters relating to ongoing obligations of the Company in connection with certain divestitures, including indemnification and transition services and support, (iii) the Company’s technology and intellectual property, including the validity thereof and associated risks and (iv) the Company’s existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees and other commercial relationships. Jefferies assumed that there would not be any developments with respect to any such matters that would be meaningful in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. As the Board was aware, the credit, financial and stock markets, and the industry in which the Company operates, have experienced and may continue to experience volatility and Jefferies expressed no view or opinion as to any potential effects of such volatility on the Company or the merger.

Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company or the merger and Jefferies assumed the correctness in all respects meaningful to its analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company and/or the Board, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the merger and legal, regulatory, accounting and tax consequences to the Company or its securityholders of the terms of, and transactions contemplated by, the merger agreement and related documents. Jefferies assumed that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the merger, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on the Company or the merger or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion. Jefferies also assumed that the final merger agreement, when signed by the parties thereto, would not differ from the execution version reviewed by Jefferies in any respect meaningful to Jefferies’ analyses or opinion.

Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger or the terms of the merger agreement or the documents referred to therein, including the form or structure of the merger or any term, aspect or implication of any guarantee or other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the merger or otherwise. Jefferies’ opinion was limited to the fairness, from a financial point of view, of the merger consideration to holders of Company common stock (to the extent expressly specified in such opinion) and Jefferies was not asked to, and its opinion did not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of the Company or any other party. In addition, Jefferies expressed no opinion or view with respect to, and Jefferies’ opinion did not address, the individual circumstances of, or relative fairness of the merger consideration among, holders of Company common stock or any other securities of the Company, or any rights, preferences, restrictions or limitations that may be attributable to any such securities or that may distinguish any holders thereof. Jefferies expressed no view or opinion as to the prices at which shares of Company common stock or any other securities of the Company may trade or otherwise be transferable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the merger relative to the merger consideration or otherwise. The issuance of Jefferies’ opinion was authorized by Jefferies’ fairness committee.

In connection with rendering its opinion to the Board, Jefferies performed a variety of financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to the Company or the merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of the Company or its businesses or securities.

The merger consideration payable in the merger was determined through negotiations between the Company and Parent, and the decision by the Company to enter into the merger agreement was solely that of the Board. Jefferies’ opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the merger consideration and should not be viewed as determinative of the views of the Board or the Company’s management with respect to the merger or the consideration payable in the merger.

Financial Analyses

The summary of the financial analyses described in this section entitled “The Merger—Opinion of Our Financial Advisor—Financial Analyses” is a summary of the material financial analyses reviewed with the Board and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. For purposes of the financial analyses described below, the term “adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, excluding stock-based compensation expense and certain non-cash or one-time non-recurring items, as applicable, and also excluding, in the case of the Company, severance costs.

Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information of the Company and the following three selected publicly traded companies in the specialty or technical consulting sector of the management consulting industry that Jefferies considered generally relevant for purposes of analysis, collectively referred to as the selected companies:

•	FTI Consulting, Inc.
•	Huron Consulting Group Inc.
•	ICF International, Inc.

Jefferies reviewed enterprise values of the selected companies, calculated as fully diluted equity values based on closing stock prices on August 1, 2019 plus total debt, preferred equity and non-controlling interests (as applicable) less cash and cash equivalents, as a multiple of calendar year 2019 estimated adjusted EBITDA. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on publicly available research, analysts’ estimates and estimates of the Company’s management.

The overall low to high calendar year 2019 estimated adjusted EBITDA multiples observed for the selected companies were 12.9x to 16.2x (with a mean of 14.1x and a median of 13.1x). Jefferies noted that the fiscal year 2019 estimated adjusted EBITDA multiples observed for the Company were 11.5x (based on publicly available research analysts’ estimates) and 10.9x (based on estimates of the Company’s management). Jefferies then applied a selected range derived from the selected companies of calendar year 2019 estimated adjusted EBITDA multiples of 11.5x to 13.1x to corresponding data of the Company based on estimates of the Company’s management. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$25.24 - $28.45	$28.00

Selected Precedent Transactions Analysis. Jefferies reviewed, among other things, financial information for the following 12 selected transactions involving target companies in the specialty or technical consulting sector of the management consulting industry that Jefferies considered generally relevant for purposes of analysis, collectively referred to as the selected transactions:

Announced	Acquiror	Target

June 2018	• Ankura Consulting Group, LLC	• Disputes, forensics and legal technology segment and transaction advisory services practice of Navigant Consulting, Inc.

February 2018	• Veritas Capital Fund VI, L.P.	• US public sector business of PricewaterhouseCoopers LLP

November 2017	• Permira Advisers	• Duff & Phelps, LLC

January 2017	• Gartner, Inc.	• CEB Inc.

August 2016	• EQT VII	• Press Ganey Holdings, Inc.

November 2015	• Pampolona Capital Management LLC	• MedAssets, Inc.

September 2015	• Korn/Ferry International	• HG (Luxembourg) S.à.r.l.

January 2015	• Huron Consulting Group Inc.	• Studer Holdings, Inc.

December 2014	• Madison Dearborn Capital Partners VI-B, L.P.	• Kaufman Hall & Associates, Inc.

December 2012	• A consortium comprised of The Carlyle Group, Stone Point Capital LLC, Pictet & Cie and The Edmond de Rothschild Group	• Duff & Phelps Corporation

July 2012	• The Corporate Executive Board Company	• SHL Group Limited

April 2012	• CVC Capital Partners	• AlixPartners, LLP

Jefferies reviewed transaction values of the selected transactions, calculated as the enterprise values implied for the target companies based on the consideration paid or proposed to be paid in the selected transactions, as a multiple of such target companies’ latest 12 months adjusted EBITDA as reported prior to or as of the applicable announcement dates of such transactions. Financial data of the selected transactions were based on available information. Financial data of the Company was based on estimates of the Company’s management.

The overall low to high latest 12 months adjusted EBITDA multiples observed for the selected transactions were 8.2x to 17.9x (with a mean of 11.2x and a median of 11.3x). Jefferies applied a selected range derived from the selected transactions of latest 12 months adjusted EBITDA multiples of 10.3x to 12.3x to the Company’s latest 12 months adjusted EBITDA as of June 30, 2019. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$19.43 - $22.78	$28.00

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the second half of the fiscal year ending December 31, 2019 through the full fiscal year ending December 31, 2023 based on estimates of the Company’s management. For purposes of this analysis, stock-based compensation was treated as a cash expense. The implied terminal value of the Company was derived by applying a selected range of perpetuity growth rates of 2.0% to 3.0% to the Company’s normalized unlevered after-tax free cash flow for the fiscal year ending December 31, 2023. The present values (as of June 30, 2019) of the cash flows and terminal values were then calculated using a selected discount rate range of 9.2% to 11.1%. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$23.84 - $33.61	$28.00

Certain Additional Information

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the implied premiums paid or proposed to be paid in selected mergers and acquisition transactions announced from January 1, 2014 through June 30, 2019 with transaction values in excess of $100 million involving target companies publicly traded in the U.S.; applying a selected range of implied premiums of approximately 13% to 36% (reflecting the overall 25th and 75th percentile implied premiums derived from such transactions based on the closing stock prices of the target companies involved in such transactions 30 calendar days prior to public announcement of such transactions) to the closing price of Company common stock on August 1, 2019 indicated an approximate implied equity value reference range for the Company of approximately $27.18 to $32.80 per share.

Miscellaneous

The Company has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $15.875 million, of which a portion was payable upon delivery of Jefferies’ opinion to the Board and approximately $14.625 million is payable contingent upon consummation of the merger. In addition, the Company agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

As the Board was aware, Jefferies and its affiliates in the past have provided and in the future may provide financial advisory and financing services unrelated to the merger to the Company and certain of its affiliates, for which services Jefferies and its affiliates have received and would expect to receive compensation, including, during the two-year period prior to the date of Jefferies’ opinion, having acted as financial advisor to the Company in connection with certain divestitures and proxy contest matters, for which services Jefferies and its affiliates received aggregate fees of approximately $8.5 million. As the Board also was aware, Jefferies and its affiliates in the past have provided and in the future may provide financial advisory and financing services to Veritas Capital and certain of its affiliates and/or portfolio companies, for which services Jefferies and its affiliates have received and would expect to receive compensation, including, during the two-year period prior to the date of Jefferies’ opinion, having acted as joint lead arranger for a credit facility to finance an acquisition by a portfolio company of Veritas Capital, for which services Jefferies and its affiliates received aggregate fees of approximately $13.5 million. Although Jefferies and its affiliates did not provide financial advisory or financing services to Parent during the two-year period prior to the date of Jefferies’ opinion for which Jefferies and its affiliates received compensation, Jefferies and its affiliates may provide such services to Parent and/or its affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities of the Company and certain portfolio companies of Veritas Capital and their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.

Jefferies was selected as the Company’s financial advisor in connection with the merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with the Company and its business. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Forward-Looking Financial Information

Given the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, the Company does not as a matter of general practice publicly disclose detailed projections as to its anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results in its regularly-scheduled earnings press releases and other investor materials.

In connection with the Company’s evaluation of strategic alternatives, the Company’s management prepared forward-looking financial information with respect to fiscal years 2019 through 2023. In early 2019, the Company’s management prepared and reviewed with the Board the then-current financial projections for the fiscal years 2019 through 2023 (which we refer to as the “February financial projections”). The February financial projections were provided to the Company’s financial advisor and portions thereof were provided to the potential bidders that were in the process at the time. Following the end of the first quarter, the Company’s management updated the February financial projections to reflect the Company’s performance for the first quarter and changes in expectations for 2019 and the remainder of the projection period through 2023 (we refer to these updated projections as the “April financial projections”). The April financial projections were reviewed with the Board in April of 2019 and provided to the Company’s financial advisor and to potential bidders that were in the process at that time. Following the end of the second quarter, the Company’s management updated the April financial projections for 2019 to reflect actual results for the second quarter of 2019 and changes in expectations for the remainder of the consolidated results of the Company for the remainder of fiscal year 2019. However, as noted in “—Background of the Merger,” the Board determined that the modifications to the Company’s estimates for full year 2019 did not warrant modifications to the years 2020 through 2023 from those included in the April financial projections. The update to the 2019 consolidated forecast of the Company to reflect second quarter 2019 performance and revised expectations for the remainder of fiscal year 2019 is referred to as the “second quarter 2019 update.” The April financial projections, as modified for fiscal year 2019 by the second quarter 2019 update, are referred to as the “final financial projections.” The February financial projections, together with the final financial projections, are referred to as the “financial projections.” Each of the February financial projections, the April financial projections and the final financial projections were reviewed and approved by the Board and were provided to the Company’s financial advisor and to bidders that remained in the process at the time the applicable forecasts were prepared. The final financial projections were provided to the Company’s financial advisor, Jefferies, for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “The Merger—Opinion of Our Financial Advisor.”

The financial projections were prepared assuming the Company’s continued operation on a standalone basis.

None of the financial projections were intended for public disclosure. A summary of the financial projections is included in this proxy statement only because such financial projections or certain portions thereof were made available to the Board, the Company’s financial advisor and/or Parent, as applicable. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation of the Company that the financial projections or the information contained therein is material.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles as applied in the U.S. (which we refer to as “GAAP”) or the published guidelines of the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) regarding projections and the use of non-GAAP financial measures. Neither the Company’s independent registered public accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the financial projections or expressed any opinion or any other form of assurance on the financial projections or their achievability. The Company’s independent registered public accounting firm assumes no responsibility for, and disclaims any association with, the financial projections.

In the view of the Company’s management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding the Company’s future financial performance at the time of their preparation. The financial projections are not facts and should not be relied upon as necessarily predictive of actual future results. You are cautioned not to place undue reliance upon the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. None of the Company, Parent or any of their respective affiliates, advisors or other representatives makes any representation to any Company stockholder regarding the validity, reasonableness, accuracy or completeness of the financial projections or the ultimate performance of the Company relative to the financial projections. Except as required by applicable law, neither the Company nor any of its affiliates intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the financial projections if any or all of them have changed or change or otherwise have become, are or become inappropriate (even in the short term). These considerations should be taken into account if evaluating the financial projections, which were prepared as of an earlier date.

The financial projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in the Company’s businesses or their prospects or any other transactions or events that have occurred or that may occur and that were not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or necessarily predictive of future performance, which may be significantly more favorable or less favorable than as set forth therein and should not be regarded as a representation that the financial forecasts, projected results or other estimates and assumptions therein will be achieved.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple fiscal years, and such information by its nature becomes less predictive with each succeeding fiscal year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results, including, without limitation, the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 28, 2019, the Company’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 2019, which was filed with the SEC on April 26, 2019, and the Company’s Quarterly Report on Form 10-Q for the second quarter ended June 30, 2019, which was filed with the SEC on August 2, 2019, and in the Company’s other public filings with the SEC. For additional information on factors that may cause the Company’s future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. No representation is made by the Company or any of its affiliates, advisors or other representatives or any other person to any Company stockholder or any other person regarding the actual performance of the Company compared to the results included in the financial projections or otherwise.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” on page 108. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the effect of the merger and related matters. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed in any manner in that context.

The financial projections reflect various estimates, assumptions and methodologies of the Company, all of which are difficult to predict and many of which are beyond the Company’s control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to the Company’s businesses.

In addition, certain of the financial projections are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled financial measures used by other companies. Furthermore, the non-GAAP metrics are not reconciled to GAAP metrics.

Financial Projections

The following table summarizes the final financial projections:

Final Financial Projections

(U.S. dollars in millions)

	For 12-Month Period Ended December 31,
	2019E(8)	2020P	2021P	2022P	2023P
RBR(1)	$775	$872	$976	$1,076	$1,172
EBITDA(2)	$78	$101	$129	$154	$174
Adjusted EBITDA(3)	$81	$104	$132	$158	$178
EBIT(4)	$55	$81	$107	$132	$147
EBIT Excluding Non-Controlling Interest(5)	$46	$78	$102	$124	$138
Net Operating Profit After Taxes (6)(7)	$32	$55	$71	$87	$97

(1)	Revenue before reimbursements (“RBR”) means fees, as adjusted for fee adjustments, contractor expense adjustments, billable expense adjustments and other revenue.

(2)	EBITDA means earnings before interest expense, interest income, income tax expense, amortization expense and depreciation expense.

(3)	Adjusted EBITDA means EBITDA, adding back an amount equal to severance expenses and, with respect to fiscal year 2019, approximately $0.2 of other non-recurring expenses.

(4)	EBIT means earnings before interest expense, interest income and income tax expense.

(5)

EBIT Excluding Non-Controlling Interests means EBIT reduced by the portion of EBIT attributable to the share of the Company’s Health System Solution joint venture (“HSS”) that is not owned by the Company.

(6)	Net Operating Profit After Taxes is EBIT Excluding Non-Controlling Interests reduced by cash income taxes assuming a tax rate of 30%.

(7)

The Company’s Unlevered Free Cash Flow ($23, $40, $55, $69 and $82 for fiscal years 2019, 2020, 2021, 2022 and 2023, respectively) was arithmetically derived by Jefferies based on the Company’s final financial projections provided to Jefferies by the Company’s management. Unlevered Free Cash Flow is defined as Net Operating Profit After Taxes for each applicable period, (i) plus Depreciation and Amortization ($23, $19, $22, $22 and $27 in each of the applicable periods), (ii) less capital expenditures ($20, $22, $24, $27 and $29 in each of the applicable periods) and (iii) less increase in net working capital ($13, $12, $13, $12 and $12 in each of the applicable periods). During the preparation of this proxy statement, the Company determined that the capital expenditures amount for 2019 provided by the Company’s management to Jefferies should have been approximately $22 rather than $20, which would have resulted in 2019 Unlevered Free Cash Flow for 2019 of approximately $21.

(8)

The April financial projections estimated the following for full fiscal year 2019: RBR of $768, EBITDA of $71, Adjusted EBITDA of $74, EBIT of $48, EBIT Excluding Non-Controlling Interests of $44 and Net Operating Profit After Taxes of $31.

The following table summarizes the original February projections:

February Financial Projections

(U.S. dollars in millions)

	For 12-Month Period Ended December 31,
	2019E	2020P	2021P	2022P	2023P
RBR	$764	$863	$967	$1,066	$1,162
EBITDA	$74	$102	$128	$151	$171
Adjusted EBITDA(1)	$75	n/a	n/a	n/a	n/a
EBIT	$52	$82	$106	$129	$145
EBIT Excluding Non-Controlling Interest	$50	$80	$101	$122	$136
Net Operating Profit After Taxes(2)	$35	$56	$71	$85	$95

(1)	The February financial projections included an adjustment to add back an amount equal to severance expenses for the 2019 period only.

(2)

Using the methodology described in footnote 7 of the Final Financial Projections table, Unlevered Free Cash Flow would have been calculated as $24, $39, $52, $65 and $78 for fiscal years 2019, 2020, 2021, 2022 and 2023, respectively, and defined as Net Operating Profit After Taxes for each applicable period: (i) plus Depreciation and Amortization ($22, $19, $21, $22 and $27 in each of the applicable periods), (ii) less capital expenditures ($22, $24, $27, $30 and $33 in each of the applicable periods) and (iii) less increase in net working capital ($11, $12, $13, $12 and $12 in each of the applicable periods).

The February financial projections:

•	assume organic RBR growth of 11.6%, with growth driven in particular by significant RBR growth rates in the Company’s Healthcare and FSAC managed services businesses (20.5% and 58.2%, respectively);

•

assume gradual margin improvement in the Healthcare Segment over the projection period as a result of new hires improving productivity, greater cross-selling opportunities, the ramp-up of the HSS joint venture and scale and productivity benefits in managed services;

•	assume slight improvement in margins in the Energy Segment due to scale that supports investment in larger projects, driving productivity;

•	assume lower margins in FSAC relative to historic levels as a result of on-going technology and data investments and a business mix shift toward more managed services;

•	assume no mergers and acquisition activity;

•	assume the overall economy continues to grow at a stable rate and there is not an economic downturn during the projection period; and

•	do not include any risk adjustment for years 2020 through 2023, including with respect to key employee attrition or client attrition.

The final financial projections reflected the outcome of the first and second quarters of 2019, including the fact that FSAC Segment performed below the expectations in the February financial projections and Healthcare Segment performed above expectations in the February financial projections. The final financial projections:

•	assume consolidated RBR growth rate of 11.8%, which is slightly higher than the 11.6% growth rate assumed in the February financial projections;

•

assume consolidated gross profit margin by the end of the projection period of 45.2%, consistent with the February financial projections, and EBITDA margin of 14.8%, which is slightly higher than the 14.7% assumed in the February financial projections;

•	assume no mergers and acquisition activity;

•	assume the overall economy continues to grow at a stable rate and there is not an economic downturn during the projection period; and

•	do not include any risk adjustment for the second half of fiscal year 2019 and for fiscal years 2020 through 2023, including with respect to key employee attrition or client attrition.

NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES INTENDS TO, AND EACH OF THEM DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING OR EVENTS OCCURRING AFTER THE RESPECTIVE DATES WHEN THE FINANCIAL PROJECTIONS WERE PREPARED OR TO REFLECT THE EXISTENCE OF FUTURE CIRCUMSTANCES OR THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE OR BECOME NO LONGER APPROPRIATE.

Interests of Directors and Executive Officers in the Merger

Members of the Board and the Company’s executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board “FOR” the adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Company stockholders adopt the merger agreement. These interests are described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section titled “—Golden Parachute Compensation” below were used:

•

the relevant price per share of Company common stock is $28.00 per share (which we refer to as the “merger consideration”), which is the fixed price per share to be received by our stockholders in respect of their shares of Company common stock in connection with the merger;

•

the effective time of the merger (which we refer to as the “effective time”) is September 9, 2019, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (the “assumed effective time”); and

•

the employment of each executive officer of the Company is terminated without “cause” or due to the executive officer’s resignation for “good reason” or on account of “constructive termination of employment” (as each such term is defined in the applicable plan and/or agreement), in each case, immediately following the assumed effective time.

Treatment of Outstanding Equity Awards

The merger agreement provides that, with respect to all outstanding stock options and restricted stock unit awards under the Company’s equity plans and held by the Company’s executive officers and directors, as a result of the merger:

•	each outstanding Company stock option will be fully vested and cancelled, and each holder of a cancelled company option will receive a payment in cash, without interest, equal to the product of

(i) the total number of shares subject to the cancelled company stock option and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share subject to the cancelled company stock option, less any applicable withholding taxes;

•

each outstanding and unvested Company restricted stock unit award (other than any restricted stock unit award held by the Company’s non-employee directors) will be assumed by the surviving corporation and converted into a replacement restricted cash award representing the right to receive an amount in cash, without interest, equal to (i) with respect to restricted stock unit awards subject to performance conditions (A) that have ended prior to the effective time, the product of (1) the merger consideration and (2) the number of restricted stock units subject to the Company restricted stock unit award as of immediately prior to the effective time based on actual performance and (B) that have not ended prior to the effective time, the product of (1) the merger consideration and (2) the number of restricted stock units subject to the Company restricted stock unit award assuming performance at 100% of target levels and (ii) with respect to restricted stock unit awards subject solely to time-based vesting, the product of (A) the merger consideration and (B) the number of restricted stock units subject to the Company restricted stock unit award, in each case, subject to the same time-based vesting conditions and settlement dates as in effect as of immediately prior to the effective time (collectively, the “replacement restricted cash awards”); and

•

each outstanding and unvested Company restricted stock unit award held by non-employee directors of the Company will be fully vested and cancelled, and each holder of a cancelled restricted stock unit award will receive a payment in cash, without interest, equal to the product of (i) the merger consideration and (ii) the total number of shares subject to the cancelled restricted stock unit award.

Treatment of Outstanding Equity Awards—Summary Tables

Non-Employee Directors

The following table sets forth the outstanding restricted stock unit awards held by each of the Company’s non-employee directors as of the assumed effective time and the estimated value of such awards. Under the terms of the outstanding restricted stock unit award agreements held by the Company’s non-employee directors, the outstanding restricted stock units will vest on May 14, 2020, the first anniversary of the grant date. Depending on when the actual effective time occurs, certain of these restricted stock unit awards may vest and/or be cancelled, in each case, prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

Non-Employee Director Equity Summary Table

Non-Employee Directors	Number of Restricted Stock Units (#)(1)	Value of Restricted Stock Units ($)(1)
Kevin M. Blakely(2)	23,303	652,484
Cynthia A. Glassman	5,452	152,656
Stephan A. James(2)	33,748	944,944
Rudina Seseri	5,452	152,656
Michael L. Tipsord(2)	15,107	422,996
Kathleen E. Walsh(2)	9,384	262,752
Jeffrey W. Yingling	5,452	152,656
Randy H. Zwirn(2)	15,688	439,264

(1)

Under the merger agreement, each outstanding restricted stock unit award held by the Company’s non-employee directors will be fully vested and cancelled, and each holder of a cancelled restricted stock unit award will receive a payment in cash, without interest, equal to the product of (i) the merger consideration and (ii) the total number of shares subject to the cancelled restricted stock unit award.

(2)

Each director may elect, annually prior to the start of the calendar year, for delivery and settlement of their annual restricted stock unit award to occur (i) within two and one-half months following the vesting of the award, or (ii) upon earlier of (A) “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”)), (B) death and (C) a “change in control event” (within the meaning of Section 409A of the Code). The amounts above include the following fully vested restricted stock units granted prior to 2019 that are subject to deferred delivery as described in clause (ii) of the preceding sentence:

Kevin M. Blakely	17,851
Stephan A. James	28,296
Michael L. Tipsord	9,655
Kathleen E. Walsh	3,932
Randy H. Zwirn	10,236

Executive Officers

The following table sets forth the outstanding stock option awards held by each of the Company’s executive officers as of the assumed effective time and the estimated value of such stock options. All stock options held by the each of the Company’s executive officers are fully vested. No executive officer held any other stock option awards as of the assumed effective time. Depending on when the effective time occurs, certain of these stock option awards may be cancelled, in each case, prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

Executive Officer Vested Stock Option Awards Summary Table

Executive Officers	Number of Stock Options (#)(1)	Value of Stock Options ($)(1)
Julie M. Howard*	254,660	3,283,693
Stephen R. Lieberman	25,423	310,923
Lee A. Spirer	53,599	624,348
Monica M. Weed	45,721	584,648

*	Also a director of the Company.

(1)

Each outstanding vested stock option will be cancelled, and each holder of a cancelled company stock option will receive a payment in cash, without interest, equal to the product of (i) the total number of shares subject to the cancelled company stock option and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share subject to the cancelled company stock option.

The following table sets forth the unvested restricted stock units held by each executive officer as of the assumed effective time and the estimated value of such awards. Depending on when the effective time occurs, certain of these restricted stock units may vest and/or be cancelled, in each case, prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

Executive Officer Unvested Restricted Stock Unit Awards Summary Table

Executive Officers	Number of Restricted Stock Units (#)(1)	Value of Restricted Stock Units ($)(1)
Julie M. Howard*	302,415	8,467,620
Stephen R. Lieberman	70,409	1,971,452
Lee A. Spirer	72,003	2,016,084
Monica M. Weed	54,437	1,524,236

*	Also a director of the Company.

(1)

Each outstanding and unvested Company restricted stock unit award held by an executive officer will be assumed by the surviving corporation and converted into a replacement restricted cash award representing the right to receive an amount in cash, without interest, equal to (i) with respect to restricted stock unit awards subject to performance conditions (A) that have ended prior to the effective time, the product of (1) the merger consideration and (2) the number of restricted stock units subject to the Company restricted stock unit award as of immediately prior to the effective time based on actual performance and (B) that have not ended prior to the effective time, the product of (1) the merger consideration and (2) the number of restricted stock units subject to the Company restricted stock unit award assuming performance at 100% of target levels and (ii) with respect to restricted stock unit awards subject solely to time-based vesting, the product of (A) the merger consideration and (B) the number of restricted stock units subject to the Company restricted stock unit award, in each case, subject to the same time-based vesting conditions and settlement dates as in effect as of immediately prior to the closing of the merger. Under the terms of the applicable award agreements, outstanding restricted stock unit awards will vest in full in the event the executive officer’s employment is terminated by the Company without cause or by the executive officer due to good reason within 24 months following a change in control of the Company. The merger will constitute a change in control under the executive officer’s employment agreements.

Change in Control Severance Benefits for Executive Officers

The Company previously entered into offer letters, employment agreements, or employment letter agreements (each of which we refer to as an “employment agreement” and, collectively, the “employment agreements”) with each of its executive officers specifying certain compensation and benefits payable to such executive officers in the event of a qualifying termination of employment. Under the terms of the employment agreements, severance payments are enhanced if the qualifying termination occurs within a specified time period before or following a change in control.

Under her employment agreement, Ms. Howard will become entitled, subject to the execution and non-revocation of a general release of claims in favor of the Company, to the following termination payments and benefits if her employment with the Company is terminated (i) by the Company during the one-year period prior to and in anticipation of a change in control transaction that the Board is actively considering and that is ultimately consummated or within the one-year period following a change in control other than for “cause” (as defined in her employment agreement), death, or “disability” (as defined in her employment agreement), or (ii) by her during the one-year period following a change in control for “good reason” (as defined in her employment agreement):

•

a lump sum cash payment in an amount equal to (i) three times her annual base salary, plus (ii) three times the average of her annual incentive awards for the three most recently completed years, plus (iii) a pro-rata portion of her annual incentive for the year of termination (based on an estimate of company performance for the period before the date of termination, as determined by the compensation committee of the Board); and

•

payments for the monthly cost of maintaining health benefits, less the amount of her portion of such monthly premiums immediately prior to termination, for her (and her spouse and dependents) under the

Company’s group health plan for a period of 24 months following termination of employment (or, if earlier, until she obtains substantially similar healthcare coverage).

Under the employment agreements for Ms. Weed and Messrs. Lieberman and Spirer, each such executive officer will become entitled, subject to his or her execution and non-revocation of a general release of claims in favor of the Company and his or her continued compliance with restrictive covenants, to the following termination payments and benefits if his or her employment with the Company is terminated (i) by the Company during the six-month period prior to and in anticipation of a change in control transaction that the Board is actively considering and that is ultimately consummated or within the one-year period following a change in control other than for “cause” (as defined in the employment agreements), death, or “disability” (as defined in the employment agreements) or (ii) by the executive during the one-year period following a change in control in circumstances constituting a “constructive termination of employment” (as defined in the employment agreements):

•

a lump sum cash payment in an amount equal to (i) two times his or her annual base salary, plus (ii) two times the average of his or her annual incentive awards for the three most recently completed years, plus (iii) a pro-rata portion of his or her annual incentive for the year of termination (based on an estimate of company performance for the period before the date of termination, as determined by the compensation committee of the Board); and

•

to the extent the executive timely elects COBRA coverage, the payments for the monthly cost of maintaining health benefits, less the amount of his or her portion of such monthly premiums immediately prior to termination, for him or her (and his or her spouse and dependents) under the Company’s group health plan for a period of 12 months following termination of employment (or, if earlier, until he or she obtains substantially similar healthcare coverage).

Each of the employment agreements provides that if the total payments to the executive officer under the employment agreement or any other Company plan or program would exceed the applicable threshold under Section 280G of the Code, then those payments will be reduced to the applicable Section 280G threshold to avoid the imposition of excise taxes under Section 4999 of the Code in the event, and only to the extent, such reduction would result in a better after-tax result for the executive officer.

Pursuant to the employment agreements, each executive officer is subject to restrictive covenants related to the non-competition and non-solicitation of our employees and customers. The term of the non-competition and non-solicitation covenants is one year following a termination of employment. An executive officer’s material breach of any of the restrictive covenants contained in an employment agreement entitles the Company to injunctive relief and the return of any severance payments, in addition to any other remedies to which the Company may be entitled.

Under the employment agreements, “cause” generally means the executive’s willful misconduct, dishonesty or other willful actions (or willful failures to act) which are materially and demonstrably injurious to the Company, or a material breach by the executive of one or more terms of the employment agreement (or for Ms. Weed and Messrs. Lieberman and Spirer, any agreement between the executive and the Company), which includes the executive’s habitual neglect of the material duties required of him or her under the employment agreement.

Under Ms. Howard’s employment agreement, in connection with a change in control, “good reason” generally means Ms. Howard’s resignation from employment after the occurrence of one or more of the following events without Ms. Howard’s consent: (i) removal by the Company of Ms. Howard’s title of Chief Executive Officer, or a change such that Ms. Howard no longer reports to the Board; (ii) any material changes by the Company in Ms. Howard’s title, functions, duties, or responsibilities which changes would cause Ms. Howard’s position with the Company to become of significantly less responsibility, importance or scope as compared to the position and attributes that applied to Ms. Howard as of March 1, 2012; (iii) any material failure by the Company to comply with any of the provisions of the employment agreement; or (iv) the requirement made by the Company that Ms. Howard relocate her residence; provided that in any event, Ms. Howard notifies the Board of the event constituting “good reason” within 90 days of the initial existence of the event and gives the Company 30 days to cure.

Under the employment agreements for Ms. Weed and Messrs. Lieberman and Spirer, “constructive termination of employment” generally means the executive officer’s resignation from employment after the occurrence of one or more of the following events without the executive officer’s consent (i) a material diminution in executive’s base salary (excluding a reduction in compensation similarly affecting all or substantially all of the Company’s executive officers); (ii) a material diminution in executive’s authority, duties or responsibilities; (iii) relocation of executive’s base office to an office that is more than 50 miles from executive’s base office prior to such relocation; or (iv) the failure of the Company to obtain the assumption of the employment agreement by any successor; provided that in any event, the executive officer notifies the Company of his or her intention to terminate his or her employment by written notice within 90 calendar days of the initial existence of such event, gives the Company 30 calendar days to cure such event after receipt of such notice and, if uncured, terminates his or her employment within six months following the initial existence of such event.

See the section titled “—Golden Parachute Compensation” below for an estimate of the amounts that would become payable to each of the Company’s executive officers under their respective employment agreements.

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of compensation that each named executive officer could receive that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. For additional details regarding the terms of the payments and benefits described below, see the discussion above. This merger-related compensation is subject to a non-binding advisory vote of the Company stockholders, as set forth in Proposal 2 to this proxy statement. See the section entitled “Proposal 2: Non-Binding Advisory Merger-Related Compensation Proposal” on page 27.

The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions described above under “—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Payments (1)

Name	Cash(2)	Equity(3)	Pension/ NQDC(4)	Perquisites/ Benefits(5)	Tax Reimbursement(6)	Other	Total
Julie M. Howard	$7,162,000	$8,467,620	—	$12,947	—	—	$15,642,567
Chairman and Chief Executive Officer

Stephen R. Lieberman	$2,147,570	$1,971,452	—	—	—	—	$4,119,022
Executive Vice President and Chief Financial Officer

Lee A. Spirer	$3,286,333	$2,016,084	—	$9,022	—	—	$5,311,439
Executive Vice President and Chief Growth and Transformation Officer

Monica M. Weed	$2,038,875	$1,524,236	—	$10,421	—	—	$3,573,532
Executive Vice President, General Counsel, and Secretary

(1)

The amounts reported in the “Cash,” “Equity” and “Perquisites/Benefits” columns are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the merger and payment is conditioned upon the named executive officer’s qualifying termination of employment within one year following the change in control).

(2)

Amounts reflect cash severance benefits under the employment agreements that would be payable in a lump sum, assuming a termination of the named executive officer’s employment for any reason other than cause, resignation under circumstances not constituting a constructive termination of employment (or resignation without good reason, in the case of Ms. Howard), death or disability, as described in the employment agreements, in each case, within one year following a change in control and subject to the named executive officer’s execution and non-revocation of a general release of claims in favor of Company and continued compliance with any restrictive covenants, as follows: (i) two times (or, in the case of Ms. Howard, three times) the named executive officer’s annual base salary (Ms. Howard $2,700,000, Mr. Lieberman $1,000,000, Mr. Spirer $1,300,000, and Ms. Weed $950,000), (ii) two times (or, in the case of Ms. Howard, three times) the named executive officer’s average annual incentive for the three most recently completed years (Ms. Howard $3,562,000, Mr. Lieberman $835,070, Mr. Spirer $1,444,667, and Ms. Weed $792,000), and (iii) a pro-rata annual incentive for the year in which the termination occurs, (based on an estimate of company performance for the period before the date of termination, as determined by the compensation committee of the Company’s board), which we have assumed for these purposes to be the target annual incentives awarded to each named executive officer for 2019 (Ms. Howard $900,000, Mr. Lieberman $312,500, Mr. Spirer $541,667, and Ms. Weed $296,875).

(3)

Amounts reflect the acceleration value of the unvested restricted stock unit awards held by each named executive officer, as described in more detail above in the section entitled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Equity Plans.” As of the assumed effective time, none of the named executive officers held unvested stock option awards. Each outstanding and unvested Company restricted stock unit award held by an executive officer will be assumed by the surviving corporation and converted into a replacement restricted cash award representing the right to receive an amount in cash, without interest, equal to (i) with respect to restricted stock unit awards subject to performance conditions (A) that have ended prior to the effective time, the product of (1) the merger consideration and (2) the number of restricted stock units subject to the Company restricted stock unit award as of immediately prior to the effective time based on actual performance and (B) that have not ended prior to the effective time, the product of (1) the merger consideration and (2) the number of restricted stock units subject to the Company restricted stock unit award assuming performance at 100% of target levels and

(ii) with respect to restricted stock unit awards subject solely to time-based vesting, the product of (A) the merger consideration and (B) the number of restricted stock units subject to the Company restricted stock unit award, in each case subject to the same time-based vesting conditions and settlement dates as in effect as of immediately prior to the closing of the merger. Under the terms of the applicable award agreements, outstanding restricted stock unit awards will vest in full in the event the executive officer’s employment is terminated by the Company without cause or by the executive officer due to good reason within 24 months following a change in control of the Company.

(4)

As of the assumed effective time, none of the Company’s named executive officers participate in or have account balances in a qualified or non-qualified defined benefit plan or a non-qualified deferred compensation plan sponsored or maintained by the Company.

(5)

Amounts reflect payments, as provided for under the employment agreements, in respect of the monthly cost of maintaining health benefits under COBRA for the named executive officer (and his or her spouse and dependents) under the Company’s group health plan, based on the insurance premiums in effect as of the assumed effective time, for a period of 12 months (or, in the case of Ms. Howard, 24 months) following termination of employment.

(6)

None of the named executive officers are eligible to receive a tax reimbursement based on or otherwise related to the merger. The employment agreements provide that the change in control benefits payable to the named executive officers are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code in the event such reduction would result in a better after-tax result for the named executive officer. The amounts above do not reflect any possible reductions under that provision.

Director and Officer Indemnification and Insurance Information

Pursuant to the merger agreement, from and after the effective time, Parent is obligated to cause the surviving corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the Company’s subsidiaries and each fiduciary under benefit plans of the Company or any of its subsidiaries and each person who performed services at the request of the Company or any of its subsidiaries (we refer to each as an “indemnified party”), against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the effective time (and whether asserted or claimed prior to, at or after the effective time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans prior to the effective time (which we refer to as “indemnified liabilities”), and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time, and including any expenses incurred in enforcing such person’s rights. In the event of any indemnified liability (whether or not asserted before the effective time), the surviving corporation will promptly pay the reasonable fees and expenses of counsel selected by the indemnified parties promptly after statements therefor are received and otherwise advance to such indemnified party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under the applicable law).

Also, the Company will be permitted to, prior to the effective time (and, if the Company fails to do so, Parent will cause the surviving corporation to), obtain and fully pay the premium for a “tail” insurance and indemnification policy that provides coverage for a period of six years from and after the effective time for events occurring prior to the effective time (which we refer to as the “D&O insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy. If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policy as of the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time the D&O insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, purchase comparable D&O insurance for such six year period (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement.

In addition, for not less than six years following the effective time, Parent and the surviving corporation must maintain provisions in the organizational documents of the surviving corporation and its subsidiaries with respect to exculpation, indemnification and advancement of expenses that are no less favorable than the analogous provisions contained in the organizational documents of the Company and its subsidiaries in effect immediately prior to the effective time. The contractual indemnification rights of the directors and officers of the Company will be assumed by the surviving corporation by virtue of the merger and will continue in full force and effect in accordance with their terms following the effective time.

For additional information, see the section entitled “The Agreement and Plan of Merger—Director and Officer Indemnification and Insurance Information,” beginning on page 89.

New Employment Arrangements

As of the date of this proxy statement, none of the members of our Board or our executive officers has entered into any agreement, arrangement or understanding with Sponsor, Parent or any of its or their respective executive officers, directors or affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent, the surviving corporation or any of their affiliates. Although no such agreement, arrangement or understanding exists as of the date of this proxy statement, (i) certain of our executive officers may, prior to the completion of the merger, enter into new arrangements with Parent or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or certain of its affiliates, including the surviving corporation, and (ii) as noted in the section entitled “The Merger—Background of the Merger,” beginning on page 29, Sponsor has inquired as to whether Ms. Howard would be interested in serving on the board of directors of Parent, without proposing or discussing any terms, including compensation, relating to Ms. Howard’s service on Parent’s board, and Ms. Howard has indicated she has not determined whether she is interested in being a member of the board of directors of Parent.

Certain Effects of the Merger

If the proposal to adopt the merger agreement is approved by the holders of shares of Company common stock representing a majority of the outstanding shares of Company common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly-owned subsidiary of Parent.

Following the completion of the merger, all of the Company’s equity interests will be beneficially owned by Parent, and, by virtue of the merger, none of the Company’s current stockholders will have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent. As a result, the Company’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the effective time, except as described below, each share of Company common stock issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by any subsidiary of the Company and all shares owned of record by Parent, Sub or any of their respective subsidiaries, in each case immediately prior to the effective time and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to request appraisal of their shares) will be cancelled and automatically converted into the right to receive $28.00 in cash, without interest thereon, subject to any applicable withholding taxes.

For information regarding the effects of the merger on the Company’s outstanding equity awards and the Company’s equity plans, please see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57, and the section entitled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Equity Plans,” beginning on page 75.

Company common stock is currently registered under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and trades on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “NCI.” Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC with respect to Company common stock. Termination of registration of Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company, to the extent that such provisions apply solely as a result of the registration of Company common stock under the Exchange Act.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of Company common stock entitled to vote on such matter or if the merger is not completed for any other reason, holders of shares of Company common stock will not receive any consideration from Parent or Sub for such holder’s shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be listed and traded on the NYSE. We expect that holders of shares of Company common stock would continue to be subject to the same risks to which they are currently subject with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of Company common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of Company common stock entitled to vote on such matter, or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that the Company’s business, prospects or results of operations will not be adversely impacted.

In addition, if the merger agreement is terminated under specified circumstances, the Company is required to pay Parent a termination fee of $30.9 million. Upon termination of the merger agreement under certain circumstances, Parent will be obligated to pay the Company a termination fee of $67.5 million. See the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 95.

Financing of the Merger

The Company anticipates that the total funds needed to complete the merger, including the funds needed to pay Company stockholders and holders of other equity-based interests the amounts due to them under the merger agreement, which would be approximately $1.12 billion based upon the number of shares of Company common stock (and the Company’s other equity-based interests) outstanding as of August 26, 2019, will be funded through a combination of up to $840 million of debt financing (in addition to an incremental revolving line commitment, which Parent does not anticipate to be a source of funds for financing the merger consideration payable under the merger agreement) and up to $320 million of equity financing.

Equity Financing

Parent has entered into an equity financing commitment letter, dated as of August 2, 2019 (which we refer to as the “equity financing commitment letter”), by and between The Veritas Capital Fund VI, L.P. (“Sponsor”) and Parent, which obligates Sponsor to fund to Parent an aggregate amount up to $320 million, subject to the terms and conditions set forth in the equity financing commitment letter, for the purpose of enabling Parent to fund a portion of the merger consideration. The Company is an express third party beneficiary of the equity financing commitment letter for purposes of enforcing Sponsor’s obligations under the equity financing commitment letter and, subject to the terms and conditions of the equity financing commitment letter, has the ability to specifically enforce the equity financing commitment letter if (i) all of the conditions to Parent’s obligation to consummate the transactions contemplated by the merger agreement (other than those conditions that by their nature are only capable of being satisfied at the closing; provided, that such conditions would have been satisfied if the closing were to occur) have been satisfied or waived, as more fully described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 92, (ii) the Company has irrevocably notified Parent in writing that (A) all of the conditions to the Company’s obligations to consummate the merger contemplated by the merger agreement (other than those conditions that by their nature are only capable of being satisfied at the closing; provided, that such conditions would have been satisfied if the closing were to occur) have been satisfied or waived and (B) the Company is ready, willing and able to consummate the closing, (iii) the debt financing has been funded or will be funded at the closing and (iv) Parent and Sub have failed to consummate the closing on the later of (X) the date by which the closing is required to have occurred pursuant to the merger agreement and (Y) the earlier of (1) three business days following the receipt of the Company’s irrevocable written notification and (2) December 30, 2019 (which we refer to as the “outside date”), in each case subject to the conditions and limitations described in the sections entitled “The Agreement and Plan of Merger—Effect of Termination” beginning on page 95 and “The Agreement and Plan of Merger—Miscellaneous—Specific Performance” beginning on page 96.

Debt Financing

Parent has entered into a debt commitment letter, dated as of August 2, 2019 (as supplemented through the joinder dated as of August 23, 2019 which we refer to as the “debt commitment letter”), with Royal Bank of Canada, UBS AG, UBS Securities LLC, Macquarie Capital (USA) Inc., Macquarie Capital Funding LLC, Credit Suisse Loan Funding LLC, Credit Suisse AG and Chain Bridge Opportunistic Funding, LLC (collectively, the “debt commitment parties”) as commitment parties thereunder. Pursuant to and subject to the terms of the debt commitment letter, the debt commitment parties committed to provide, among other things, a $640 million incremental senior secured first lien term loan facility and a $200 million incremental senior secured second lien term loan facility under Parent’s existing credit facility (in addition to an incremental revolving line commitment, which Parent does not anticipate to be a source of funds for financing the merger consideration payable under the merger agreement) (which we refer to as the “debt financing”) to, among other things, (i) pay the merger consideration payable under the merger agreement, (ii) refinance certain existing indebtedness for borrowed money and (iii) pay any and all fees and expenses in connection with the merger or the financing thereof. The debt commitment letter terminates automatically on the earliest to occur of (A) the consummation of the merger without the funding of the debt financing, (B) the closing date of the merger, (C) 5:00 p.m., Eastern time, January 7, 2020 and (D) the date of the valid termination of the merger agreement.

To the knowledge of the Company, as of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available.

The completion of the merger is not conditioned upon Parent’s or Sub’s receipt of financing.

Limited Guarantee

The Company and Sponsor have entered into the limited guarantee, dated as of August 2, 2019 (which we refer to as the “limited guarantee”), under which Sponsor, as guarantor, has guaranteed the due and punctual payment to the Company of the termination fee of $67.5 million (which we refer to as the “Parent termination fee”) if and when due under the merger agreement, certain reimbursement and indemnification obligations related to the debt financing and certain payment and reimbursement obligations specified in the merger agreement that may be owed by Parent pursuant to the merger agreement, subject to a maximum aggregate liability equal to $67.5 million. The limited guarantee is binding on Sponsor until the complete and indefeasible payment and satisfaction in full of Parent’s guaranteed obligations under the merger agreement, subject to the maximum liability in the previous sentence. The limited guarantee terminates at the earliest of (i) the closing, (ii) six months following the valid termination of the merger agreement by the Company due to Parent’s breach or failure to perform under the merger agreement or Parent’s failure to consummate the merger, in each case pursuant to the merger agreement, (iii) the valid termination of the merger agreement pursuant to its terms other than by the Company as described in clause (ii) above, (iv) any modification or amendment of the merger agreement (A) that affects the termination provisions of the merger agreement or (B) that could increase any liability of or impose any obligation on, or adversely affect Sponsor in its capacity as guarantor, without Sponsor’s prior written consent; and (v) except as otherwise provided in the limited guarantee, if the Company brings a claim against a non-recourse party, claims a provision of the limited guarantee is unenforceable, or that the guarantor owes more than the maximum permitted liability as set forth in the limited guarantee.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of material U.S. federal income tax consequences of the merger to beneficial owners of Company common stock who receive cash for their shares of Company common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary only addresses shares of Company common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to holders of shares who demand appraisal rights under Section 262 of the DGCL. This summary does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. This summary also does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization or governmental organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other entity treated as a pass-through entity for U.S. federal income tax purposes (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder (as described below) that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate or a former citizen or long-time resident of the United States.

This summary is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the shares. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMPANY COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY, INCLUDING POSSIBLE CHANGES IN SUCH LAWS OR TREATIES.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

We use the term “non-U.S. holder” to mean a beneficial owner of Company common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of Company common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult such partner’s tax advisor.

U.S. Holders

General. A U.S. holder’s receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash in exchange for shares of Company common stock in the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares. A U.S. holder’s adjusted tax basis in a share generally will be equal to the amount the U.S. holder paid for the share. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time. Long-term capital gain recognized by individuals and other non-corporate persons that are U.S. holders generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact), or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish exemption should complete and sign the IRS Form W-9 in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met;

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•

we are or have been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held our shares and the non-U.S. holder held (actually or constructively) more than five percent of our shares at any time during the five-year period ending on the date of the merger.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, the determination whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our United States and foreign real property interests. We believe that we have not been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of the merger.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF COMPANY COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals

Hart-Scott-Rodino Antitrust Improvements Act of 1976

On August 14, 2019, the Company and Parent filed their respective notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”) with the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) and the United States Federal Trade Commission (which we refer to as the “FTC”), which triggered the start of the initial, 30-day HSR Act waiting period. This initial waiting period is scheduled to expire at 11:59 p.m., New York City time, on September 13, 2019, unless it is earlier terminated pursuant to the parties’ requests for such treatment or is extended either by Parent voluntarily withdrawing and re-filing to allow a second 30-day waiting period or by the reviewing agency issuing formal requests for additional information and documentary material.

Regulatory Conditions to Completion of the Merger

At any time before or after the effective time, the DOJ, the FTC, antitrust authorities outside of the United States or U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of the Company’s or Parent’s assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Completion of the merger is conditioned on the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act and the absence of any law or order restraining, enjoining, or otherwise prohibiting the consummation of the merger.

We currently expect to obtain during the third quarter of 2019 all antitrust and other regulatory approvals that are required for the completion of the merger, however, we cannot guarantee when any such approvals will be obtained or that they will be obtained at all.

Litigation Related to the Merger

Lawsuits challenging the merger were filed on September 4, 2019, September 9, 2019, and September 10, 2019, in the United States District Court for the District of Delaware. The lawsuits, filed by purported stockholders of the Company, are captioned Rosenblatt v. Navigant Consulting, Inc., et al., No. 1:19-cv-01680, filed as a putative class action on behalf of stockholders of the Company, and Stein v. Navigant Consulting, Inc., et al., No. 1:19-cv-01652, and Gottlieb v. Navigant Consulting, Inc., et al., No. 1:19-cv-1693, both filed as individual actions. The lawsuits allege that the preliminary proxy statement filed on August 30, 2019, relating to the transactions contemplated by the merger agreement, omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act and certain rules promulgated thereunder, rendering the preliminary proxy statement false and misleading. The lawsuits name as defendants the Company and its directors and seek, among other relief, an order enjoining completion of the merger.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A, which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Company, Parent or Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of the Company, in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” on page 108.

The representations, warranties and covenants made in the merger agreement by the Company, Parent and Sub are qualified and subject to important limitations agreed to by the Company, Parent and Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the Company disclosure letter, which such disclosures are not reflected in the text of the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by the Company, Parent and Sub on August 2, 2019 (the “date of the merger agreement”).

The Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and the applicable provisions of the DGCL, at the effective time, Sub will be merged with and into the Company, the separate corporate existence of Sub will thereupon cease and the Company will continue as the surviving corporation of the merger. As a result of the merger, the Company, as the surviving corporation, will succeed to and assume all of the rights and obligations of Sub and the Company in accordance with the DGCL, as a wholly-owned subsidiary of Parent.

Closing; Effective Time of the Merger

The closing of the merger will take place on the third business day after each of the conditions set forth in the merger agreement are satisfied, or to the extent permitted by law, waived by the party entitled to waive such condition (other than those conditions that, by their terms, are only capable of being satisfied on the closing date, but subject to the satisfaction or, if permissible, waiver of such conditions by the party entitled to waive such conditions) or another date or place agreed to in writing by the parties to the merger agreement. However, the parties are not required to consummate the closing prior to the earlier of (i) the second business day after the end of the marketing period (as described below) and (ii) the date during the marketing period agreed to in writing by Parent and the Company (we refer to the date on which the closing occurs as the “closing date”).

The “marketing period” is the first period of fifteen consecutive business days following the Parent’s receipt the required information (as described below). Notwithstanding the foregoing, (i) the marketing period may not commence prior to September 3, 2019 and (ii) November 29, 2019 will not be considered a business day.

“Required information” means (i) audited financial statements of the Company for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016 and subsequent fiscal years ended at least 90 days before the closing date and (ii) quarterly unaudited financial statements of the Company for each subsequent fiscal quarter other than the fourth quarter ended at least 45 days before the closing date, in each case, with comparative financial information for the equivalent period of the prior year. Parent has received audited financial statements of the Company for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016 and unaudited financial statements of Company for the quarters ended March 31, 2019 and June 30, 2019.

Concurrently with the closing, the Company will cause a certificate of merger with respect to the merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The merger shall become effective on the date and at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties to the merger agreement in writing and set forth in the certificate of merger in accordance with the DGCL.

Organizational Documents; Directors and Officers

The merger agreement provides that, at the effective time, (i) the amended and restated certificate of incorporation of the surviving corporation, as in effect immediately prior to the effective time, will be amended and restated in the form attached to the merger agreement until thereafter amended in accordance with applicable law and the applicable provisions of the amended and restated certificate of incorporation and the amended and restated by-laws of the surviving corporation, and (ii) the parties will cause the by-laws of Sub, as in effect immediately prior to the effective time, to be the by-laws of the surviving corporation (except that references to the name of Sub will be replaced by references to the name of the surviving corporation) until thereafter amended in accordance with applicable law and the applicable provisions of the amended and restated certificate of incorporation and the amended and restated by-laws of the surviving corporation.

Additionally, the merger agreement provides that the board of directors of the surviving corporation effective as of, and immediately following, the effective time will consist of the members of the board of directors of Sub immediately prior to the effective time. At the closing, the Company will deliver the resignations of each of the directors and officers of the Company that have been requested by Parent under the merger agreement. Furthermore, from and after the effective time, the officers of Sub at the effective time will be the officers of the surviving corporation. Each such director will hold office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the amended and restated certificate of incorporation and the by-laws of the surviving corporation and each such officer will hold office in accordance with the amended and restated certificate of incorporation and the amended and restated by-laws of the surviving corporation.

Merger Consideration

Outstanding Company Common Stock

At the effective time, except as described below, each share of Company common stock issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by the Company or any subsidiary of the Company and all shares owned of record by Parent, Sub or any of their respective subsidiaries, in each case immediately prior to the effective time and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to request appraisal of their shares) will be cancelled and automatically converted into the right to receive $28.00 in cash, without interest thereon, subject to any applicable withholding taxes and the following paragraph.

Company-Owned and Parent-Owned Company Common Stock

At the effective time, all shares of Company common stock that are held in the treasury of the Company or owned of record by any of the Company or any Company subsidiaries and all shares of Company common stock owned of record by Parent, Sub or any of their respective subsidiaries will be cancelled and will cease to exist, with no payment being made with respect thereto.

Sub Capital Stock

At the effective time, each issued and outstanding share of capital stock of Sub will be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.

Dissenting Shares

All Company common stock that is issued and outstanding immediately prior to the effective time and held by a person who did not vote in favor of or consent to the adoption of the merger agreement and who properly demanded appraisal of such shares and complied in all respects with all the applicable provisions of the DGCL (which we refer to as “dissenting shares”) will not be converted into the right to receive the merger consideration, but will be converted into the right to receive fair value of such shares as determined pursuant to the procedures set forth in Section 262 of the DGCL. We refer to a holder of dissenting shares as a “dissenting stockholder.” If such dissenting stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses or waives its right of appraisal, in any case pursuant to the DGCL, its shares will be deemed to be converted as of the effective time into the right to receive the merger consideration, without interest.

The merger agreement provides that the Company will give Parent prompt written notice of any demands or written threats for appraisal of shares of Company common stock received by the Company, withdrawals of such demands or threats and any other instruments served on the Company pursuant to Section 262 of the DGCL, and Parent will have the opportunity to direct all negotiations and proceedings with respect to such demands for appraisal rights. The Company will not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, or approve any withdrawal of, such demands.

Treatment of Outstanding Equity Awards and Equity Plans

Company Stock Options

The merger agreement provides that, as of immediately prior to the effective time and upon the terms and subject to the conditions set forth therein, each outstanding Company stock option will be fully vested and cancelled, and each holder of a cancelled company stock option will receive a payment in cash, without interest, equal to the product of (i) the total number of shares subject to the cancelled company stock option and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share subject to the cancelled company stock option; provided, however, that (i) any such company stock option with respect to which the exercise price per share subject thereto is equal to or greater than the merger consideration will be cancelled in exchange for no consideration and (ii) such payments will be reduced by the amount of any required tax withholdings as contemplated by the merger agreement.

Restricted Stock Unit Awards

The merger agreement provides that, as of immediately prior to the effective time and upon the terms and subject to the conditions set forth therein, each outstanding and unvested Company restricted stock unit award (other than any restricted stock unit award held by the Company’s non-employee directors) will be assumed by the surviving corporation and converted into a replacement restricted cash award representing the right to receive an amount in cash, without interest, equal to (i) with respect to restricted stock unit awards subject to performance conditions (A) that have ended prior to the effective time, the product of (1) the merger consideration and (2) the number of restricted stock units subject to the Company restricted stock unit award as of immediately prior to the effective time based on actual performance and (B) that have not ended prior to the effective time, the product of (1) the merger consideration and (2) the number of restricted stock units subject to the Company restricted stock unit award assuming performance at 100% of target levels and (ii) with respect to restricted stock unit awards subject solely to time-based vesting, the product of (A) the merger consideration and (B) the number of restricted stock units subject to the Company restricted stock unit award, in each case, subject to the same time-based vesting conditions and settlement dates as in effect as of immediately prior to the effective time.

The merger agreement provides that, as of immediately prior to the effective time and upon the terms and subject to the conditions set forth therein, each outstanding and unvested Company restricted stock unit award held by non-employee directors of the Company will be fully vested and cancelled, and each holder of a cancelled restricted stock unit award will receive a payment in cash, without interest, equal to the product of (i) the merger consideration and (ii) the total number of shares subject to the cancelled restricted stock unit award.

Company Stock Plans and Employee Stock Purchase Plan

The merger agreement provides that (i) as of the effective time, the Company’s 2017 Long-Term Incentive Plan and the Company’s Amended and Restated 2012 Long-Term Incentive Plan will be terminated and (ii) as of immediately prior to the effective time, the Company’s Employee Stock Purchase Plan (which we refer to as the “ESPP”) will be terminated. As of the date of the merger agreement, no new Offering Period (as defined in the ESPP) will commence. Prior to the closing, the Company will (A) cause the Purchase Date (as defined in the ESPP) with respect to any Offering Period that would otherwise occur on or after the effective time, if any, to occur no later than one business day prior to the date on which the effective time occurs, (B) make any pro rata adjustments that may be necessary to reflect the shortened Offering Period, but otherwise treat such shortened Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the ESPP, and (C) cause the exercise (as of no later than one business day prior to the effective time) of each outstanding purchase right pursuant to the ESPP. On such exercise date, if any, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company common stock in accordance with the terms of the ESPP and will cause the remaining accumulated but unused payroll deductions to be distributed to the relevant participants without interest as promptly as practicable following such exercise date. Shares of Company common stock purchased under the ESPP will be exchanged for the merger consideration.

Exchange Procedures

The merger agreement provides that at or prior to the effective time, Parent will deposit with a U.S.-based nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (which we refer to as the “paying agent”), for the benefit of the holders of shares of Company common stock to receive the merger consideration, an amount in cash equal to the aggregate merger consideration to which Company stockholders will become entitled in connection with the merger (which we refer to as the “exchange fund”). In the event the exchange fund will be insufficient to make the payments of the merger consideration, Parent is required to promptly deposit, or cause to be deposited, additional funds by wire transfer of immediately available funds with the paying agent in an amount sufficient to make such payments.

As promptly as practicable after the effective time and in any event not later than the second business day following the effective time, Parent is required to cause the paying agent to mail to each holder of record of a certificate representing a share of Company common stock (which we refer to as a “certificate”) whose shares of Company common stock were converted into the right to receive the merger consideration pursuant to the merger agreement: (i) a letter of transmittal (in customary form agreed to by Parent and the Company prior to the effective time), which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates (or affidavits of loss in lieu thereof) to the paying agent, and will otherwise be in such form and have such other provisions as Parent and the Company may agree; and (ii) instructions for effecting the surrender of the certificates in exchange for payment of the merger consideration. Upon surrender of any certificates (or affidavits of loss in lieu thereof) for cancellation to the paying agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such certificates, the holder of such certificates will be entitled to receive in exchange therefor the portion of the aggregate merger consideration into which the shares formerly represented by such certificates were converted pursuant to the merger agreement, and the certificates so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Company common stock that is not registered in the transfer records of the Company, payment may be made and merger consideration may be issued to a person other than the person in whose name the certificate so surrendered is registered, if such certificate will be properly endorsed or will otherwise be in proper form for transfer and the person requesting such payment will either pay to the paying agent any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate so surrendered or will establish to the reasonable satisfaction of the paying agent that such taxes either have been paid or are not required to be paid.

Any holder of non-certificated shares of Company common stock represented by book-entry whose shares were converted into the right to receive the merger consideration at the effective time pursuant to the merger agreement will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive pursuant to the merger agreement (or such other amount paid in respect of dissenting shares pursuant to the merger agreement). In lieu thereof, each such registered holder of one or more non-certificated shares of Company common stock represented by book-entry will automatically upon the effective time be entitled to receive, and the surviving corporation will cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time (but in no event more than three business days thereafter), the merger consideration for each non-certificated shares of Company common stock represented by book-entry and such shares will forthwith be cancelled. Payment of the merger consideration with respect to non-certificated shares of Company common stock represented by book-entry will only be made to the person in whose name such shares are registered.

No interest will be paid or accrue on any portion of the merger consideration payable in respect of any certificate (or affidavit of loss in lieu thereof) or non-certificated share of Company common stock represented by book-entry.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK WILL BE MAILED TO STOCKHOLDERS HOLDING CERTIFICATED SHARES OF COMPANY COMMON STOCK IF THE MERGER IS COMPLETED.

Lost, Stolen and Destroyed Certificates

If any certificate will have been lost, stolen or destroyed, upon the marking of an affidavit in form and substance reasonably acceptable to the paying agent of that fact by the person claiming such certificate to be lost, stolen or destroyed, the paying agent or the surviving corporation, as applicable, will issue in exchange for such lost, stolen or destroyed certificate the portion of the aggregate merger consideration into which the shares formerly represented by such certificate were converted pursuant to the merger agreement. However, the paying agent may, in its reasonable discretion and as a condition precedent to the payment of such merger consideration, require the owner of such lost, stolen or destroyed Company stock certificate to provide a bond in a customary amount.

Representations and Warranties

The Company, on the one hand, and Parent and Sub, on the other hand, have each made representations and warranties to each other in the merger agreement. The representations and warranties referenced below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to Company stockholders and may be subject to limitations agreed upon by the parties, including being qualified by disclosures filed with or furnished to the SEC and confidential disclosures made by the Company to Parent and Sub in the disclosure letter delivered by the Company in connection with the merger agreement (which we refer to as the “Company disclosure letter”). The representations and warranties contained in the merger agreement should not be relied upon as characterizations of the actual state of facts or conditions of the Company, Parent, Sub or any of their respective subsidiaries, affiliates or businesses. The representations and warranties of each of the parties to the merger agreement will expire at the effective time.

Representations and Warranties of the Company

The Company has made customary representations and warranties to Parent and Sub in the merger agreement regarding aspects of the Company’s business and various other matters pertinent to the merger. The topics covered by the Company’s representations and warranties include the following:

•	the organization, qualification to do business and good standing of the Company;

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the Company’s subsidiaries, including, among other things, the organization, qualification to do business, good standing, capital structure and absence of restrictions with respect to the capital stock of such subsidiaries;

•	the capital structure, and the absence of restrictions with respect to the capital stock and other securities, of the Company;

•	the Company’s authority to enter into, and, subject to receipt of the Company stockholder approval, consummate the transactions contemplated by the merger agreement;

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the absence of conflicts with, or violations of, laws, organizational documents or contracts, in each case as a result of the Company’s execution or delivery of the merger agreement or the performance by the Company of its covenants under, or the consummation by the Company of the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the Company’s and its subsidiaries’ governmental permits and compliance with law;

•	the Company’s SEC filings since January 1, 2017, the financial statements contained in such filings and off-balance sheet arrangements;

•	the information contained in this proxy statement;

•	the Company’s and its subsidiaries’ systems of internal control over financial reporting and disclosure controls and procedures;

•	the absence of any Company material adverse effect since January 1, 2019 and the absence of certain other changes or events since March 31, 2019;

•	the absence of undisclosed liabilities;

•	the absence of pending or threatened litigation, audits, inquiries or investigations or outstanding orders;

•	employee benefits matters related to the Company and its subsidiaries;

•	labor matters related to the Company and its subsidiaries;

•	tax matters related to the Company and its subsidiaries;

•	the Company’s and its subsidiaries’ owned and leased real property;

•	environmental matters related to the Company and its subsidiaries;

•	the Company’s and its subsidiaries’ intellectual property;

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contracts that would be required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, and other contracts related to the Company and its subsidiaries that are described in the material contracts representation and warranty in the merger agreement (which we refer to as “material contracts”);

•	insurance coverage related to the Company and its subsidiaries;

•	the opinion of the Company’s financial advisor;

•	the inapplicability of takeover statutes to the merger;

•	the vote of holders of Company common stock required to approve the merger;

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the absence of financial advisor’s, broker’s, finder’s or investment banker’s fees, other than those payable to the Company’s financial advisor, in connection with the transactions contemplated by the merger agreement;

•	the Company’s compliance with the requirements of any governmental contracts or bids since January 1, 2017;

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the absence of transactions between the Company or any of the subsidiaries of the Company and any affiliate of the Company or any subsidiary of the Company that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act;

•	the Company’s relationship with its largest customers and largest vendors; and

•	the outcomes of certain projects undertaken by the Company since June 30, 2019.

Some of the Company’s representations and warranties are qualified by the concept of a “Company material adverse effect.” Under the terms of the merger agreement, a Company material adverse effect means any change, occurrence, development, condition, circumstance, event or effect (each of which, we refer to as an “effect”) that, individually or in the aggregate, together with all other effects (i) does or would reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by the merger agreement (other than as a result of any material breach of the merger agreement by Parent or Sub) or (ii) has a material adverse effect on the business, financial condition or continuing results of operations of the Company and the subsidiaries of the Company, taken as a whole. However, none of the following or any effect resulting or arising from the following, alone or in combination, will be taken into account in determining whether there has been a Company material adverse effect:

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the entry into, performance of, announcement of, or pendency of, the merger agreement or the transactions contemplated by the merger agreement, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, vendors, business partners or employees, of the Company or the subsidiaries of the Company (except as applied to the non-contravention representation and warranty);

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any change in or effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world, including interest rates or exchange rates or any changes therein, or any change in or effect affecting any business or industries in which the Company and its subsidiaries operate;

•	any change in any applicable law or GAAP or other applicable accounting rules or the interpretation of any of the foregoing;

•	any action taken by the Company or any of the Company’s subsidiaries that is expressly required by the merger agreement;

•	the commencement, occurrence or escalation of any armed hostilities or acts of war, whether or not declared, or terrorism;

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the existence or occurrence of any weather-related or force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or

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any changes in the market price or trading volume of the Company common stock, any changes in the ratings or the ratings outlook for the Company or any of its subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of its subsidiaries or any failure of the Company or any of its subsidiaries to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period ending on or after the date of the merger agreement. The exceptions in this clause will not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by the preceding clauses) from being taken into account in determining whether a material adverse effect has occurred, provided, that this clause will not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period.

However, with respect to the exceptions described in the second, third, fifth, sixth and seventh bullets above, such effects will be taken into account to the extent they materially and disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating in the same industries in which the Company and its subsidiaries operate.

Representations and Warranties of Parent and Sub

Parent and Sub made customary representations and warranties to the Company in the merger agreement, in each case, subject to customary qualifications and limitations, including representations and warranties relating to the following:

•	the organization and good standing of Parent and Sub;

•	each of Parent’s and Sub’s authority to enter into and consummate the transactions contemplated by the merger agreement;

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the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts and instruments to which Parent or Sub is a party, in each case as a result of Parent’s and Sub’s execution or delivery of the merger agreement or the performance by Parent and Sub of their respective covenants under, or the consummation by Parent and Sub of the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the information contained in this proxy statement;

•	the absence of pending or threatened litigation and outstanding orders which would reasonably be expected to prevent or materially delay the merger;

•	the ownership of Sub by Parent;

•	Sub’s lack of operating activities;

•	the equity financing commitment letter and the equity financing;

•	the debt commitment letter and the debt financing;

•	the limited guarantee;

•	the solvency of Parent, the surviving corporation and each subsidiary of the surviving corporation at and immediately following the effective time;

•	the absence of broker’s, finder’s or investment banker’s fees in connection with the transactions contemplated by the merger agreement;

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the absence of certain contracts or commitments to enter into a contract between Parent, Sub or any of their respective affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand; and

•	the absence of ownership of shares of Company common stock by Parent, Sub or any of their respective subsidiaries or their respective affiliates or associates.

Covenants Regarding Conduct of Business by the Company Prior to the Merger

Under the merger agreement, the Company agreed that, until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, except as set forth in the Company disclosure letter, as required by applicable law or as expressly required by any provision of the merger agreement, as Parent may agree in writing (which agreement may not be unreasonably withheld, delayed or conditioned), the Company will use commercially reasonable efforts to, and will cause each of its subsidiaries to use commercially reasonable efforts to, conduct its operations in all material respects in the ordinary course of business consistent with past practice.

Further, the Company agreed that, until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, except as set forth in the Company disclosure letter, as required by applicable law, as expressly permitted or required by any provision of the merger agreement or as Parent may agree in writing (which agreement may not be unreasonably withheld, delayed or conditioned), the Company will not, and will not permit its subsidiaries to:

•	amend the amended and restated certificate of incorporation or restated by-laws of the Company or the organizational documents of any subsidiary of the Company;

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issue or authorize the issuance of any equity securities in the Company or any subsidiary of the Company, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (i) the issuance of Company common stock upon the exercise of Company options and the vesting of restricted stock unit awards, in each case outstanding as of the date hereof, or the issuance of Company common stock pursuant to the terms of the Company stock purchase plan and (ii) the issuance of securities by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company;

•	adjust, split, combine, recapitalize or reclassify any capital stock or other equity interest of the Company or any subsidiary of the Company;

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sell, pledge, dispose of, transfer, assign, lease, license, abandon or encumber any material property or material assets of the Company or any of its subsidiaries, except (i) pursuant to existing contracts, (ii) sales or dispositions made in connection with any transaction between or among the Company and any wholly-owned subsidiary of the company or between or among any wholly-owned subsidiaries of the Company; (iii) for properties or assets obsolete or worthless; or (iv) for certain liens permitted pursuant to the terms of the merger agreement;

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declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company or any subsidiary of the Company, whether payable in cash, stock, property or a combination thereof, other than (i) the quarterly dividend declared by the Board on July 23, 2019 (and equivalent restricted stock unit awards for eligible unvested restricted stock units) and (ii) as between the Company and any subsidiary of the Company or between or among subsidiaries of the Company (provided that if the subsidiary of the Company is not wholly-owned, any such dividend must be pro rata among each of the holders of voting securities of such subsidiary of the Company);

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reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or other voting or capital interests or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities or other voting or capital interests other than (i) the payment of withholding taxes by net exercise or by tendering of shares in connection with the exercise of any Company options outstanding as of the date of the merger agreement and permitted by the terms of such Company options, (ii) tax withholdings on the vesting or payment of restricted stock unit awards outstanding as of the date hereof, or (iii) the acquisition by the Company of awards granted pursuant to the Company stock plans in connection with the forfeiture of such awards;

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merge or consolidate the Company or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the merger of one or more of the Company’s U.S.-based wholly-owned subsidiaries with or into one or more other the Company’s U.S.-based wholly-owned subsidiaries or the Company);

•	make or offer to make any acquisition of a material business, including by merger, consolidation or acquisition of stock or assets;

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incur any indebtedness (as defined in the merger agreement) in the aggregate in excess of $3,000,000 aggregate principal amount (provided that the Company and its subsidiaries will not incur any indebtedness for borrowed money);

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make any loans, advances or capital contributions to, or investments in, any other person that is not one of the Company’s wholly-owned subsidiaries other than (i) loans solely between the Company and a wholly-owned subsidiary of the Company or between wholly-owned subsidiaries of the Company, (ii) advances for travel and other out-of-pocket expenses to officers, directors or employees of the Company or any subsidiary of the Company in the ordinary course of business, consistent with past practice or (iii) extended payment terms granted to customers or clients in the ordinary course of business;

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except to the extent required by law or the terms of any Company benefit plan or collective bargaining agreement in effect as of the date of the merger agreement or as specifically contemplated by the merger agreement: (i) increase the compensation or benefits payable or to become payable to any director, officer or employee, other than increases to compensation and benefits in the ordinary course of business below the position of employees with a title of Director (employees with a title of Director or more senior, each a “managerial employee”); (ii) hire or promote any person (or make an offer or promise to hire or promote) to a managerial employee position or terminate any managerial employee (other than promotions (but excluding any corresponding increases to compensation or benefits payable) for the September promotions cycle in the ordinary course of business consistent with the Company’s past practice); (iii) grant any rights to severance or termination pay or other termination benefit, or enter into any employment (other than employment agreements that do not provide for severance in excess of amounts required by applicable law) or severance agreement; (iv) subject to the other clauses of this provision, establish, terminate, adopt, enter into or amend any Company benefit plan (or any arrangement that, if in effect on the date of the merger agreement, would be a Company benefit plan), except for amendments to Company benefit plans in the ordinary course of business, consistent with past practice, that do not result in an increase in cost to the Company or any subsidiary of the Company, individually or in the aggregate, by $250,000; (v) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company benefit plan; or (vi) issue any loan to any current or former employee, officer, consultant, or non-employee director;

•	make any material change in accounting policies or procedures (other than as required by GAAP, applicable law or any governmental entity with competent jurisdiction);

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engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K that would reasonably be expected to have a Company material adverse effect;

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other than in the ordinary course of business consistent with past practice and other than proceedings related to the transactions contemplated by the merger agreement, (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof) any material contract of the Company, waive, release or assign any material rights, claims or benefits under any material contract of the Company or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or material default under, any material contract of the Company or (ii) enter into any contract that would have been a material contract of the Company had it been entered into prior to the date of the merger agreement;

•	make, or commit to make, any capital expenditures in excess of $5,000,000;

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(i) enter into any new material line of business, or (ii) open a new office of the Company or any of the subsidiaries of the Company, in any country where the Company or such Company subsidiary does not have an office as of the date of the merger agreement;

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(i) settle any proceeding before or threatened to be brought before a governmental entity, other than monetary settlements not in excess of $250,000 individually or $1,000,000 in the aggregate (provided, that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company, the subsidiaries of the Company, Parent or any subsidiaries of Parent) or (ii) waive any material right with respect to any material claim held by the Company or any of the subsidiaries of the Company, in respect of any proceeding brought or threatened in writing to be brought before a governmental entity, in each case subject to the terms of the merger agreement;

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terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of the Company insurance policies, including allowing the polices to expire without renewing such policies or obtaining comparable replacement coverage, or fail to pay premiums or report known claims to its insurance carrier in a timely matter, in each case, except as would not be reasonably likely to be material to the Company and any subsidiary of the Company, taken as a whole;

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(i) settle or compromise any material tax claim or liability, or enter into any closing agreement affecting any material tax liability or refund, (ii) waive or extend any statute of limitations in respect of material taxes or period within which an assessment or reassessment of material taxes may be issued, (iii) prepare or file any material amended tax return or claim for refund, (iv) file any request for a ruling in respect of any tax matter, or (v) make or change any material tax election; or

•	authorize, agree to do, or enter into any agreement to do, any of the foregoing.

Restriction on Solicitation of Competing Proposals

The Company has agreed that it will, and will cause its subsidiaries and its and their respective directors, officers, and employees to, and use reasonable best efforts to cause its and their respective investment bankers, accountants, counsel and other advisors (which, together with the directors, officers and employees of the Company and its subsidiaries, we refer to as the “Company representatives”) to, cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any competing proposal (as described below), terminate all access granted to any such persons and their representatives to any physical or electronic dataroom, and request the return or destruction from such persons of non-public information concerning the Company. In addition, until the earlier of the effective time or termination of the merger agreement (if any), the Company has agreed that it will not, and will cause its subsidiaries and its and their respective directors, officers and employees not to, and will use reasonable best efforts to cause the other Company representatives not to:

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initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, a competing proposal (as described below);

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furnish any non-public information regarding the Company or any subsidiary of the Company to any third person in connection with or in response to, or in a manner that would reasonably be expected to lead to, a competing proposal;

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enter into, participate in or continue to participate in any discussions or negotiations with any third person with respect to, or that would reasonably be expected to lead to, any competing proposal made by such third person;

•	approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any alternative acquisition agreement; or

•	agree, propose or resolve to take, or take, any of the actions prohibited by the foregoing.

A “competing proposal” is defined in the merger agreement to mean any proposal, offer or bona fide written indication of interest from any person or group (other than Parent, Sub or any of their respective affiliates) relating to:

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any direct or indirect acquisition (whether by lease, exchange, transfer, purchase or other disposition) from the Company or any of its subsidiaries, in a single transaction or a series of transactions, of (i) 20% or more (based on the fair market value, as determined by the Board or any committee of the Board in good faith) of assets (including capital stock of the Company’s subsidiaries, and by means of any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction to which the Company or any subsidiary of the Company is a party) of the Company and the subsidiaries of the Company, taken as a whole or (ii) 20% or more of the outstanding shares of Company common stock;

•	any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the outstanding shares of Company common stock; or

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any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, spin-off, extraordinary dividend, binding share exchange or similar transaction to which the Company or any of its subsidiaries is a party pursuant to which (i) any person or group (or the stockholders of any person) would own, directly or indirectly, 20% or more of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (ii) the owners of outstanding shares of Company common stock immediately prior to such transaction would own less than 80% of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity.

Notwithstanding the non-solicitation provisions described above, if, at any time following the date of the merger agreement and prior to the receipt of the Company stockholder approval, (i) the Company receives a written competing proposal from a person that did not result from a breach of the non-solicitation provisions described above (other than any breach that is immaterial and unintentional), which competing proposal was made on or after the date of the merger agreement, and (ii) the Board or any committee thereof determines in good faith, after consultation with its independent financial advisors and outside counsel, that such competing proposal constitutes or could reasonably be expected to lead to a superior proposal (as described below) and, after consultation with the Company’s outside legal counsel, that failure to take the actions described in the subsequent clauses (A) or (B) would be reasonably likely to be inconsistent with the fiduciary duties of the Board under applicable law, then the Company, its subsidiaries and the Company representatives may (A) furnish information with respect to the Company and its subsidiaries to the person making such competing proposal and its representatives and (B) participate in discussions or negotiations with the person making such competing proposal and its representatives regarding such competing proposal; provided, however, the Company will not, and will not permit its subsidiaries or representatives to, disclose any non-public information regarding the Company to such person without the Company first entering into an acceptable confidentiality agreement with such person. The Company has agreed that it will promptly (and in any event within 24 hours) advise Parent of the receipt of any competing proposal that constitutes or could reasonably be expected to lead to a superior proposal and will thereafter keep Parent reasonably informed, on a reasonably current basis as to the status of such competing proposal.

A “superior proposal” is defined in the merger agreement to mean a written competing proposal (with all percentages in the definition of “competing proposal” changed to “50%”) made by any person after the date of the merger agreement that did not result from a breach of the non-solicitation provisions described above (other than a breach that is immaterial and unintentional) on terms that the Board or any committee thereof determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is reasonably likely to be consummated if accepted on the terms thereof, taking into account all financial, legal, regulatory and other aspects of such competing proposal, and (ii) considering such factors as the Board or any committee thereof considers to be appropriate, including the conditionality and the timing and likelihood of consummation of such proposal, that, if consummated, would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the merger agreement (including taking into account any applicable Company termination fee).

Obligations of the Board with Respect to Its Recommendation

The merger agreement provides that, subject to certain exceptions described below, neither the Board nor any committee thereof will: (i) adopt, authorize or approve or recommend, or resolve to or publicly propose or announce its intention to, approve or recommend to the stockholders of the Company, any competing proposal; (ii) withhold, withdraw, modify, qualify or amend, or publicly propose or announce its intention to withhold, modify, qualify or amend, in a manner adverse to Parent, the recommendation by the Board to Company stockholders that Company stockholders adopt the merger agreement or fail to include such recommendation in the proxy statement (which, such recommendation, we refer to as the “Board recommendation”); (iii) if (A) the Company has received a competing proposal that remains outstanding (and is not a tender offer or exchange offer) and (B) such competing proposal has not been rejected by the Company, fail to reaffirm the Company recommendation within five business days of receipt of a written request from Parent to do so, provided that Parent may only request one such reaffirmation with respect to any Competing proposal (it being understood that, if and solely to the extent the Company determines in good faith, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with applicable law, the Company may, in connection with such reaffirmation, state that it is continuing to negotiate with the person that made such competing proposal, and such statement will not be considered a Board recommendation change (as described below)); (iv) fail to recommend against any competing proposal that is a tender or exchange offer by a third party under the Exchange Act within 10 business days after the commencement of such tender or exchange offer (it being understood and agreed that, if and solely to the extent the Company determines in good faith, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with applicable law, the Company may, in connection with such recommendation against, state that it is continuing to negotiate with the person that made such competing proposal, and such statement will not be considered a Board recommendation change) (which, any such action set forth in the foregoing clauses (i), (ii), (iii) or (iv), we refer to as a “Board recommendation change”); or (v) allow the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement to effect any competing proposal with the person that made such competing proposal (other than a confidentiality and standstill agreement (which we refer to as an “acceptable confidentiality agreement”) that contains confidentiality and standstill provisions of the relevant person that has made such competing proposal, which provisions are no less favorable in the aggregate to the Company than those contained in the letter regarding confidentiality, dated as of April 22, 2019, by and between the Company and Parent and the letter regarding confidentiality, dated as of April 11, 2019, by and between the Company and Veritas Capital Fund Management, L.L.C., as amended (which we refer to collectively as the “confidentiality agreement”) or agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

Notwithstanding the obligations of the Board and its committees described above, at any time prior to the receipt of the Company stockholder approval, the Board or any committee thereof may make a Board recommendation change (and, if so desired by the Board or any committee thereof, terminate the merger agreement in order to cause the Company to enter into a definitive agreement with respect to a competing proposal) if and only if: (i)(A) a competing proposal (that did not result from a breach of the non-solicitation provisions described above (other than any breach that is immaterial and unintentional)) is made to the Company by a third person and (B) the Board or any committee thereof determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such competing proposal constitutes a superior proposal; (ii) the Company provides Parent three business days’ prior written notice of the Company’s intention to make a Board recommendation change, which notice will include (A) the material terms and conditions of the competing proposal (including the consideration offered therein and the identity of the person or group making the competing proposal) and (B)(1) an unredacted copy of the alternative acquisition agreement, (2) unredacted copies of all other agreements to be entered into between the Company and the person making such superior proposal in connection with such superior proposal and (3) any financing arrangements to finance the competing proposal if the Board or any committee thereof determined such financing arrangements were material to its decision that the competing proposal was superior to the merger (which may be redacted in a customary manner) (which such notice we refer to as a “notice of recommendation change”); (iii) if requested by Parent, the Company has negotiated in good faith, and directed any applicable Company representatives to negotiate in good faith, with Parent for at least three business days following the date of such notice of recommendation change with respect to any changes to the terms of the merger agreement proposed by Parent; and (iv) taking into account any changes to the terms of the merger agreement offered by Parent pursuant to clause (iii) above, the Board or any committee thereof has determined in good faith, (A) after consultation with its outside financial advisors and outside legal counsel, that such competing proposal would continue to constitute a superior proposal if such changes irrevocably offered in writing by Parent were to be given effect and (B) after consultation with the Company’s outside counsel, that the failure to make a Board recommendation change would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law. Any amendment to the amount or form of consideration contemplated by such competing proposal or any other material amendment to the terms of such competing proposal (whether or not in response to any changes proposed by Parent pursuant to clause (iii) above) will require a new notice of recommendation change and an additional two business day period from the date of such notice during which the terms of the Parent’s matching rights will apply same as set forth above.

Other than in connection with a competing proposal as described above, nothing in the merger agreement prohibits or restricts the Board or any committee thereof from effecting a Board recommendation change and thereafter terminating the merger agreement in response to the occurrence of a Company intervening event (as described below) if the Board or any committee thereof determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to effect a Board recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, if and only if, (i) the Company gives Parent at least three business days’ advance notice of its intention to take such action, which notice will include a reasonably detailed summary of the relevant intervening event (such notice is not to constitute, in and of itself, a Board recommendation change); (ii) if requested by Parent, the Company has first negotiated, and caused Company and its Company representatives to negotiate, during the three business days following the date of the notice of the Company intervening event, with Parent in good faith regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Parent in response to such Company intervening event; and (iii) following the end of the three business day period described in clause (ii) above, the Board or any committee thereof determines in good faith, after consultation with the Company’s outside legal counsel and after taking into account any changes to the terms of the merger agreement offered by Parent in a binding irrevocable written offer to the Company under clause (ii) above, that a Company intervening event continues to exist and that the failure to make a Board recommendation change would be reasonably likely to be inconsistent with the fiduciary duties of the Board under applicable law.

A “Company intervening event” is defined in the merger agreement to mean any change, occurrence, development, condition, circumstance, event or effect (other than a competing proposal) that, individually or in the aggregate, is material to the Company and the subsidiaries of the Company, taken as a whole, that is not known or reasonably foreseeable (or the magnitude of which is not known or reasonably foreseeable) to or by the Board as of the date of the merger agreement, which change, occurrence, development, condition, circumstance, event or effect (or the magnitude of which) becomes known to or by the Board prior to obtaining the Company stockholder approval.

Efforts to Complete the Merger

The merger agreement provides that (i) Parent will (and will cause Sub, the guarantor and each of its and their applicable affiliates to) and, subject to the ability of Board to change its recommendation, the Company will (and will cause its subsidiaries to) use its respective reasonable best efforts to consummate the transactions contemplated by the merger agreement and to cause the conditions to the closing in the merger agreement to be satisfied. More specifically, Parent will (and will cause Sub, the guarantor and each of their applicable affiliates to) and the Company will (and will cause each of its subsidiaries to) use its reasonable best efforts to (A) promptly obtain all actions or nonactions, consents, permits, waivers, approvals, authorizations and orders from governmental entities or other persons necessary or advisable in connection with the consummation of the transactions contemplated by the merger agreement, (B) as promptly as practicable, and in any event within 10 business days after the date of the merger agreement (solely with respect to the HSR Act), make and not withdraw (without the Company’s consent) all registrations and filings with any governmental entity or other persons necessary or advisable in connection with the consummation of the transactions contemplated by the merger agreement and promptly make any further filings pursuant thereto that may be necessary and advisable, (C) contest and defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its affiliates is a party challenging or affecting the merger agreement or the consummation of the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order with respect to each such proceeding; (D) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the merger, in each case until the issuance of a final, non-appealable order with respect thereto; (E) seek to resolve any objection or assertion by any governmental entity; and (F) execute and deliver any additional instruments necessary or advisable to consummate the merger.

The merger agreement provides that Parent will take, and will cause Sub and Sponsor, in its capacity as guarantor under the limited guarantee, and each of its and their applicable affiliates to take, any and all actions necessary or advisable in order to avoid or eliminate each impediment to the consummation of the transactions contemplated in the merger agreement and to obtain all approvals and consents (including those under any antitrust laws and that may be required by any governmental entity with competent jurisdiction) so as to enable the consummation of the transactions contemplated under the merger agreement as promptly as practicable, including operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the surviving corporation or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant governmental entity) as may be required or advisable to obtain such approvals or consents of such governmental entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any orders that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement. The Company will make, subject to and conditioned on the transactions contemplated by the merger agreement actually occurring, any undertakings as are required to obtain such approvals or consents of such governmental entities or to avoid the entry of, or to lift, any injunctions or other orders that would have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement. The merger agreement also provides that neither Parent nor Sub, directly or indirectly, through one or more of their respective affiliates or otherwise, will take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to prevent or cause a material delay in the satisfaction of the conditions to the closing in the merger agreement or the consummation of the merger.

Without limiting the generality of the obligations described above, each party agreed that it will:

•	give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the merger;

•	keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and

•	promptly inform the other parties of any communication to or from the FTC, the antitrust division or any other governmental entity regarding the merger.

Each party agreed that it will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any governmental entity in connection with the transactions contemplated by the merger agreement.

Obligations with Respect to this Proxy Statement and the Special Meeting

The Company agreed to, as promptly as practicable following the date of the merger agreement, prepare and file with the SEC a preliminary proxy statement containing the Board recommendation to be sent to the Company stockholders in connection with the special meeting of the Company stockholders, held for the purpose of voting on, among other things, the approval and adoption of the merger agreement (including any adjournments or postponements thereof) (which we refer to as the “stockholder meeting”). Parent is required to reasonably cooperate with the Company in the preparation of such proxy statement, among other things. The parties are required to use their respective reasonable best efforts to have the proxy statement cleared by the SEC as promptly as reasonably practicable after filing with the SEC.

The Company is further required to, as promptly as reasonably practicable after the proxy statement is cleared by the SEC for mailing to Company stockholders, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on, among other things, the approval and adoption of the merger agreement. Pursuant to the terms of the merger agreement, the Company agreed that the Board would recommend that Company stockholders adopt the merger agreement, and the Company is required to use its reasonable best efforts to solicit from Company stockholders proxies in favor of the adoption of the merger agreement.

Access to Information

From the date of the merger agreement to the effective time, pursuant to the terms of the merger agreement, the Company agreed that it will, and will cause each of its subsidiaries to: (i) provide to Parent and Sub and their respective representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any of its subsidiaries, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets and liabilities of the Company and its subsidiaries as Parent or its representatives may reasonably request. However, the Company will not be required to (or to cause any of its subsidiaries to) afford such access or furnish such information to the extent that doing so would, in the reasonable judgment of the Company: (A) result in the loss of attorney-client privilege; (B) violate any confidentiality obligations of the Company or any of its subsidiaries to any third party or otherwise breach, contravene or violate any then effective contract to which the Company or any of its subsidiaries is party; (C) result in a competitor of the Company or any of its subsidiaries receiving information that is competitively sensitive; or (D) breach, contravene or violate any applicable law (including the HSR Act or any other competition or antitrust law); provided that the Company will use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege, violate confidentiality obligations, reveal information to a competitor or breach, contravene or violate such applicable contract or law.

Director and Officer Indemnification and Insurance Information

Pursuant to the merger agreement, from and after the effective time, Parent is obligated to cause the surviving corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the subsidiaries of the Company and each fiduciary under benefit plans of the Company or any of its subsidiaries and each person who performed services at the request of the Company or any of its subsidiaries (we refer to each as an “indemnified party”), against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, arising out of actions or omissions occurring at the effective time (and whether asserted or claimed prior to, at or after the effective time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer or fiduciary under benefit plans or performed services at the request of the Company or any of its subsidiaries (which we refer to as “indemnified liabilities”), and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time, and including any expenses incurred in enforcing such person’s rights. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the effective time), the surviving corporation will pay the reasonable fees and expenses of counsel selected by the indemnified parties promptly after statements therefor are received and otherwise advance to such indemnified party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under the law).

Also, the Company will be permitted to, prior to the effective time (and, if the Company fails to do so, Parent will cause the surviving corporation to), obtain and fully pay the premium for a “tail” insurance and indemnification policy that provides coverage for a period of six years from and after the effective time for events occurring prior to the effective time that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy. If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policy as of the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time the D&O insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, purchase comparable D&O insurance for such six year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement.

In addition, for not less than six years following the effective time, Parent and the surviving corporation must maintain provisions in the organizational documents of the surviving corporation and its subsidiaries with respect to exculpation, indemnification and advancement of expenses that are no less favorable than the analogous provisions contained in the organizational documents of the Company and its subsidiaries in effect immediately prior to the effective time. The contractual indemnification rights of the directors and officers of the Company will be assumed by the surviving corporation and will continue in full force and effect in accordance with their terms following the effective time.

Employee Benefits

Under the merger agreement, for a period beginning on the effective time and ending on the later of (x) December 31, 2020 and (y) the twelve-month anniversary of the effective time, Parent has agreed to provide, or cause its subsidiaries (including the surviving corporation) to provide, each employee of the Company and its subsidiaries immediately prior to the effective time (each, a “company employee”) with (i) a base salary or base wage rate that is no less than the base salary or base wage rate provided to such employee immediately prior to the effective time, (ii) annual cash incentive opportunities that are substantially comparable to the annual cash incentive opportunities provided to such employee immediately prior to the effective time, (iii) severance payments and benefits that are substantially comparable to the severance payments and benefits under Company employee benefit plans immediately prior to the effective time, and (iv) employee benefits that, in the aggregate, are substantially comparable to the employee benefits (other than severance, equity and equity-based compensation and other incentive compensation opportunities) provided immediately prior to the effective time.

In addition, from and after the effective time, Parent has agreed to assume, honor and continue, or to cause its subsidiaries (including the surviving corporation) to assume, honor and continue all of the Company’s employee benefit plans (including with respect to any payments, benefits, or rights arising as a result of the merger, whether alone or in combination with any other event). For all purposes under the employee benefit plans of Parent and its subsidiaries (including the surviving corporation) (including for purposes of determining eligibility to participate, vesting and benefit accruals (except with respect to defined benefit pension benefit accruals, unless required by applicable law)), gratuities, severance and similar benefits, Parent has agreed to credit each Company employee’s service earned with the Company or its subsidiaries on or prior to the effective time as service with Parent or any of its subsidiaries (including the surviving corporation) to the same extent (i) such service was recognized under the terms of any analogous Company employee benefit plan in effect immediately prior to the effective time or (ii) an employee’s service with Parent and its subsidiaries is recognized under any applicable employee benefit plan of Parent and/or its subsidiaries to the extent such employee benefit plan of Parent and/or its subsidiaries does not replace an analogous Company employee benefit plan (in each case, assuming that such recognition would not result in any duplication of benefits). Parent has further agreed to, or to cause its subsidiaries (including the surviving corporation) to (i) waive any waiting periods and actively at work or evidence of insurability requirements and any limitations on eligibility, enrollment, and benefits relating to any preexisting medical conditions of company employees and their eligible dependents, (ii) maintain or establish benefit plans that provide for health and welfare benefits and in which the company employees will be eligible to participate as of the effective time, and (iii) recognize for purposes of annual deductible and out of pocket limits under employee benefit plans of Parent that provide health benefits, any deductible, coinsurance, copayments and out of pocket expenses paid by such company employees and their respective dependents under any Company employee benefit plans during the calendar year in which the effective time occurs (to the extent that such company employees participate in Parent employee benefit plans in such same calendar year). Parent has further agreed to, or to cause its subsidiaries (including the surviving corporation) to, maintain or establish a defined contribution plan that is intended to be tax-qualified and which company employees primarily providing services in the United States will be eligible to participate as of the effective time, subject to satisfaction of eligibility provisions thereof.

Financing

The consummation of the merger is not conditioned upon Parent’s or Sub’s receipt of financing. However, under the merger agreement, Parent and Sub are obligated to use their reasonable best efforts to arrange the financing on the terms and conditions described in the debt commitment letter and equity financing commitment letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent and Sub are obligated to use their reasonable best efforts to arrange for and obtain any such portion from alternative sources on terms and conditions at least as favorable to the Company as promptly as practicable following the occurrence of such event, but no later than the fifth business day immediately preceding the outside date. Parent and Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the debt commitment letter or equity financing commitment letter without the prior written consent of the Company.

Subject to certain exceptions, on or prior to the closing, the Company is obligated to, and must cause the subsidiaries of the Company to and instruct the Company representatives to, in each case, use commercially reasonable efforts to provide to Parent and Sub all customary cooperation reasonably requested by Parent in connection with the arrangement of the debt financing, at Parent’s sole expense. Parent has agreed to reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its subsidiaries in connection with such cooperation, and to indemnify the Company, its subsidiaries and their respective representatives against losses incurred in connection with the debt financing and any information used in connection therewith (other than historical information provided in writing by the Company, its subsidiaries and their respective representatives specifically for use in connection therewith).

Limited Guarantee

To induce the Company to enter into the merger agreement, Sponsor executed the limited guarantee, dated as of August 2, 2019, in favor of the Company. Under the limited guarantee, subject to the limitations described therein, Sponsor has guaranteed the due and punctual payment to the Company of the Parent termination fee, certain reimbursement and indemnification obligations related to the debt financing and certain payment and reimbursement obligations specified in the merger agreement that may be owed by Parent pursuant to the merger agreement, subject to a maximum aggregate liability equal to $67.5 million. The guarantee is binding on Sponsor until the complete and indefeasible payment and satisfaction in full of Parent’s guaranteed obligations under the merger agreement, subject to the maximum liability in the previous sentence. The guarantee terminates at the earliest of

•	the closing;

•

six months following the valid termination of the merger agreement by the Company due to Parent’s breach or failure to perform under the merger agreement or Parent’s failure to consummate the merger, in each case pursuant to the merger agreement;

•	the valid termination of the merger agreement pursuant to its terms other than by the Company as described above;

•

any modification or amendment or waiver of the merger agreement (A) that affects the termination provisions of the merger agreement or (B) that could increase any liability of or impose any obligation on, or adversely affect, Sponsor in its capacity as guarantor, without Sponsor’s prior written consent; and

•

except as otherwise provided in the limited guarantee, if the Company brings a claim against a non-recourse party, claims a provision of the limited guarantee is unenforceable, or that the guarantor owes more than the maximum permitted liability as set forth in the limited guarantee.

Other Covenants and Agreements

•	Under the merger agreement, the Company and Parent have made certain other covenants to, and agreements with, each other regarding various other matters, including:

•	preparation of this proxy statement;

•	operating activities of Sub during the period from the date of the merger agreement to the effective time;

•	public statements and disclosure concerning the merger agreement and the transactions contemplated by the merger agreement;

•	state anti-takeover or other similar laws;

•

the Company’s ability to take all actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the merger are exempt under Rule 16b-3 under the Exchange Act;

•	control of the defense of litigation brought by Company stockholders and any other third party litigation against the Company or its directors or officers arising out of or relating to the merger;

•	director resignations;

•	stock exchange de-listing and de-registration matters; and

•	confidentiality obligations of Parent and Sub under the Confidentiality Agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations

The Company’s, Parent’s and Sub’s respective obligations to effect the merger are subject to the satisfaction (or, to the extent permitted by applicable law, mutual waiver by the Company and Parent) of the following conditions:

•	the Company having received the Company stockholder approval;

•	any applicable waiting period (or any extensions thereof) applicable to the merger under the HSR Act having expired or terminated; and

•

no governmental entity of competent jurisdiction having issued, entered, enforced or promulgated any law or order that is in effect and renders the consummation of the merger illegal, or prohibits, enjoins, restrains or otherwise prevents the consummation of the merger.

Conditions to Parent’s and Sub’s Obligations

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

•

each of the Company’s representations and warranties contained in the merger agreement (other than those representations and warranties related to (i) the organization, qualification to do business and good standing of the Company, to the extent addressed below; (ii) the capital structure, to the extent addressed below; (iii) the Company’s authority to enter into, and, subject to Company stockholder approval, consummate the transactions contemplated by the merger agreement; (iv) the absence of a Company material adverse effect on the Company; (v) the vote of holders of Company common stock required to approve the merger; and (vi) the absence of financial advisor’s, broker’s, finder’s or investment banker’s fees, other than those payable to the Company’s financial advisor, in connection with the transactions contemplated by the merger agreement), without regard to materiality or material adverse effect qualifiers contained within such representations and warranties, being true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company material adverse effect as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period);

•

each of the Company’s representations and warranties contained in the merger agreement related to (i) the organization, qualification to do business and good standing of the Company’s subsidiaries which are significant subsidiaries (excluding (A) the organization and good standing of the Company and (B) issuances in compliance with law); (ii) the Company’s authority to enter into, and, subject to Company stockholder approval, consummate the transactions contemplated by the merger agreement;

(iii) the vote of holders of Company common stock required to approve the merger; and (iv) the absence of financial advisor’s, broker’s, finder’s or investment banker’s fees, other than those payable to the Company’s financial advisor in connection with the transactions contemplated by the merger agreement, being true and correct in all material respects as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period);

•

each of the Company’s representations and warranties contained in the merger agreement related to (i) the organization and good standing of the Company and (ii) the absence of a Company material adverse effect on the Company, being true and correct in all respects as of the date of the merger agreement and as of the effective time as though made on and as of the effective time;

•

the Company’s representation and warranty contained in the merger agreement related to the capital structure of the Company (solely with respect to the capitalization of the Company (and not any of its subsidiaries) and excluding issuances in compliance with law) being true and correct in all respects as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (other than inaccuracies that are de minimis in amount);

•

the Company having performed or complied in all material respects with all obligations and covenants as required to be performed or complied with by the Company under the merger agreement at or prior to the effective time;

•	there having not occurred a Company material adverse effect since the date of the merger agreement; and

•	Parent having received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions described above.

Conditions to the Company’s Obligations

The obligations of the Company to effect the merger are also subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:

•

each of the representations and warranties of Parent and Sub contained in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period) other than failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the transactions contemplated by the merger agreement;

•

each of Parent and Sub having performed or complied in all material respects with all obligations and covenants as required to be performed or complied with by Parent or Sub under the merger agreement at or prior to the effective time; and

•	the Company having received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub as to the satisfaction of the conditions described above.

Termination of the Merger Agreement

Termination Rights Exercisable by the Company and Parent

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Company stockholder approval and whether before or after adoption of the merger agreement by Parent as sole stockholder of Sub, by either the Company or Parent:

•	by mutual written consent of Parent and the Company;

•

if the merger is not consummated on or before the outside date; provided, however, that Parent or the Company, as the case may be, is not permitted to terminate the merger agreement for failure to consummate the merger by the outside date if the material breach, inaccuracy or failure to perform or comply by such person of any of its respective representations, warranties, covenants or obligations contained in the merger agreement is the proximate cause of the failure to consummate the merger by the outside date;

•	if the Company did not obtain the Company stockholder approval upon a vote taken at the stockholder meeting, including any adjournments or postponements thereof; or

•

if any governmental entity of competent jurisdiction issues, enters, enforces or promulgates any law or order restraining, enjoining or otherwise prohibiting the consummation of the merger and such law or order becomes final and non-appealable, provided that this right to terminate the merger agreement will not be available to any party who has failed in any material respect to comply with those provisions of the merger agreement described under “The Agreement and Plan of Merger—Efforts to Complete the Merger” before asserting such right to terminate and such failure was the proximate cause of any such law or order.

Termination Rights Exercisable by the Company

The Company may also terminate the merger agreement:

•

if, at any time prior to the receipt of the Company stockholder approval, the Board or any committee thereof effects a Board recommendation change in accordance with the terms of the merger agreement in order to accept a superior proposal and enter into a definitive agreement with respect thereto; but only if the Company has complied in all respects with its non-solicitation obligations and obligations with respect to accepting a superior proposal under the merger agreement (in each case, other than any breach that was immaterial and unintentional) and pays Parent a termination fee of $30.9 million (which we refer to as the “Company termination fee”) prior to or simultaneously therewith;

•

if (i) Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied and (ii) either such breach or failure to perform is not capable of cure or at least 30 days elapse after the date of delivery of written notice to Parent without such breach or failure to perform having been cured; provided, however, that such right to terminate the merger agreement is not available if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied; and

•

if (i) all of the applicable conditions to the merger described above (other than those conditions that by their nature are to be satisfied at the closing of the merger, provided, that such conditions would have been satisfied if the closing were to occur) have been satisfied or waived, (ii) the Company has irrevocably notified the Parent in writing that (A) all of the applicable conditions to the merger described above (other than those conditions that by their nature are to be satisfied at the closing of the merger, provided, that such conditions would have been satisfied if the closing were to occur) have been satisfied or waived and (B) the Company is ready, willing and able to consummate the closing of the merger and (iii) Parent and Sub have failed to consummate the closing within the latter of (X) the date by which the closing of the merger is required to have occurred pursuant to the terms of the merger agreement and (Y) the earlier of (1) three business days following the receipt of such written notice and (2) the outside date.

Termination Rights Exercisable by Parent

Parent may also terminate the merger agreement:

•	if, at any time prior to the Company’s receipt of the Company stockholder approval, the Board effects a Board recommendation change; and

•

if (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied, (ii) either such breach or failure to perform is not capable of cure or at least 30 days elapse after the date of delivery of written notice to the Company without such breach or failure to perform having been cured; provided, however, that such right to terminate the merger agreement is not available if the Parent breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied.

Effect of Termination

If the merger agreement is terminated by the Company or Parent, the merger agreement will become void and there will be no liability or obligations on the part of Parent, Sub or the Company or their respective subsidiaries, officers or directors, except that the following obligations would survive such termination:

•

Parent and Sub’s agreement to comply, and to cause their respective representatives accessing the business or property sites of the Company or any of the Company subsidiaries to comply, in all material respects with all applicable laws and all of the Company’s and the Company’s subsidiaries’ safety and security procedures in connection with Parent and Sub’s right in the merger agreement to access information and facilities of the Company and the Company subsidiaries;

•	the restrictions on the Company and Parent with respect to public announcements;

•

Parent’s agreement to indemnify and hold harmless the Company, its subsidiaries and the Company representatives from and against any and all liabilities, losses, claims, costs, expenses, interest, awards, judgment and penalties suffered or incurred by them in connection with the financing;

•	the parties’ agreement regarding costs and expenses incurred in connection with the merger agreement and the merger;

•	the respective obligations of Company and Parent to pay a termination fee (as applicable);

•	the limited guarantee and the confidentiality agreement;

•	the terms of certain miscellaneous provisions; and

•

except as otherwise provided in the merger agreement in the event of a payment of certain termination fees, any liabilities or damages incurred or suffered by Parent as a result of the intentional breach by the Company that materially contributed to the failure of the Closing to occur.

Expenses; Termination Fees

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expense.

The Company has agreed to pay Parent the Company termination fee if:

•

Parent validly terminates the merger agreement as described in the first bullet in the section entitled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” above;

•

the Company validly terminates the merger agreement as described in the first bullet in the section entitled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by the Company,” above; or

•	(i) Parent or the Company validly terminates the merger agreement as described in the second or third bullets in the section entitled “The Agreement and Plan of Merger—Termination of the Merger

Agreement—Termination Rights Exercisable by the Company and Parent,” above; or (ii) Parent validly terminates the merger agreement as described in the second bullet in the section entitled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” above if (A) following the execution of the merger agreement a competing proposal was publicly disclosed or made known to the Company or any of its Subsidiaries or has been made directly to the Company’s stockholders generally and not withdrawn prior to such termination and (B) concurrently or within 12 months after such termination of the merger agreement, (1) the Company has entered into a definitive agreement to effect any competing proposal (regardless of when made or the counterparty thereto) or (2) any competing proposal (regardless of when made or the counterparty thereto) is consummated, then the Company is to pay Parent or its designee the Company termination fee concurrently with the consummation of such competing proposal; provided that for purposes of this bullet, all percentages in the definition “competing proposal” above are increased to “50%”.

Parent has agreed to pay the Company the Parent termination fee if the Company validly terminates the merger agreement as described in the second or third bullets in the section entitled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by the Company,” above.

While the Company termination fee and the Parent termination fee are generally the parties’ sole and exclusive remedies under the merger agreement in the event of termination of the merger agreement, Parent or Sub may seek damages from the Company in excess of the Company termination fee in the event the Company commits an act or omission with respect to any intentional breach by the Company of the merger agreement.

Miscellaneous

Specific Performance

The parties are entitled to seek an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to seek to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled under the merger agreement. However, the Company is only entitled to specific performance of Parent’s obligations to cause the equity financing to be funded and to consummate the merger in the event that each of the following conditions has been satisfied: (i) all of the applicable conditions to the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger, provided, that such conditions would have been satisfied if the closing were to occur) have been satisfied or waived; (ii) the debt financing has been funded or will be funded at the closing of the merger if the equity financing is funded at the closing of the merger; (iii) the Company has irrevocably confirmed in writing to Parent that (A) all of the applicable conditions to the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger, provided, that such conditions would have been satisfied if the closing were to occur) have been satisfied or waived and (B) the Company is ready, willing and able to consummate the closing; and (iv) Parent and Sub fail to consummate the merger on the later of (A) the date by which the closing is required to have occurred pursuant to the merger agreement and (B) the earlier of (1) three business days following the receipt of the Company’s irrevocable written notification and (2) the outside date.

Amendment of the Merger Agreement

Except in certain circumstances with respect to certain provisions to which the debt financing sources are third party beneficiaries, the merger agreement may be further amended by the parties at any time before or after receipt of the Company stockholder approval (but prior to the consummation of the merger) by an instrument in writing signed on behalf of each of the parties. However, after receipt of the Company stockholder approval, there may not be any amendment of the merger agreement that requires further approvable by the stockholders of the Company without the further approval of such stockholders.

Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

The merger agreement is governed by Delaware law. Each of the parties has irrevocably agreed that any legal action or proceeding arising out of or relating to the merger agreement brought by any other party or its successors or assigns will be brought and determined in the Court of Chancery of the State of Delaware (which we refer to as the “Court of Chancery”) and any state appellate court therefrom within the State of Delaware (unless such court will decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware). Notwithstanding the foregoing, actions against the debt commitment parties must generally be brought exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). In addition, each of the parties to the merger agreement has irrevocably and unconditionally waived any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the merger agreement or the merger.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the merger is completed, holders of record of shares of Company common stock who continuously hold shares through the effective time who did not vote in favor of the merger and who otherwise complied with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Company common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to demand and perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

Under the DGCL, if the merger is effected, holders of shares of Company common stock who (i) did not cast their vote in favor of the merger, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter properly withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares appraised by the Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by such court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” could be greater than, less than or the same as the merger consideration of $28.00 per share.

Under Section 262 of the DGCL, the Company is required not less than 20 days before the special meeting to vote on the merger to notify each of the holders of Company common stock who are entitled to appraisal rights that appraisal rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of Company common stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL set forth in Annex C to this proxy statement and consider consulting your legal advisor. If you fail to timely and properly comply with the requirements of Section 262 of the DGCL, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Company common stock, you must:

•	NOT vote your shares of Company common stock in favor of the merger;

•

deliver to the Company a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the merger agreement at the special meeting, as described further below under “—Written Demand by the Record Holder”;

•	continuously hold your shares of Company common stock through the effective time; and

•	otherwise comply with the procedures set forth in Section 262 of the DGCL.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to Navigant Consulting, Inc., 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Corporate Secretary. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares. Under Section 262 of the DGCL, a proxy or vote against the merger does not constitute such a demand.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the stock records of the Company. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Company common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record stockholder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation (which, in this case, will be the Company), or any holder of shares of Company common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all holders who did not adopt the merger and properly demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all dissenting stockholders. The Company is under no obligation to, and has no present intention to, file a petition, and holders should not assume that the Company will file a petition or that it will initiate any negotiations with respect to the fair value of shares of Company common stock. Accordingly, it is the obligation of the holders of shares of Company common stock to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any holder of shares of Company common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery (which we refer to as the “Delaware Register in Chancery”) a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Court of Chancery may order the Delaware Register in Chancery to provide notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Court of Chancery. The costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal for their shares of Company common stock and who hold shares represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any such stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder. Pursuant to Section 262 of the DGCL, assuming that immediately prior to the merger shares of Company common stock continue to be listed on the NYSE, the Court of Chancery will dismiss the appraisal proceedings as to all holders of shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal rights exceeds 1% of the outstanding shares of Company common stock eligible for appraisal, or (ii) the value of the merger consideration provided in the merger for such total number of shares exceeds $1,000,000.

Determination of Fair Value

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware

Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of Company common stock as so determined could be more than, the same as or less than the merger consideration of $28.00 per share and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery. Neither Parent nor the Company anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and Parent and the Company reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of Company common stock is less than the merger consideration.

Upon application by the surviving corporation or by any holder of shares of Company common stock entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Company common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of Company common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and, in the case of holders of shares represented by certificates, upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of Company common stock entitled to appraisal. In the absence of an order, each party bears its own expenses.

Any stockholder who has duly demanded appraisal rights for shares of Company common stock in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date or time prior to the effective time.

At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time, stockholders’ rights to appraisal shall cease, and all holders of shares of Company common stock will be entitled to receive the merger consideration. Inasmuch as the Company has no obligation to file such a petition and has no present intention to do so, any holder of shares of Company common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the Company a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the Company and (ii) no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time.

If you wish to exercise your appraisal rights, you must not vote your shares of Company common stock in favor of the merger, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of Company stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by Company stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement.

MARKET PRICE AND DIVIDEND DATA

Company common stock is traded on the NYSE under the symbol “NCI.” As of the close of business on September 9, 2019, the latest practicable trading day prior to the date of this proxy statement, there were 38,294,004 shares of Company common stock outstanding and entitled to vote, held by 131 holders of record of Company common stock. The following table presents the high and low sale prices of Company common stock for the period indicated in published financial sources:

	High	Low
Fiscal 2017
First quarter ended March 31, 2017	$26.45	$22.04
Second quarter ended June 30, 2017	$24.47	$18.99
Third quarter ended September 30, 2017	$20.39	$14.62
Fourth quarter ended December 31, 2017	$19.89	$15.23
Fiscal 2018
First quarter ended March 31, 2018	$21.83	$18.14
Second quarter ended June 30, 2018	$25.25	$18.66
Third quarter ended September 30, 2018	$25.85	$20.81
Fourth quarter ended December 31, 2018	$26.10	$20.68
Fiscal 2019
First quarter ended March 31, 2019	$27.40	$18.85
Second quarter ended June 30, 2019	$23.78	$18.38
Third quarter through September 9, 2019	$28.21	$22.95

The following table presents the closing per share sales price of Company common stock, as reported on the NYSE on August 1, 2019, the last full trading day prior to the public announcement of the merger agreement, and on September 9, 2019, the last full trading day prior to the date of this proxy statement:

Date	Closing per Share Price
August 1, 2019	$24.04
September 9, 2019	$27.84

You are encouraged to obtain current market prices of Company common stock in connection with voting your shares. Following the merger, there will be no further market for Company common stock, and Company common stock will be delisted from the NYSE and deregistered under the Exchange Act.

The Board declared a quarterly dividend on July 23, 2019 (which we refer to as the “July dividend”). The merger agreement prohibits declaring, setting aside, making or paying any other dividend or distribution with respect to the capital stock of the Company or any Company subsidiary, other than (a) the July dividend (including any restricted stock unit awards for eligible unvested restricted stock units in connection with the July dividend) and (b) as between the Company and any Company subsidiary or between or among Company subsidiaries (provided that, if a Company subsidiary is not wholly owned, any such dividends must be pro rata among each of the holders of voting securities of such Company subsidiary).

STOCK OWNERSHIP

We have listed below, as of September 4, 2019 (except as otherwise indicated), the beneficial ownership of Company common stock by (i) each of our directors, (ii) each of our “named executive officers,” (iii) all of our directors and executive officers as a group and (iv) each person known by us to be the beneficial owner of more than five percent of the number of outstanding shares of Company common stock. The table is based on information we received from the directors and executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent of the number of outstanding shares of Company common stock as of September 4, 2019. Unless otherwise indicated, each of our directors and “named executive officers” has the same business address as the Company. All share numbers have been rounded to the nearest whole number.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated in the footnotes to the table below, we believe that the beneficial owners of Company common stock listed below, based on the information furnished by such owners, have sole voting power and investment power with respect to such shares, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 38,294,004 shares of Company common stock issued and outstanding as of September 4, 2019. In computing the number of shares of Company common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding any shares of Company common stock as to which the person has the right to acquire beneficial ownership within 60 days of September 4, 2019, through the exercise of any option, conversion rights, or other rights. We did not deem these shares outstanding for purposes of computing the percentage ownership of any other person.

	Shares Beneficially Owned(1)
Directors and Executive Officers	Number	Percent of Class
Kevin M. Blakely	17,851	*
Cynthia A. Glassman	83,161	*
Julie M. Howard	478,013	1.25
Stephan A. James	91,407	*
Rudina Seseri	4,923	*
Michael L. Tipsord	122,993	*
Kathleen E. Walsh	8,855	*
Jeffrey W. Yingling	6,458	*
Randy H. Zwirn	26,149	*
Stephen R. Lieberman	73,500	*
Lee A. Spirer	119,993	*
Monica M. Weed	137,713	*
All directors and executive officers as a group (12 persons)	1,171,016	3.06

*	Less than 1%

Name and Address of 5% Shareholders
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(2)	6,233,512	16.28

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355(3)	4,437,720	11.59

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(4)	3,588,688	9.37

Wellington Management Group LLP 280 Congress Street Boston, MA 02210(5)	2,429,961	6.35

(1)

Includes shares of Company common stock subject to stock options that are to become exercisable within 60 days of September 4, 2019 and shares underlying restricted stock units that are scheduled to vest within 60 days of September 4, 2019.

	Stock Options	Restricted Stock Units
Kevin M. Blakely	—	—
Cynthia A. Glassman	—	—
Julie M. Howard	254,660	—
Stephan A. James	—	—
Rudina Seseri	—	—
Michael L. Tipsord	—	—
Kathleen E. Walsh	—	—
Jeffrey W. Yingling	—	—
Randy H. Zwirn	—	—
Stephen R. Lieberman	25,423	—
Lee A. Spirer	53,599	—
Monica M. Weed	45,721	—
All directors and executive officers as a group (12 persons)	379,403	—

(2)

Based solely on information provided in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 31, 2019. As of December 31, 2018, BlackRock reported having sole voting power with respect to 6,109,841 shares and sole dispositive power with respect to all 6,223,512 shares reported on the Schedule 13G/A.

(3)

Based solely on information provided in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 11, 2019. As of December 31, 2018, Vanguard reported having sole voting power over 42,224 shares, shared voting power over 16,662 shares, sole dispositive power over 4,383,392 shares and shared dispositive power over 54,328 shares.

(4)

Based solely on information provided in the Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 8, 2019. As of December 31, 2018, DFA reported having sole voting power with respect to 3,482,761 shares and sole dispositive power with respect to all 3,588,688 shares reported on the Schedule 13G/A.

(5)

Based solely on information provided in the Schedule 13G filed by Wellington Management Group LLP (“Wellington”) with the SEC on February 12, 2019. As of December 31, 2018, Wellington reported having shared voting power with respect to 1,905,201 shares and shared dispositive power with respect to all 2,429,961 shares reported in the Schedule 13G.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, the Company will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, the Company would hold an annual meeting of stockholders in 2020.

To be submitted for inclusion in the proxy statement for any 2020 annual meeting of stockholders, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of the Company no later than December 11, 2019. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2020 annual meeting any stockholder proposal that may be omitted from the proxy materials of the Company under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Our amended and restated by-laws provide that for a proposal to be properly brought by a stockholder before the annual meeting of stockholders to be held during calendar year 2020, notice of such proposal must generally be delivered to, or mailed and received at, the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date our proxy statement was released to stockholders in connection with the 2019 annual meeting of stockholders. As a result, notice of any stockholder proposal with respect to the 2020 annual meeting of stockholders submitted pursuant to these provisions of our by-laws, and containing the information required by our by-laws, must have been delivered to the Corporate Secretary of the Company no earlier than November 11, 2019 and no later than December 11, 2019.

Stockholder proposals and nominations should be sent to:

Corporate Secretary

Navigant Consulting, Inc.

150 North Riverside Plaza, Suite 2100

Chicago, Illinois 60606

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Company common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of Internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our annual report and proxy statement or notice of Internet availability of proxy to your address. If you desire to revoke your consent to householding, please contact your bank, broker, trust, or other nominee. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of Internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you write our Corporate Secretary at Navigant Consulting, Inc., 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606 or call (312) 573-5600.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of Internet availability of proxy, you may request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to our Corporate Secretary at Navigant Consulting, Inc., 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 28, 2019;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which was filed with the SEC on April 26, 2019;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, which was filed with the SEC on August 2, 2019;

•	the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2019; and

•

the Company’s Current Reports on Form 8-K filed with the SEC on May 16, 2019 and August 2, 2019 (in the case of the Current Reports filed on Form 8-K with the SEC on August 2, 2019, only the Current Reports filed under Items 1.01, 8.01 and 9.01).

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at Navigant Consulting, Inc., 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Corporate Secretary or by calling (312) 573-5600.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 10, 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A – AGREEMENT AND PLAN OF MERGER

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

GUIDEHOUSE LLP,

ISAAC MERGER SUB, INC.

and

NAVIGANT CONSULTING, INC.

Dated as of August 2, 2019

A-i

Annex I	Defined Terms
Exhibit A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

A-ii

This AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2019 (this “Agreement”), is made by and among Guidehouse LLP, a Delaware limited liability partnership (“Parent”), Isaac Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and Navigant Consulting, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than Excluded Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of Parent has determined that this Agreement and the Transactions are advisable and in the best interests of Parent and has approved this Agreement and the Transactions;

WHEREAS, the board of directors of each of the Company (the “Company Board”) and Sub have (a) determined that this Agreement and the Merger are in the best interests of such corporation and its stockholders, (b) approved this Agreement and declared advisable this Agreement and the consummation of the Transactions and (c) on the terms and subject to the conditions as set forth in this Agreement, resolved to recommend that its stockholders adopt this Agreement;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, (a) The Veritas Capital Fund VI, L.P., a Delaware limited partnership (the “Guarantor”), is entering into a guarantee in favor of the Company pursuant to which the Guarantor is guaranteeing certain of Parent’s and Sub’s obligations under this Agreement (the “Guarantee”) and (b) Parent has delivered the Financing Commitments to the Company; and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Sub will be merged with and into the Company, whereupon the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”), and all the property, rights, immunities, powers and franchises of Sub and the Company will vest in the Surviving Corporation, and all of the debts, liabilities, duties and obligations of the Company and Sub will become the debts, liabilities, duties and obligations of the Surviving Corporation, in each case, and in accordance with Section 259 of the DGCL.

Section 1.02    Closing. The closing of the Merger (the “Closing”) will take place on the third (3rd) Business Day following the date on which each of the conditions set forth in ARTICLE VI is satisfied, or to the extent permitted by Law, waived by the party entitled to waive such condition (other than those conditions that by their terms are only capable of being satisfied on the Closing Date, but subject to the satisfaction or, if permissible, waiver of such conditions by the party entitled to waive such conditions) by the exchange of electronic signatures and documents, at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, or at another date or place agreed to in writing by the parties hereto; provided, however, that Parent, Sub and the Company shall not be required to consummate the Closing prior to the earlier of (a) the second (2nd) Business Day after the end of the Marketing Period and (b) the date during the Marketing Period agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Marketing Period” means a period of fifteen (15) consecutive Business Days following the Parent’s receipt of the Required Information (it being understood, for the avoidance of doubt, that if, after the start of the Marketing Period, the Company shall provide the Parent with additional financial statements as required by the definition of Required Information, the delivery of such additional financial statements will not be deemed to re-start the Marketing Period); provided that (i) the Marketing Period shall not commence prior to September 3, 2019, and (ii) November 29, 2019 shall not be deemed to be a Business Day; provided, however, that if the Company shall in good faith believe that it has provided the Required Information to the Parent, the Company may deliver to the Parent a written notice to that effect (stating the date on which it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Information on the date specified in such notice, unless the Parent in good faith believes either (A) that the Required Information was delivered on a date later than that specified in the Company’s notice or (B) that the Company has not completed the delivery of Required Information and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity either the date on which the Required Information was delivered or, if applicable, the Required Information that the Parent believes the Company has not delivered at that time, in which case the Required Information shall be deemed to be delivered immediately upon the delivery by the Company of information reasonably addressing the points contained in such notice). “Required Information” means the audited financial statements of the Company for the fiscal years ended December 31, 2018, December 31, 2017, December 31, 2016 and subsequent fiscal years ended at least ninety (90) days before the date of Closing and quarterly unaudited financial statements of the Company for each subsequent fiscal quarter (other than the fourth quarter) ended at least forty-five (45) days before the date of the Closing, in each case, with comparative financial information for the equivalent period of the prior year (it being acknowledged that Parent has received audited financial statements of the Company for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016 and unaudited financial statements of the Company for the quarter ended March 31, 2019).

Section 1.03    Effective Time. Concurrently with the Closing, the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.04    Organizational Documents, Directors and Officers of the Surviving Corporation.

(a)    Organizational Documents. At the Effective Time, (i) the Company Charter, as in effect immediately prior to the Effective Time, will by virtue of the Merger be amended and restated so as to read in its entirety in the form set forth in Exhibit A, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and the applicable provisions of the amended and restated certificate of incorporation of the Surviving Corporation, and (ii) the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall thereafter be the bylaws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the

Surviving Corporation) until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and the bylaws of the Surviving Corporation.

(b)    Directors. Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. At the Closing, the Company shall, to the extent requested by Parent pursuant to Section 5.16, deliver to Parent resignations of each of the directors of the Company and the wholly owned Company Subsidiaries.

(c)    Officers. From and after the Effective Time, the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01    Conversion of Securities.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i)    Conversion of Company Common Stock. Each share of Company Common Stock (each, a “Share”, and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall automatically be converted into the right to receive $28.00 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall cease to exist, and each certificate representing a Share (a “Certificate”) or a non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Excluded Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest thereon, subject to Section 2.05.

(ii)    Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by the Company or any Company Subsidiary and all Shares owned of record by Parent, Sub or any of their respective Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii)    Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. At the Effective Time, all certificates representing common stock of Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)    Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date and payment date within said period, the Merger Consideration shall be equitably adjusted to proportionally reflect such change; provided that, for the avoidance of doubt, nothing in this Section 2.01(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by this Agreement. For the avoidance of doubt, the payment of RSU Awards on outstanding unvested RSUs as contemplated by Section 5.01(e) (if any) shall not be considered a change requiring adjustment under this Section 2.01(b).

Section 2.02    Exchange of Certificates; Payment for Shares.

(a)    Paying Agent. Prior to the Effective Time, Parent shall designate a U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the benefit of the holders of Shares to receive the Merger Consideration to which such holders shall become entitled pursuant to this Agreement (if any). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the Aggregate Common Stock Consideration (the “Exchange Fund”). The Exchange Fund shall be for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. In the event the Exchange Fund is insufficient to make the payments contemplated by this ARTICLE II, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, an amount in cash sufficient to make such payments. Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this ARTICLE II; provided that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this ARTICLE II, and following any losses from any such investment, Parent shall promptly deposit with the Paying Agent by wire transfer of immediately available funds, for the benefit of the holders of Shares (other than Excluded Shares), an amount in cash equal to the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this ARTICLE II. Any interest or income produced by such investments will be payable to Sub, Parent or otherwise, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the persons entitled to Merger Consideration in accordance with Section 2.01 and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in this Agreement.

(b)    Procedures for Surrender.

(i)    Certificated Shares. As promptly as practicable after the Effective Time (but in no event later than the second (2nd) Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (i) a letter of transmittal in customary form (agreed to by Parent and the Company prior to the Effective Time), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent; and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of any Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificates were converted pursuant to Section 2.01, and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or is otherwise in proper form for transfer and the person requesting such payment either pays to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or establishes to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid.

(ii)    Book-Entry Shares. Any holder of Book-Entry Shares that were converted into the right to receive the Merger Consideration pursuant to this Agreement shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE II. In lieu thereof, each registered holder of one or more such Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Merger Consideration for each such Book-Entry Share, subject to Section 2.05. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii)    No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.

(c)    Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, any Certificates formerly representing Shares (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first (1st) anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to or claimed by holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable in respect of their Shares in accordance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, any of their respective Subsidiaries or affiliates or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

Section 2.03    Treatment of Company Options and Equity Plans.

(a)    Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, each outstanding option to purchase Shares granted under a Company Stock Plan (the “Company Options”) shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (1) any such Company Option with respect to which the exercise price per Share subject thereto is equal or greater than the Merger Consideration shall be cancelled in exchange for no consideration and (2) such Option Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.05. From and after the Effective Time, no Company Option shall be exercisable, and each Company Option shall entitle the holder thereof only to the payment provided for in this Section 2.03(a).

(b)    Treatment of Restricted Stock Units.

(i)    Except as set forth on Section 2.03 of the Company Disclosure Letter, prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that immediately prior to the Effective Time, each then outstanding unvested award of restricted stock units (each, an “RSU”) with respect to Shares (each, an “RSU Award”) granted pursuant to a Company Stock Plan, other than any RSU Award held by a non-employee director of the Company, shall be assumed by the Surviving Corporation and converted into the right to receive an amount in cash, without interest, determined as follows: (A) with respect to an RSU Award subject to performance conditions with a performance period that by its terms has ended prior to the Effective Time an amount equal to (1) the Merger Consideration, multiplied by (2) the number of RSUs subject to such RSU Award based on actual performance through the end of such performance period; (B) with respect to an RSU Award subject to performance conditions with a performance period that by its terms has not ended prior to the Effective Time, an amount in cash equal to (1) the Merger Consideration, multiplied by (2) the number of RSUs subject to such RSU Award assuming performance of 100% of target levels; and (C) with respect to an RSU Award that vests based solely on continued employment, an amount in cash equal to (1) the Merger Consideration, multiplied by (2) the number of RSUs subject to such RSU Award (such RSU Awards, as converted pursuant to clauses (A) through (C) of this sentence, the “Replacement RSU Awards”). Each Replacement RSU Award will be subject to the same terms and conditions, including vesting and settlement, as applied to the RSU Award for which the Replacement RSU Award was exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other changes that are not materially detrimental to the holders are necessary for the administration of the Replacement RSU Awards. Notwithstanding anything to the contrary in this Section 2.03(b)(i), (I) the terms of the Replacement RSU Awards shall be amended as set forth on Section 2.03 of the Company Disclosure Letter, and (II) no change to any existing award agreement shall cause the Replacement RSU Awards to violate Code Section 409A or the terms of any applicable Company Benefit Plan.

(ii)    Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, each outstanding unvested RSU Award granted pursuant to a Company Stock Plan and held by a non-employee director of the Company immediately prior to the Effective Time shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash, without interest, of an amount equal to the product of (A) the Merger Consideration multiplied by (B) the number of RSUs subject to such RSU Award (such amounts payable hereunder, the “RSU Payments”) (less any required Tax withholdings as provided in Section 2.05).

(c)    Termination of Company Stock Plans. As of the Effective Time, all Company Stock Plans shall terminate, and no further rights with respect to Shares shall be granted thereunder.

(d)    Treatment of Company Stock Purchase Plan. The provisions of Section 2.03(a) shall not apply to any rights under the Company Stock Purchase Plan. With respect to the Company Stock Purchase Plan, as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) shall adopt resolutions or take other actions as may be required to provide that no further Offering Period (as defined in the Company Stock Purchase Plan) will commence or be extended pursuant to the Company Stock Purchase Plan after the date hereof. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the consummation of the Merger: (i) cause the Purchase Date (as defined in the Company Stock Purchase Plan) with respect to any Offering Period that would otherwise occur on or after the Effective Time, if any, to occur no later than one Business Day prior to the date on which the Effective Time occurs; (ii) make any pro rata adjustments that may be necessary to reflect the shortened Offering Period, but otherwise treat such shortened Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company Stock Purchase Plan; and (iii) cause the exercise (as of no later than one (1) Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company Stock Purchase Plan. On such exercise date, if any, referred to in clause (iii) of the preceding sentence, the Company will apply the funds credited as of such date pursuant to the Company Stock Purchase Plan within each participant’s payroll withholding account to the purchase of whole Shares in accordance with the terms of the Company Stock Purchase Plan and will cause the remaining accumulated but unused payroll deductions to be distributed to the relevant participants without interest as promptly as practicable following such exercise date. Immediately prior to and effective as of the Effective Time, the Company will terminate the Company Stock Purchase Plan.

(e)    Parent Funding. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Surviving Corporation cash in the amount sufficient for the Surviving Corporation to make the payments required under this Section 2.03, and Parent shall cause the Surviving Corporation (or other applicable person) to make the payments required under this Section 2.03 as promptly as practicable after the Effective Time, or at such later time as necessary to avoid a violation of, or adverse tax consequences under, Section 409A of the Code. Parent shall cause the Surviving Corporation to pay through the Payroll Agent the applicable Option Payments and RSU Payments to the holders of Company Options and RSU Awards, in each case, subject to Section 2.05, provided that payments to the former directors of the Company shall be made by the Surviving Corporation (or such other applicable person) directly.

Section 2.04    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares (such shares, “Dissenting Shares”, and each holder of Dissenting Shares, a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), and as of the Effective Time, shall no longer be outstanding and shall automatically be cancelled and cease to exist, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder effectively withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder’s right of appraisal with respect to such Shares, in any case pursuant to the DGCL, such Shares shall be deemed not to be Dissenting Shares and shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest and subject to Section 2.05, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. The Company shall give Parent (a) prompt notice of any written demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of, any such demands.

Section 2.05    Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Company Options and RSU Awards cancelled in the Merger such Tax amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, any regulation promulgated thereunder by the United States Department of Treasury (a “Treasury Regulation”) or any other applicable state, local or foreign Tax Law. To the extent that Tax amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld Tax amounts (a) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (b) to the extent so remitted shall be treated for all purposes of this Agreement as having been paid to the holder of Company Options or RSU Awards in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents publicly filed or furnished at least one (1) day prior to the date of this Agreement and after January 1, 2018, other than disclosures in the “Risk Factors” section of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings that are both non-specific and cautionary in nature (without giving effect to any amendment to any such documents filed on or after the date that is two (2) days prior to the date hereof), provided, that nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.21 and Section 3.23 or (b) as disclosed in the separate disclosure letter that has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents attached to, or incorporated by reference in, such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, exception or response that such disclosure, exception or response is applicable to such other section or subsection, whether or not such section or subsection references the Company Disclosure Letter), the Company hereby represents and warrants to Parent and Sub as follows:

Section 3.01    Organization and Qualification; Subsidiaries.

(a)    The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or licensing, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)    The Company has made available to Parent true and complete copies of (i) the Restated Certificate of Incorporation of the Company (as amended, restated, supplemented or otherwise modified, the “Company Charter”), (ii) the Amended and Restated Bylaws of the Company (as amended, restated, supplemented or otherwise modified, the “Company Bylaws”), in each case, as in effect on the date hereof, and (iii) the formation and governing documents of each Company Subsidiary, in each case, as in effect on the date hereof.

(c)    Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of the Company Subsidiaries, including, with respect to each Company Subsidiary, (i) its name, (ii) its jurisdiction of incorporation, formation or organization, (iii) its form of organization, (iv) its authorized equity interests, (v) its issued and outstanding equity interests, including the number thereof, (vi) the holder(s) of such issued and outstanding equity interests, and (vi) in the case of any such Company Subsidiary that has established a branch in another jurisdiction (each such branch, a “Company Branch”): (A) the registered number of the relevant Company Branch and (B) the jurisdiction in which the relevant Company Branch is registered. Except for the equity interests in the Company Subsidiaries, as of the date hereof, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person) which equity interests in such person have a fair market value in excess of $2,000,000. As of the date hereof, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, other than as otherwise set forth on Section 3.01(c) of the Company Disclosure Letter, free and clear of any material Liens

(other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws), and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights in favor of any person other than the Company or a Company Subsidiary, and were not issued in violation of any preemptive or other similar rights. All of the outstanding shares of capital stock or other equity securities of the Company Subsidiaries were issued in accordance with applicable Law.

(d)    As of the date hereof, there are no outstanding, existing, or such other agreements to grant, extend or enter into any (i) options, warrants, calls, subscriptions, rights of first refusal, rights of first offer, agreements, convertible or exchangeable securities, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation, or other similar rights, agreements or commitments of any character to which any Company Subsidiary is a party obligating any Company Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests relating to or based on the value of the equity securities of any Company Subsidiary, (ii) obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity securities of any Company Subsidiary or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting or registration of the capital stock of any Company Subsidiary or any other equity interest of any Company Subsidiary.

Section 3.02    Capitalization.

(a)    The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 3,000,000 shares of the Company’s preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on July 30, 2019 (the “Specified Date”), (i) 38,466,024 Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 11,413,669 Shares were held in treasury, and (iv) except as described in Section 3.02(b), no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Common Stock is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and were not issued in violation of any preemptive or similar rights. All of the outstanding Company Common Stock were issued in accordance with applicable Law.

(b)    As of the close of business on the Specified Date, (i) 379,403 shares of Company Common Stock were issuable with respect to outstanding Company Options with a weighted average exercise price of $15.34 per share of Company Common Stock; and (ii) 1,552,148 shares of Company Common Stock were issuable in respect of outstanding RSU Awards, assuming a target level of performance under performance-based awards. As of the close of business on the Specified Date, the Company had no Shares or Company Preferred Stock reserved for issuance, except for (A) the shares reserved for issuance pursuant to the outstanding Company Options and RSU Awards described in clauses (i) through (ii), (B) an additional 2,111,378 Shares reserved for additional grants of Company Options and RSU Awards pursuant to the Company Stock Plans and (C) 2,361,777 Shares reserved for issuance pursuant to the Company Stock Purchase Plan.

(c)    As of the date hereof, except with respect to the Company Options and RSU Awards referred to in Section 3.02(b) and the related award agreements, there are no outstanding, existing, or such other agreements to grant, extend or enter into any (i) options, warrants, calls, subscriptions, rights of first refusal, rights of first offer, agreements, convertible or exchangeable securities, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation, or other similar rights, agreements or commitments of any character, in each case, to which the Company or any Company Subsidiary is a party obligating the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (ii) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company or any Company Subsidiary or (iii) voting trusts or similar agreements to which the Company or any Company Subsidiary is a party with respect to the voting or registration of the capital stock of the Company or any Company Subsidiary or any other equity interest of the Company or any Company Subsidiary. Since the close of business on the Specified Date through the date hereof, the Company has not issued or repurchased any shares of Company Common Stock or other class of equity security (other than shares in respect of Company Options and RSU Awards and the Company Stock Purchase Plan) or granted any Company Options or RSU Awards.

(d)    As of the date hereof, there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having a right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company or any Company Subsidiary may vote.

Section 3.03    Authority.

(a)    The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and, subject to adoption by the Company’s stockholders of this Agreement, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the Company Stockholder Approval and filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Sub and assuming the accuracy of the representations and warranties contained in Section 4.12) this Agreement constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a Proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)    The Company Board, at a meeting duly called and held, has (i) determined that the Transactions are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and, subject to receiving the Company Stockholder Approval, the consummation by the Company of the Transactions, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company to be adopted and (iv) resolved to recommend adoption of this Agreement by the stockholders of the Company, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

Section 3.04    No Conflict; Required Filings and Consents.

(a)    Assuming the accuracy of the representations and warranties contained in Section 4.12, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will: (i) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Company Material Contract or any Company Permit, except (A) with respect to clause (ii), any such consent, approvals and authorizations, the failure to obtain which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (B) with respect to clause (iii), any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation of Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)    None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) set forth on Section 3.04(b) of the Company Disclosure Letter, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) filings as may be required under the rules and regulations of NYSE, (v) requirements under applicable state securities Laws or “blue sky” Laws and the securities Laws of any foreign country; and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.05    Permits; Compliance with Laws.

(a)    The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to possess, or the failure to be in full force and effect of, any Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Since January 1, 2017, the Company and each of the Company Subsidiaries has been in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities and with all Orders to which the Company or the Company Subsidiaries are subject, in each case, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. Except as would not individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries has received, since January 1, 2017, any written notice from any Governmental Entity regarding any violation of, or failure to comply with, any Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) to the knowledge of the Company, (A) since January 1, 2017, there has been no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary and (B) no such investigation is pending, nor (ii) has any Governmental Entity indicated to the Company or any Company Subsidiary in writing an intention to conduct any such investigation. None of the Company or any Company Subsidiary is, or since January 1, 2017 has been, suspended or debarred from doing business with any Governmental Entity, or declared non-responsible or ineligible for contracting with or for any Governmental Entity, or to the knowledge of the Company, proposed by a Governmental Entity for debarment.

(c)    To the knowledge of the Company, none of the Company, the Company Subsidiaries, any director, officer, employee or agent of the Company or any Company Subsidiary, in each case, acting on behalf or at the direction of the Company or any of the Company Subsidiaries, has since January 1, 2016, (i) used any funds of the Company or any of the Company Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of the Company Subsidiaries or (iii) otherwise violated or is in violation of applicable Bribery Legislation.

(d)    Since January 1, 2016, neither the Company nor any of the Company Subsidiaries has, in connection with or relating to the business of the Company or any of the Company Subsidiaries, received written notice from or made a voluntary disclosure to any Governmental Entity regarding any actual or potential violation of Bribery Legislation, or, to the knowledge of the Company, has been under administrative, civil, or criminal investigation, indictment, or audit (other than a routine contractual audit) concerning any actual or potential violation of Bribery Legislation.

Section 3.06    Company SEC Documents; Financial Statements.

(a)    Since January 1, 2017, the Company has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC since January 1, 2017, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”), except where the failure to file would not reasonably be expected to have a Company Material Adverse Effect. As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with all applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and the Dodd-Frank Act of 2010, as amended (the “Dodd-Frank Act”), as the case may be, and the applicable published rules and regulations promulgated thereunder, in each case as in effect on the date each such document was filed with or furnished to the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. Since January 1, 2017, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NYSE. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company Subsidiaries is required to file any forms, reports, registrations, statements or other documents with the SEC.

(b)    The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries (including, in each case, any notes thereto) included in or incorporated by reference into the Company’s filings included in the Company SEC Documents (collectively, the “Company Financial Statements”) (x) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis in all material respects during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations, (y) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect), and (z) comply as to form, in all material respects, with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC.

(c)    Neither the Company nor any Company Subsidiary is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 3.07    Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to such portions thereof that relate to Parent and Sub and to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Sub or any of their representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

Section 3.08    Internal Controls and Disclosure Controls. The Company has established and maintains a system of disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that material information relating to the Company required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective. Based on its evaluation of internal controls over financial reporting for the quarter ended March 31, 2019, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect, in any material respect, the Company’s ability to report financial information and (b) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof. The Company and each Company Subsidiary has substantially addressed any such deficiency, material weakness or fraud.

Section 3.09 Absence of Certain Changes.

(a)    Except as otherwise expressly contemplated by this Agreement, from March 31, 2019 to and including the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b)    From January 1, 2019, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(c)    Since March 31, 2019 to and including the date hereof, there has not been any action taken by the Company or any Company Subsidiaries that, if taken by the Company or any Company Subsidiaries during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a violation of, or would require the consent of Parent under Section 5.01 (other than Section 5.01(k), Section 5.01(n) or Section 5.01(t) in respect of Section 5.01(k) or Section 5.01(n)). Since June 30, 2019 to and including the date hereof, there has not been any action taken by the Company or any Company Subsidiaries that, if taken by the Company or any Company Subsidiaries during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a violation of, or would require the consent of Parent under Section 5.01(k) or Section 5.01(t) in respect of Section 5.01(k).

(d)    Parent and Sub each acknowledges that there may have been or may be disruption to the Company’s and the Company Subsidiaries’ business as a result of the intention to sell the Company (and there may be disruption to the Company’s and the Company Subsidiaries’ business (including in respect to any Company Employee) as a result of the announcement of the execution of this Agreement and the consummation of the Transactions), and Parent acknowledges that such disruptions, solely to the extent such disruptions are attributable to the announcement of the execution of this Agreement and the consummation of the Transactions, do not and shall not constitute a breach of this Section 3.09.

Section 3.10    Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the unaudited consolidated balance sheet of the Company as of March 31, 2019 or in the notes thereto, (b) incurred in the ordinary course of business since March 31, 2019, that are not, individually or in the aggregate, material in amount or nature, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the Transactions, (d) that have been discharged or paid in full in the ordinary course of business, or (e) that otherwise, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11    Litigation; Investigation; Audits. As of the date of this Agreement, there is no civil, criminal, administrative, investigative, or appellate action, suit, claim, hearing, arbitration, litigation, inquiry, audit, examination, investigation, mediation or proceeding, before any Governmental Entity (collectively, “Proceeding”), or to the knowledge of the Company, any Investigation, to which the Company, any Company Subsidiary (or to the knowledge of the Company, any of their respective directors, officers, or employees in their capacities as such) is a party, either pending or, to the knowledge of the Company, threatened in writing that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There are no outstanding Legal Disputes between the Company or any Company Subsidiary, on the one hand, and any Governmental Entity or other person, on the other hand, arising under or relating to any Government Contract or Government Bid. Neither the Company nor any Company Subsidiary or any of their respective directors, officers, or employees in their capacities as such is subject to any outstanding Order unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no pending Proceeding to which the Company, any Company

Subsidiary, or any of their respective directors, officers, or employees in their capacities as such is a party seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Transactions that would reasonably be expected to prevent or materially delay the Closing. “Investigation” means third-party audit (other than a routine contractual audit), third-party examination or third-party investigation.

Section 3.12    Employee Benefits.

(a)     Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each material Company Benefit Plan, other than (i) any plan, policy, program or arrangement which is required to be maintained by applicable Law, (ii) any employment agreement which provides for a base salary less than or equal to $150,000 and total annual cash compensation opportunity (measured based on actual earnings in the prior twelve (12) months) of less than or equal to $250,000, (iii) any offer letter or (iv) any loans to any employee of the Company in an amount equal to or less than $100,000 in outstanding aggregate principal amount. With respect to each such Company Benefit Plan, the Company has made available to Parent a true and correct copy of, if applicable: (A) each such Company Benefit Plan that has been reduced to writing and all amendments thereto; (B) each trust agreement or insurance contract relating to each such Company Benefit Plan; (C) the most recent summary plan description; (D) the most recent annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”); and (E) the most recent determination or opinion letter issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code (a “Company Qualified Plan”). All Contracts between the Company or a Company Subsidiary, on the one hand, and its employees and consultants, on the other hand, are terminable at any time on not more than three (3) months’ notice.

(b)    Each Company Benefit Plan has been established and administered in compliance, in all material respects, with its terms and all applicable Laws, including ERISA, the Code, Securities Act and Exchange Act. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company’s financial statements. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan. Each Company Qualified Plan has either received a favorable determination letter from the IRS as to its qualified status or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan, and to the knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust. No Company Benefit Plan provides defined benefit, or Company- or Company Subsidiary-funded, pension or retirement benefits and neither the Company nor any Company Subsidiary has any liability to provide or pay for any such type of pension or retirement benefits (however derived) to any of its current or former directors, officers, employees or consultants.

(c)    Section 3.12(c) of the Company Disclosure Letter lists as of the date hereof each Company Benefit Plan that provides health benefits after retirement or other termination of employment, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), or (iii) coverage or benefits provided through the end of the month in which the retirement or other termination of employment occurs.

(d)    At no time during the six (6) year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under any employee benefit subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any multiemployer plan (as defined in Section 3(37) of ERISA or Section 147.1(1) of the Income Tax Act (Canada) (the “Tax Act”), as applicable) or any benefit plan, policy, program or arrangement which contains a “defined benefit provision” (as defined in Section 147.1(1) of the Tax Act).

(e)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any Company Subsidiary, or result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, including any such payments or benefits to any “disqualified individual” (as such term is defined in proposed Treasury Regulation § 1.280G-1) that could reasonably be expected to be characterized as a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, each individual who renders services to the Company or any Company Subsidiary who is classified by the Company or such Company Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

(g)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(h)    All Company Options and RSU Awards have been validly granted and properly approved in accordance with all applicable Law and have been awarded under a Company Stock Plan.

Section 3.13     Labor. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, there is no labor strike, organized work slowdown or work stoppage, lockout, arbitrations or grievances, or other labor disputes pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union, works council, employee association or other labor organization or other employee representative body. To the knowledge of the Company, there are no union organizing activities pending or threatened, and no union, works council, employee association or other labor organization or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification or filed any petition or commenced a representation Proceeding before the National Labor Relations Board or any other labor relations tribunal in any jurisdiction. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiaries is in compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

Section 3.14    Tax Matters.

(a)    The Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate in all material respects, and has timely paid all material Taxes (whether or not shown on any Tax Return) that are or were due and payable or otherwise subject to collection action by a Governmental Entity; all material Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment on or prior to the date hereof have been duly withheld and collected and have been timely paid to the appropriate Governmental Entity; and the unpaid Taxes of the Company and the Company Subsidiaries did not (as of the most recent fiscal month end) materially exceed the reserve for Tax liabilities set forth on the most recent balance sheet and do not materially exceed that reserve as adjusted for the passage of time through the closing date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

(b)    There is no material Proceeding or assessment pending or, to the knowledge of the Company, threatened with respect to Taxes for which the Company or any Company Subsidiary may be liable; no material deficiency with respect to Taxes has been assessed in writing against the Company or any Company Subsidiary which has not been fully paid or adequately reserved in the Company Financial Statements; and since January 1, 2016, none of the Company or any Company Subsidiary has received notice from the Tax authority in any jurisdiction where the Company does not file Tax Returns that the Company or its Subsidiaries is required to file Tax Returns in such jurisdiction.

(c)    Neither the Company nor any Company Subsidiary has any material liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of filing Tax Returns on a consolidated, combined, or unitary basis with such person.

(d)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(e)    The prices for any material property or services (or for the use of property) in transactions between the Company or any Company Subsidiary, on the one hand, and another Company Subsidiary, on the other hand, are arm’s-length in all material respects for purposes of applicable transfer pricing Laws.

(f)    There are no material Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of the Company Subsidiaries.

(g)    Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries or (ii) a commercial agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not Tax sharing, allocation or indemnification).

(h)    Within the past two (2) years or otherwise pursuant to a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger, neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code or any similar provision of state, local or non-U.S. Law). Neither the Company nor any of the Company Subsidiaries has participated in a “listed transaction” or “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of Tax Law.

(i)    The Company and each of the Company Subsidiaries has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates and has maintained, in all material respects, all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(j)    Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income (or exclude any item of deduction) in any taxable period (or portion thereof) beginning after the

Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, or (iii) any installment sale occurring prior to the Closing Date.

(k)    Neither the Company nor any of the Company Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(l)    No Company Subsidiary has made any payment, nor is obliged to make any payment, and is not party to any agreement under which it could be obliged to make any payment that may not be deductible by virtue of section 78 of the Tax Act or any analogous provincial or similar provision.

Section 3.15    Properties.

(a)    Section 3.15(a) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of the street address of each real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”).

(b)    Section 3.15(b) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of the street address of each real property leased by the Company or any Company Subsidiary, as of the date hereof. The Company has made available to Parent all leases, subleases, licenses and occupancy agreements (including all amendments, modifications, and supplements thereof and assignments and subleases thereof) (collectively, the “Real Property Leases”) under which the Company or any Company Subsidiary leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property (collectively, the “Leased Real Property”).

(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, the Company or a Company Subsidiary has (i) good fee simple title to all Owned Real Property and (ii) a valid leasehold estate in or right to use all Leased Real Property, in each case free and clear of all Liens except for Permitted Liens.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the occupancies and uses of the Owned Real Property and Leased Real Property, as well as the development, construction, management, maintenance, servicing and operation of the Owned Real Property and Leased Real Property, comply with all applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, there is no default or breach by the Company or any Company Subsidiary, as applicable, or, to the knowledge of the Company, any other party thereto, in the timely performance of any obligation to be performed or paid under any Real Property Lease or any other provision thereof. As of the date hereof, neither the Company nor any Company Subsidiary has assigned or sublet any of their interests under any Real Property Lease to any other person.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, all Leased Real Property and the related improvements, facilities, building systems, machinery and equipment used by the Company or any Company Subsidiary in the conduct of their respective businesses have been maintained in all respects in accordance with the Company’s and each Company Subsidiary’s normal practices, as applicable, and are, taken as a whole (i) in reasonably good operating condition and repair and (ii) in adequate condition for the operation of the Company and each Company Subsidiary’s business, as applicable, ordinary wear and tear excepted.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, there are no pending or, to the knowledge of the

Company, proposed or threatened condemnation, expropriation, eminent domain actions or similar proceedings or zoning changes against, affecting or otherwise relating to any of the Leased Real Property or any material portion thereof.

Section 3.16    Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:(a) the Company and each Company Subsidiary is in compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and since January 1, 2016, none of the Company or any Company Subsidiary has received any written notice, demand, letter, or claim, in either case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law or Environmental Permit, in any material respects;

(b)    since January 1, 2016, neither the Company nor any Company Subsidiary has received any written notice of, and to the knowledge of the Company, neither the Company nor any Company Subsidiary has caused the spill or other release of any Hazardous Substances at, on or under any of the real property owned or leased by the Company or any Company Subsidiary that would reasonably be expected to result in material liability under Environmental Laws on the part of the Company or any Company Subsidiary; and

(c)    neither the Company nor any Company subsidiary is subject to any Order relating to material compliance with Environmental Laws, Environmental Permits or the investigation, remediation, removal or cleanup of Hazardous Substances, and, to the knowledge of the Company, neither the Company or any Company Subsidiary has entered into any Contract with another person of which the primary purpose thereof was to assume, undertake or otherwise become subject to any liability of another person under any Environmental Law.

Section 3.17    Intellectual Property; Information Technology; Data Privacy and Data Security.

(a)    Section 3.17(a) of the Company Disclosure Letter sets forth all Registered Intellectual Property owned by, assigned to or filed in the name of the Company or any of the Company Subsidiaries, specifying as to each item, as applicable: (i) the nature of the item, including the title of the item; (ii) the owner of the item; (iii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; (iv) the issuance, registration or application numbers and dates; and (v) the expiration date. Each such item of Registered Intellectual Property (A) is in full force and effect and all renewal fees and other maintenance fees due and payable as of the date hereof have been paid by the Company or any Company Subsidiary and (B) to the knowledge of the Company, is valid and enforceable.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries own or have the valid and enforceable right to use all Intellectual Property that is necessary for the business of the Company and the Company Subsidiaries as currently conducted (together with all Intellectual Property and Intellectual Property rights owned by the Company and the Company Subsidiaries, collectively, the “Company Intellectual Property”). The Company and the Company Subsidiaries take commercially reasonable steps to maintain and protect the Company Intellectual Property.

(c)    The conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any other person, except for any such infringement, misappropriation or other violation that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)    Neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened claim that remains outstanding, and since January 1, 2017, no claim has been brought in writing against the Company or any of the Company Subsidiaries, alleging the conduct of the business by the Company or any of the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any other person.

(e)    Since January 1, 2017, (i) to the knowledge of the Company, no other person has, infringed, misappropriated or otherwise violated any Company Intellectual Property rights owned by the Company or any of the Company Subsidiaries, and (ii) neither the Company nor any Company Subsidiary has brought any claim alleging any such infringement, misappropriation or other violation, except for any infringement, misappropriation or violation as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(f)    Except in connection with applications for patent protection, to the knowledge of the Company, since January 1, 2017, no Company Intellectual Property that is a trade secret or other confidential or proprietary information has been disclosed by the Company or any of the Company Subsidiaries to any person other than employees, consultants or contractors of the Company or any of the Company Subsidiaries who (i) had a need to know such information in the ordinary course of employment or contract performance on behalf of the Company or any of the Company Subsidiaries and (ii) have agreed in writing to protect such information.

(g)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2017, there have been no breaches of the Company’s security or other unauthorized access to the Company Software or other information technology systems owned or controlled by the Company or any of the Company Subsidiaries, including any information or data stored or contained therein (such information technology systems collectively, “Company IT Systems”).

(h)    The Company IT Systems are adequate in all material respects for their intended use and for the conduct of the business of the Company and the Company Subsidiaries, as currently conducted and as currently contemplated to be conducted, are in good working condition (normal wear and tear excepted), in all material respects, and to the knowledge of the Company, are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt or otherwise have a materially adverse impact on their operation. There has not been any material malfunction or outage of the Company IT Systems since January 1, 2017. The Company and the Company Subsidiaries have taken commercially reasonable steps to protect and to direct its third-party service providers to protect, the security and integrity of the Company IT Systems, including by maintaining a written information security plan.

(i)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) no Software owned, or purported to be owned, by the Company or any of the Company Subsidiaries (“Company Software”) contains or is derived from, Public Software, and (ii) since January 1, 2017, neither the Company nor any of the Company Subsidiaries has (A) distributed Public Software in conjunction with any of the Company’s products or services or otherwise in the conduct of the business of the Company or any of the Company Subsidiaries, or (B) used Public Software in the development of a derivative work of any Company Intellectual Property distributed to a third party. No Company Software, other than in the ordinary course of business, is required to be (1) disclosed or distributed in source code form; (2) licensed for the purpose of making derivative works; or (3) redistributable at no charge, in each case, as a result of the Company’s or any of the Company Subsidiaries’ use, modification or distribution of Public Software.

(j)    To the knowledge of the Company, since January 1, 2017, each current and former employee, consultant or contractor who has contributed to or participated in the creation, development, improvement or modification of any Company Intellectual Property that is material to the Company and the Company Subsidiaries (taken as a whole) has entered into a written agreement pursuant to which he, she or it has (i) assigned all of his, her or its rights in such Intellectual Property and Intellectual Property rights to the Company or to a Company Subsidiary and (ii) agreed to protect the trade secrets and other confidential or proprietary information of the Company and the Company Subsidiaries. Since January 1, 2017, no current or former employee, consultant or contractor has provided written notice to the Company claiming any right, title or interest in or to any Company Intellectual Property, and to the Company’s knowledge, no person (other than the Company or a Company Subsidiary) has threatened claiming any right, title or interest in and to any Intellectual Property rights created, developed, improved or modified by any current or former employee, consultant or contractor.

(k)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each of the Company’s and each of the Company Subsidiaries’ collection, use, retention, and dissemination of Personal Information complies with, and does not violate (i) any contractual requirements (including with respect to the Payment Card Industry Data Security Standards), (ii) any applicable Laws, including Privacy and Security Laws or (iii) any privacy policy of the Company or any of the Company Subsidiaries.

(l)    Neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Entity that it is under pending investigation or pending audit by any Governmental Entity for a violation, or otherwise with respect to any actual or suspected violation, of any Privacy and Security Law, in each case, that was received since January 1, 2017 or where such matter remains unresolved as of the date hereof.

(m)    To the knowledge of the Company, since January 1, 2017, there have been no unauthorized use or disclosure of any Personal Information, owned, used, stored, received, or controlled by or on behalf of the Company or any of the Company Subsidiaries, including any unauthorized use or disclosure of Personal Information that would constitute a breach for which notification to individuals or any Governmental Entity is required under any applicable Privacy and Security Laws.

(n)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are in compliance with applicable Laws, including HIPAA and the General Data Protection Regulation (“GDPR”) and national laws complementing it, as well as its own policies and any existing contractual commitments, relating to privacy, data protection, and the collection and use of any information relating to an identified or identifiable natural person (“Personal Information”) collected, used, or held for use by the Company or any Company Subsidiary. No Proceeding or Legal Dispute is pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary alleging a violation of any person’s privacy or obligations or rights relating to Personal Information. Without limiting the generality of the foregoing, the Company and any Company Subsidiary have taken commercially reasonable efforts to enter into business associate agreements with vendors and customers in the ordinary course of business to the extent required by 45 C.F.R. §§ 164.502(e) and 164.504(e) and the GDPR. The Company and each Company Subsidiary have taken commercially reasonable measures designed to ensure that all third parties acting on their behalf, including without limitation subcontractor business associates, have complied with their contractual obligations.

Section 3.18    Company Material Contracts.

(a)    All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and, as of the date hereof, no such Contract has been amended or modified.

(b)    Other than (x) the Contracts described in Section 3.18(a) that have been filed, (y) any Contract solely among the Company and any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries or (z) as set forth on Section 3.18(b) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by (and none of their respective assets or properties are bound by):

(i)    any material joint venture, partnership, limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture,

partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Company Subsidiaries or among the wholly owned Company Subsidiaries;

(ii)    any Contract (A) that provides for the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary with an outstanding principal amount in excess of $1,000,000, or (B) with respect to any outstanding letters of credit, bankers’ acceptances, performance bonds, surety bonds or guarantees;

(iii)    any Contract that grants any rights of first refusal, rights of first negotiation, right of first offer, or other similar rights to any person with respect to the sale of any material assets, rights or properties of the Company or any Company Subsidiary;

(iv)    any Contract that (A) expressly obligates the Company or any of the Company Subsidiaries (or following the Closing, Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries)) to conduct business with any third party on an exclusive basis, or (B) contains (1) “most favored nation”, “most favored customer”, “most favored supplier” or similar covenants to the counterparty of such Contract, (2) take or pay provisions (committing a person to buy a minimum quality of goods or services provided by another person) or (3) requirements provisions (committing a person to provide the quantity of goods or services required by another person).

(v)    any Contract for the acquisition or disposition of any business by the Company or any Company Subsidiary (including equity interests) (whether by merger, sale of stock, sale of assets, or otherwise), other than this Agreement, (A) since January 1, 2016 and that involves an asset value in excess of $1,000,000 or (B) pursuant to which any material earn-out, deferred or contingent payment or indemnification obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and excluding obligations to indemnify directors and officers pursuant to acquisition agreements);

(vi)    any Affiliate Arrangement;

(vii)    any Contract relating to any resolution or settlement of any Proceeding, whether actual or, to the knowledge of the Company, threatened in writing, involving the Company or any of the Company Subsidiaries that (A) imposes continuing material obligations upon the operation of the Company or any of the Company Subsidiaries or (B) that has had or would reasonably be expected to result in payments by the Company or any of the Company Subsidiaries after January 1, 2019 in excess of $250,000 individually or, to the extent that multiple resolutions or settlements relate to the same Proceeding, in the aggregate with respect to all such resolutions or settlements;

(viii)    any Contract that expressly imposes any restriction on the right of the Company or any Company Subsidiaries to compete with any other person, except for conflict related restrictions in respect to any engagements entered into in the ordinary course of business of the Company or any Company Subsidiary;

(ix)    any Contract (A) pursuant to which the Company or any Company Subsidiary licenses from a third party the right to use any Intellectual Property for which the Company or any Company Subsidiary is required to make annual payments in excess of $250,000 or where such Intellectual Property is material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole (other than any “commercially available off-the-shelf software package,” or other software licensed pursuant to a software “shrink wrap,” “click wrap,” or “click-through” license), or (B) pursuant to which the Company or any Company Subsidiary has licensed any material Intellectual Property owned by the Company or any Company Subsidiary to a third party (other than non-exclusive licenses granted, directly or indirectly, to customers in the ordinary course of business) (the Contracts contemplated by this clause (ix), each, an “IP Contract”);

(x)    any Contract pursuant to which the Company or any of its Subsidiaries, as applicable, has agreed to provide any third party with access to source code for any Software owned or licensed by the Company or any of its Subsidiaries, or to provide for such source code to be put in escrow or a similar arrangement, or otherwise grants a license to such source code, for the benefit of a third party (including upon the occurrence of specified events);

(xi)    any Contract granting any Lien (other than a Permitted Lien) on any of material assets or properties of the Company or any of the Company Subsidiaries;

(xii)    any collective bargaining agreement or similar agreement or arrangement with any labor union, works council, or other labor organization;

(xiii)    (A) any Contract with a Material Customer in respect of an existing engagement that (1) is a master services agreement or (2) provides for the provision of ongoing services by the Company or any Company Subsidiary to such Material Customer, pursuant to which in the case of clause (2) the Company or any Company Subsidiary has received, or reasonably expects to receive, under such Contract based on the Company’s backlog reports as of May 31, 2019, in excess of $100,000 in fees during the period beginning on January 1, 2019 and ending on December 31, 2019, or (B) any Contract pursuant to which the Company or any Company Subsidiary provides services to a customer and the Company or any Company Subsidiary has received, or reasonably expects to receive for existing contracted engagements based on the Company’s backlog reports as of May 31, 2019, in excess of $2,500,000 in fees during the period beginning on January 1, 2019 and ending on December 31, 2019;

(xiv)    (A) any Contract with a Material Vendor pursuant to which such Material Vendor currently provides goods or services to the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has paid, or expects to pay, in excess of $100,000 for goods or services under such Contract during the period beginning on January 1, 2019 and ending on December 31, 2019, or (B) any vendor Contract pursuant to which the Company or any Company Subsidiary paid in excess of $1,500,000 for goods or services during the period beginning on January 1, 2018 and ending on December 31, 2018, or the Company or any Company Subsidiary reasonably expects to pay in excess of $1,500,000 for goods and services during the period beginning on January 1, 2019 and ending on December 31, 2019, in either case excluding pass-through payments to be forwarded by the vendors to unrelated third parties and payments to vendors to the extent relating to the Company’s discontinued operations;

(xv)    any material Real Property Lease; or

(xvi)    any Contract that constitutes a material agreement the primary purpose of which is a guarantee of obligations, indemnification or assumption of liabilities (whether accrued, absolute, contingent or otherwise) of any other person.

(c)    Each Contract described in Section 3.18(a) or 3.18(b) are referred to herein as “Company Material Contracts”. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary that is a party thereto and is in full force and effect, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception. (i) There are no material Proceedings pending against the Company or, to the knowledge of the Company, threatened against the Company with respect to any Company Material Contract, and (ii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.19     Insurance. Section 3.19(a) of the Company Disclosure Letter sets forth as of the date hereof a schedule of all Company Insurance Policies currently in effect that are material to the Company and the Company Subsidiaries, taken as a whole, and the Company has made available to Parent, prior to the date of this Agreement, true and correct copies, including any changes or modifications thereto, of all such Company Insurance Policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all Company Insurance Policies held or maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date); (b) neither the Company nor any Company Subsidiary is in material breach of or default under any of the Company Insurance Policies; (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or material modification of any of the Company Insurance Policies; and (d) since January 1, 2017, Insurance Policies as deemed appropriate for the business of the Company and the Company Subsidiaries in the ordinary course have been in effect without any significant lapse in coverage, (e) as of the date hereof, all pending Proceedings that could lead to a claim under any Company Insurance Policy have been reported to the applicable insurer in the ordinary course of business, (f) as of the date hereof, current limits under the Company Insurance Policies are not exceeded, and (g) as of the date hereof, there are no material claims pending under any Company Insurance Policy that have been denied, rejected or disputed, in writing by an insurer under any Company Insurance Policy or as to which any such insurer has refused to cover all or a significant portion of such claims. Section 3.19(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of each material Professional Liability (including Errors & Omissions, and Cyber Liability) claim paid by the Company or any of the Company Subsidiaries or its insurance carriers since January 1, 2018. To the knowledge of the Company, there are no threatened Professional Liability claims that would, individually or in the aggregate, be reasonably expected to be have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2018, the Company has not received any written notice of termination or cancellation with respect to any of the Insurance Policies held or maintained by the Company and the Company Subsidiaries.

Section 3.20    Opinion of Financial Advisor. On or prior to the date of this Agreement, the Company Board has received the opinion of Jefferies LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock (other than, to the extent applicable, Guarantor, Parent, Sub and their respective affiliates) pursuant to this Agreement, is fair, from a financial point of view, to such holders.

Section 3.21    Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.12, (a) the Company Board has taken all necessary action such that the restrictions imposed on business combinations by Section 203 of the DGCL are inapplicable to this Agreement and (b) to the knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium,” “business combination”, “supermajority”, “affiliate transactions” or other anti-takeover Law (a “Takeover Statute”) is applicable to this Agreement or the Transactions. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is a party or otherwise bound.

Section 3.22    Vote Required. Assuming the accuracy of the representations and warranties contained in Section 4.12, the only vote of the holders of Shares required to adopt this Agreement or approve the Transactions is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”).

Section 3.23    Brokers. No broker, finder or investment banker other than Jefferies LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries.

Section 3.24    Government Contracts and Bids. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2017, with respect to each Government Contract and each Government Bid: (a) all representations and certifications executed by the Company and any Company Subsidiary were current, accurate and complete as of their effective date, (b) there was no suspension, stop work order, cure notice, or show cause notice in effect, nor, to the knowledge of the Company, has any Governmental Entity threatened to issue a suspension, stop work order, cure notice, or show cause notice, (c) there are no audits or investigations completed or, to the knowledge of Company, underway by any Governmental Entity that are reasonably expected to result in a finding or recommendation that the Company or any Company Subsidiary make any payments to a Governmental Entity, (d) the Company and the Company Subsidiaries have complied with all such Contract provisions and applicable Laws related to interactions with persons representing or employed by a Governmental Entity, including provisions concerning conflicts of interest and gifts or gratuities and (e) neither the Company nor any Company Subsidiary has made any disclosures to any Governmental Entity with respect to any alleged irregularity, misstatement or omission.

Section 3.25    Affiliate Transactions. Since January 1, 2018, there have been no transactions, or series of related transactions, agreements, Contracts, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, in each case, between the Company or any of the Company Subsidiaries, on the one hand, and any director, officer or other affiliate of the Company or any of the Company Subsidiaries, or any entity in which any such person has a direct or indirect material interest, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the ordinary course of business) (each, and “Affiliate Arrangement”) and have not been disclosed in the Company SEC Documents.

Section 3.26    Top Customers; Top Vendors.

(a)    Section 3.26(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the twenty (20) largest customers (each, a “Material Customer”) of the Company and the Company Subsidiaries, taken as a whole, based on aggregate gross billings invoiced such customers during the twelve (12) months ended March 31, 2019 showing the aggregate gross billings invoiced to each such Material Customer during each such period. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), during the past twelve (12) months prior to the date hereof, neither the Company nor any of the Company Subsidiaries has been, or is currently, engaged in any material Legal Dispute with any Material Customer. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any of the Company Subsidiaries has received any written notice from any Material Customer expressly stating any intention or threat to terminate or materially reduce purchases from the Company or any of the Company Subsidiaries.

(b)    Section 3.26(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the fifteen (15) largest vendors (each, a “Material Vendor”) of the Company and the Company Subsidiaries, taken as a whole, based on gross expenditures incurred by the Company and its Subsidiaries during the twelve (12) months ended March 31, 2019 showing aggregate gross expenditures invoiced by each such Material Vendor during each such period. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), during the past twelve (12) months prior to the date hereof, neither the Company nor any of the Company Subsidiaries has been, or is currently, engaged in any material Legal Dispute with any Material Vendor. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any of the

Company Subsidiaries has received any written notice from any Material Vendor expressly stating any intention or threat to terminate or materially reduce its provision of goods or services to the Company or any of the Company Subsidiaries.

Section 3.27    Project Margin Losses. Section 3.27 of the Company Disclosure Letter sets forth a true, correct and complete list of each client with respect to which the Company and the Company Subsidiaries, taken as a whole, have experienced project margin losses in excess of $250,000 on projects, individually or in the aggregate, performed for such client for the twelve (12) months ended June 30, 2019, as recorded in the consolidated books and records of the Company and the Company Subsidiaries during such period.

Section 3.28    Acknowledgement of No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in ARTICLE IV and in the Financing Commitments and the Guarantee, none of the Parent or Sub or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Parent or Sub or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in the separate disclosure letter that has been delivered by Parent and Sub to the Company prior to the execution of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, exception or response that such disclosure, exception or response is applicable to such other section or subsection, whether or not such section or subsection references the Parent Disclosure Letter), Parent and Sub hereby represent and warrant to the Company:

Section 4.01    Organization. Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has requisite corporate or other legal entity, as the case may be, power and authority to carry on its business as it is now being conducted, except where any such failure to be so organized, existing, in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions.

Section 4.02    Authority. Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the Transactions. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by Parent or Sub will be, duly and validly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and legally binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The board of directors of Parent has (a) adopted and declared advisable this Agreement and the Merger and the consummation by Parent of the Transactions, (b) approved the execution, delivery and performance of this Agreement and the consummation by Parent of the Transactions, including the Merger and (c) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Parent and its stockholders, in each case, by resolutions duly adopted, which resolutions, subject to Section 4.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to the Company. The board of directors of Sub has (i) adopted and declared advisable this Agreement and the Merger and the consummation by Sub of the Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation by Sub of the Transactions, including the Merger, (iii) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Parent and Sub and (iv) recommended that Parent adopt this Agreement, in each case, by resolutions duly adopted, which resolutions, subject to Section 4.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Sub. The affirmative vote of the holders of the capital stock of Parent, or any of them, is not necessary to approve this Agreement or consummate any of the Transactions.

Section 4.03    No Conflict; Required Filings and Consents.

(a)    None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions will: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to, any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions, and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or creation of Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions.

(b)    None of the execution, delivery or performance of this Agreement by Parent or Sub or the consummation by Parent or Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing, declaration or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act and (iv) requirements under applicable state securities Laws or “blue sky” Laws and the securities Laws of any foreign country, and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions.

Section 4.04    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of their respective affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Sub with respect to such portions thereof that relate to the Company and to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company or any of their representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

Section 4.05    Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any outstanding Order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions.

Section 4.06    Capitalization and Operations of Sub. As of the date of this Agreement, the authorized share capital of Sub consists of 1,000 shares, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and at the Effective Time will be, owned by Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and contemplated by this Agreement, the Financing or the Transactions.

Section 4.07    Financing.

(a)    Parent has delivered to the Company true and complete copies of (i) the executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), among the Parent, Sub and the other party thereto (the “Equity Financing Source”), pursuant to which the Equity Financing Source has committed, on the terms and subject only to the terms thereof, to invest the amounts set forth therein at the date and time at which the Closing is required to occur pursuant to Section 1.02 and to which the Company is an express third party beneficiary (the “Equity Financing”), and (ii) the executed commitment letter (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitments”) from Royal Bank of Canada, UBS AG, UBS Securities LLC, Macquarie Capital Funding LLC and Macquarie Capital (USA) Inc., pursuant to which the financial institutions and other lenders party thereto (the “Lenders” and, together with the Equity Financing Source, the “Financing Sources”) have committed, on the terms and subject only to the terms thereof, to lend the amounts set forth therein for purposes of funding the Transactions at the date and time at which the Closing is required to occur pursuant to Section 1.02 (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company true and complete copies of any fee letter (with only the fee amounts, pricing caps and flex provisions (none of which individually or in the aggregate would reduce the amount of the Debt Financing or adversely affect the availability of the Debt Financing or delay or prevent the Closing or make the funding of the Debt Financing less likely to occur) redacted) relating to the Debt Commitment Letter (any such fee letter, a “Fee Letter”) and any engagement letters or other agreements relating to the Debt Financing.

(b)    Assuming the Financing is funded in accordance with the Financing Commitments, and the satisfaction of the conditions set forth in Section 6.02(a) and Section 6.02(b), the aggregate net proceeds from the Financing when funded in accordance with the Financing Commitments are sufficient to fund all of the amounts required to be provided by Parent or Sub for the consummation of the Transactions and are sufficient for the satisfaction when due of all of the obligations of Parent and Sub under this Agreement, including the payment of the Aggregate Merger Consideration and the amounts payable pursuant to Section 2.03 and the payment of all costs and expenses of the Transactions (including any such costs and expenses payable by the Surviving Corporation and the Company Subsidiaries) which become due or payable by the Surviving Corporation or any Company Subsidiary in connection with, or as a result of, the Transactions and any repayment or refinancing of

Indebtedness required in connection therewith or contemplated by any of the Financing Commitments (collectively, the “Financing Uses”).

(c)    As of the date hereof, all of the Financing Commitments are in full force and effect and have not been withdrawn, terminated or rescinded (or contemplated to be withdrawn, terminated or rescinded) or otherwise amended, supplemented or modified (or contemplated to be amended, supplemented or modified) in any respect. As of the date hereof, each of the Financing Commitments, in the form delivered to the Company, is a legal, valid and binding obligation of Parent, Sub and, to the knowledge of Parent, the other parties thereto, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. To the knowledge of Parent, there is no fact or occurrence existing on the date hereof that would or would reasonably be expected to make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate or that would or would reasonably be expected to cause the Financing Commitments to be ineffective. There are no side letters or other Contracts or arrangements (except for any Fee Letters, engagement letters with respect Debt Financing and any other agreements, each of which have been delivered to the Company in accordance with the provisions of Section 4.07(a)) relating to the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Sub under any term, or a failure of any condition, of the Financing Commitments or otherwise result in any portion of the Financing contemplated thereby being unavailable at the date and time at which the Closing is required to occur pursuant to Section 1.02. Assuming the satisfaction of the conditions set forth in Section 6.02(a) and Section 6.02(b), neither Parent nor Sub has reason to believe that it, any Equity Financing Source or any Lender would be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it. Parent and Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments (the “Disclosed Conditions”). No person has any right to impose, and none of Parent or any counterparty to any Financing Commitment has any obligation to accept, (i) any condition precedent to such funding or investing other than the Disclosed Conditions, (ii) any reduction to the aggregate amount available under the Financing Commitments on the Closing Date or (iii) any term or condition that would have the effect of reducing the aggregate amount available under the Financing Commitments on the Closing Date.

(d)    Neither Parent nor Sub has, directly or indirectly, entered into an exclusivity, lock-up or other similar agreement, arrangement or binding understanding with any bank, investment bank or other potential provider of debt or equity financing that prohibits such provider from providing or seeking to provide any services or financing, including debt or equity financing, to any third party in connection with a transaction relating to the Company or the Company Subsidiaries (including in connection with the making of any Competing Proposal) in connection with the Transactions.

Section 4.08    Guarantee. Concurrently with the execution of this Agreement, Parent and Sub have caused the Guarantor to deliver the Guarantee, dated as of the date hereof, to the Company. The Guarantee is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. The Guarantee is a legal and valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of the Guarantor under such Guarantee.

Section 4.09    Solvency. Assuming that (a) the conditions to the obligation of Parent and Sub to consummate the Merger have been satisfied or waived and (b) the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered thereby in accordance with GAAP, then at and immediately following the Effective Time and after giving effect to all of the Transactions, including the funding of the Equity Financing and the Financing Uses, Parent, the Surviving Corporation and the Subsidiaries of the Surviving Corporation, taken as a whole, will be Solvent.

Section 4.10    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.11    Absence of Certain Arrangements. Other than this Agreement and as set forth on Section 4.11 of the Parent Disclosure Letter, as of the date of this Agreement, there are no Contracts or any commitments to enter into any Contract between Parent, Sub or any of their respective affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the Transactions or the operations of the Surviving Corporation after the Effective Time. Neither Parent nor any of its affiliates has entered into any Contract or any commitments to enter into any Contract pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (b) any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Competing Proposal.

Section 4.12    Ownership of Company Common Stock. None of Parent, Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. None of Parent, Sub or any of their affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) as of the date hereof, or will at any time prior to the Closing Date beneficially own, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary, or is a party as of the date hereof, or will at any time prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary.

Section 4.13    Acknowledgement of No Other Representations or Warranties. EACH OF PARENT AND SUB ACKNOWLEDGES THAT IT HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE) AND PROSPECTS OF THE COMPANY AND THE COMPANY SUBSIDIARIES AND THAT IT AND ITS REPRESENTATIVES HAVE RECEIVED ACCESS TO SUCH BOOKS AND RECORDS, FACILITIES, EQUIPMENT, CONTRACTS AND OTHER ASSETS OF THE COMPANY AND THE COMPANY SUBSIDIARIES TO REVIEW FOR SUCH PURPOSE AND THAT IT AND ITS REPRESENTATIVES HAVE HAD AN OPPORTUNITY TO MEET WITH THE MANAGEMENT OF THE COMPANY AND THE COMPANY SUBSIDIARIES AND TO DISCUSS THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE) AND PROSPECTS OF THE COMPANY AND THE COMPANY SUBSIDIARIES. EACH OF PARENT AND SUB ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, NONE OF THE COMPANY, THE COMPANY SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR THE COMPANY REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, CONCERNING THE COMPANY OR THE COMPANY SUBSIDIARIES OR ANY OF THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OR THE TRANSACTIONS. EACH OF PARENT AND SUB ACKNOWLEDGES AND AGREES THAT NO PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT, OR PARENT’S USE, OF ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT IN ANY PHYSICAL

OR ELECTRONIC “DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF PARENT AND SUB ACKNOWLEDGES AND AGREES THAT NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FINANCIAL PROJECTIONS, FORECASTS, COST ESTIMATES AND OTHER PREDICTIONS RELATING TO THE COMPANY AND THE COMPANY SUBSIDIARIES MADE AVAILABLE TO PARENT.

ARTICLE V

COVENANTS

Section 5.01    Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law, or as expressly required by any other provision of this Agreement, unless Parent otherwise agrees in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, use commercially reasonable efforts to conduct its operations in all material respects in the ordinary course of business consistent with past practice. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law, or as expressly permitted or required by any other provision of this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)    amend the Company Charter, the Company Bylaws or the organizational documents of any Company Subsidiary;

(b)    issue or authorize the issuance of any equity securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (i) the issuance of Shares upon the exercise of Company Options and the vesting of RSU Awards, in each case outstanding as of the date hereof, or the issuance of Shares pursuant to the terms of the Company Stock Purchase Plan, subject to Section 2.03(d), and (ii) the issuance of securities by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(c)    adjust, split, combine, recapitalize or reclassify any capital stock or other equity interest of the Company or any Company Subsidiary;

(d)    sell, pledge, dispose of, transfer, lease, license or encumber any material property or material assets of the Company or any Company Subsidiary, except (i) pursuant to existing Contracts, (ii) sales or dispositions made in connection with any transaction between or among the Company and any wholly owned Company Subsidiaries or between or among any wholly owned Company Subsidiaries; (iii) for properties or assets obsolete or worthless, or (iv) Permitted Liens;

(e)    declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company or any Company Subsidiary, whether payable in cash, stock, property or a combination thereof, other than (i) the quarterly dividend declared by the Company on July 23, 2019 (or the equivalent in RSU Awards for eligible unvested RSUs) and (ii) as between the Company and any Company Subsidiary or between or among Company Subsidiaries (provided that if the Company Subsidiary is not wholly owned, any such dividends must be pro rata among each of the holders of voting securities of such Company Subsidiary);

(f)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities, other than (i) the payment of withholding Taxes by net exercise or by tendering of shares in connection with the exercise of any Company Options outstanding as of the date hereof permitted by the terms of such Company Options, (ii) Tax withholdings on the vesting or payment of RSU Awards outstanding as of the date hereof, or (iii) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards;

(g)    merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than the merger of one or more wholly owned U.S. Company Subsidiaries with or into one or more other wholly owned U.S. Company Subsidiaries or the Company;

(h)    make or offer to make any acquisition of a business (including by merger, consolidation, acquisition of stock or assets, or otherwise);

(i)    incur any Indebtedness in the aggregate in excess of $3,000,000 aggregate principal amount (provided that the Company and the Company Subsidiaries shall not incur any Indebtedness for borrowed money);

(j)    make any loans to, advances or capital contributions to, or investments in, any other person (other than any wholly owned Company Subsidiary) other than (i) loans solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, (ii) advances for travel and other out-of-pocket expenses to officers, directors or employees of the Company or any Company Subsidiary in the ordinary course of business, consistent with past practice or (iii) extended payment terms granted to customers or clients in the ordinary course of business;

(k)    except to the extent required by Law or the terms of any Company Benefit Plan or collective bargaining agreement in effect as of the date hereof, or as specifically contemplated by Section 2.03 or Section 5.11: (i) increase the compensation or benefits payable or to become payable to any director, officer or employee, other than increases to compensation and benefits in the ordinary course of business below the position of employees with a title of Director (employees with a title of Director or more senior, each a “Managerial Employee”); (ii) hire or promote any person (or make an offer or promise to hire or promote) to a Managerial Employee position or terminate any Managerial Employee (other than promotions (but excluding any corresponding increases to compensation or benefits payable) for the September promotion cycle in the ordinary course of business consistent with past practice); (iii) grant any rights to severance or termination pay or other termination benefit, or enter into any employment (other than employment agreements that do not provide for severance in excess of amounts required by applicable Law) or severance agreement; (iv) subject to the other clauses in this Section 5.01(k), and except for amendments to Company Benefit Plans in the ordinary course of business, consistent with past practice, that do not result in an increase in cost to the Company or any Company Subsidiary, individually or in the aggregate, by $250,000, establish, terminate, adopt, enter into or amend any Company Benefit Plan (or any arrangement that, if in effect on the date hereof, would be a Company Benefit Plan); (v) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; or (vi) issue any loan to any current or former employee, officer, consultant, or non-employee director;

(l)    make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(m)    engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would reasonably be expected to have a Company Material Adverse Effect;

(n)    other than in the ordinary course of business consistent with past practice and other than the settlement of Proceedings related to the Transactions (which settlement shall instead be governed by Section 5.14), (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract, waive, release or assign any material rights, claims or benefits under any Company Material Contract or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or material default under, any Company Material Contract or (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement;

(o)    make, or commit to make, any capital expenditures in excess of $5,000,000;

(p)    (i) enter into any new material line of business, or (ii) open a new office of the Company or any of the Company Subsidiaries, in any country where neither the Company nor any Company Subsidiary has an office as of the date hereof;

(q)    (i) settle any Proceeding before or threatened to be brought before a Governmental Entity, other than monetary settlements not in excess of $250,000 individually, or $1,000,000 in the aggregate (provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company, the Company Subsidiaries, Parent or any of its Subsidiaries) or (ii) waive any material right with respect to any material claim held by the Company or any of the Company Subsidiaries, in respect of any Proceeding brought or threatened in writing to be brought before a Governmental Entity, in each case other than Proceedings related to the Transactions (which shall instead be governed by Section 5.14);

(r)    terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of the Company Insurance Policies, including allowing the policies to expire without renewing such policies or obtaining comparable replacement coverage, or fail to pay premiums or report known claims to its insurance carrier in a timely matter, in each case, except as would not be reasonably likely to be material to the Company and any Company Subsidiary, taken as a whole;

(s)    (i) settle or compromise any material Tax claim or liability, or enter into any closing agreement affecting any material Tax liability or refund, (ii) waive or extend any statute of limitations in respect of material Taxes or period within which an assessment or reassessment of material Taxes may be issued, (iii) prepare or file any material amended Tax Return or claim for refund, (iv) file any request for a ruling in respect of any Tax matter, or (v) make or change any material Tax election; or

(t)    authorize, agree to do, or enter into any Contract to do, any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.02    Agreements Concerning Parent and Sub.

(a)    During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) and the Financing, or as provided in or as expressly contemplated by this Agreement.

(b)    Parent shall cause the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this

Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder. Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Sub.

Section 5.03    No Solicitation; Change of Company Recommendation.

(a)    Except as permitted by this Section 5.03, from and after the date hereof, until the earlier of the Effective Time and the termination of this Agreement, (i) the Company shall, and shall cause the Company Subsidiaries and its and their respective directors, officers and employees to (and shall use reasonable best efforts to cause the other Company Representatives to), (A) cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal, (B) terminate all access granted to any such person and its representatives to any physical or electronic dataroom, and (C) request that any such person and its representatives promptly return to the Company or destroy any non-public information concerning the Company or the Company Subsidiaries that was previously furnished or made available to such person or any of its representatives by or on behalf of the Company and (ii) the Company shall not, and shall cause the Company Subsidiaries and its and their respective directors, officers and employees not to (and shall use reasonable best efforts to cause the other Company Representatives not to), (A) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the submission of proposal or offer that constitutes, or would reasonably be expected to lead to, any Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to, or in a manner that would reasonably be expected to lead to, a Competing Proposal, (C) enter into, participate in or continue to participate in any discussions or negotiations with any third person with respect to, or that would reasonably be expected to lead to, any Competing Proposal made by such third person, (D) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any Alternative Acquisition Agreement, or (E) agree, propose or resolve to take, or take, any of the actions prohibited by clauses (A) through (D) above.

(b)    Notwithstanding anything to the contrary contained in this Agreement, if and only if, at any time following the execution and delivery of this Agreement and prior to the Company obtaining the Company Stockholder Approval, (i) the Company has received a written Competing Proposal from a person after the date of this Agreement that did not result from a breach of Section 5.03(a) (other than any breach that is immaterial and unintentional) and (ii) the Company Board (or any committee thereof) determines in good faith, (x) after consultation with the Company’s independent financial advisors and outside counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (y) after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company, the Company Subsidiaries and the Company Representatives may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Competing Proposal and its representatives (provided that such information has previously been made available to Parent or is provided to Parent promptly (and in any event within twenty-four (24) hours) following the time such information is made available to such person) and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives in connection with such Competing Proposal; provided, however, that the Company will not, will not permit the Company Subsidiaries or the Company Representatives to, disclose any material non-public information regarding the Company to such person without the Company first entering into an Acceptable Confidentiality Agreement with such person if such person is not already party to a confidentiality agreement with the Company. The Company (1) will promptly (and in any event, within twenty-four (24) hours) advise Parent of the receipt of any Competing Proposal that constitutes or could reasonably be expected to lead to a Superior Proposal (including the identity of any person making such Competing Proposal) and (2) will thereafter keep Parent reasonably informed, on a reasonably current basis as to the status of such Competing Proposal.

(c)    Except as set forth in Section 5.03(d) or Section 5.03(e), from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company Board nor any committee thereof will (i) adopt, authorize, approve or recommend, or resolve to or publicly propose or announce its intention to, approve or recommend to the stockholders of the Company, any Competing Proposal, (ii) withhold, modify, qualify or amend, or publicly propose or announce its intention to withhold, modify, qualify or amend, in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (iii) if (A) the Company has received a Competing Proposal that remains outstanding (and is not a tender offer or exchange offer addressed by clause (iv) of this sentence), and (B) such Competing Proposal has not been rejected by the Company, fail to reaffirm the Company Recommendation within five (5) Business Days after receipt of a written request from the Parent to do so; provided that Parent may only request one such reaffirmation with respect to any Competing Proposal (it being understood and agreed that, if and solely to the extent the Company determines in good faith, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with applicable Law, the Company may, in connection with such reaffirmation, state that it is continuing to negotiate with the person that made such Competing Proposal, and such statement shall not be considered a Change of Company Recommendation), (iv) fail to recommend against any Competing Proposal that is a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act within ten (10) Business Days after the commencement of such tender offer or exchange offer (it being understood and agreed that, if and solely to the extent the Company determines in good faith, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with applicable Law, the Company may, in connection with such recommendation against, state that it is continuing to negotiate with the person that made such Competing Proposal, and such statement shall not be considered a Change of Company Recommendation) (any action set forth in the foregoing clause (i), (ii), (iii) or (iv), a “Change of Company Recommendation”) or (v) allow the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement to effect any Competing Proposal, including an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement) or agreement requiring the Company to abandon, terminate or fail to consummate the Transactions.

(d)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Stockholder Approval, the Company Board (or any committee thereof) may make a Change of Company Recommendation (and, if so desired by the Company Board (or any committee thereof), terminate this Agreement, in accordance with Section 7.01(d), in order to cause the Company to enter into a definitive agreement with respect to a Competing Proposal (an “Alternative Acquisition Agreement”)) if and only if:

(i)    (A) a Competing Proposal (that did not result from a breach of Section 5.03(a) (other than any breach that is immaterial and unintentional)) is made to the Company by a third person and (B) the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal;

(ii)    the Company provides Parent three (3) Business Days’ prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Change of Recommendation”), which notice shall include (A) the material terms and conditions of the Competing Proposal (including the consideration offered therein and the identity of the person or group making the Competing Proposal) and (B)(1) an unredacted copy of the Alternative Acquisition Agreement, (2) unredacted copies of all other agreements to be entered into between the Company and the person making such Superior Proposal in connection with such Superior Proposal and (3) any financing arrangements to finance the Competing Proposal if the Company Board (or any committee thereof) determined such financing arrangements were material to its decision that the Competing Proposal was superior to the Merger (it being understood and agreed that (I) such financing arrangements may be redacted to the same extent as contemplated by Section 4.07 and (II) neither (x) the delivery of such Notice of Change of Recommendation, in and of itself, nor (y) the announcement that the Company has provided such notice, if and solely to the extent the Company determines in good faith, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with applicable Laws, shall constitute a Change of Company Recommendation);

(iii)    if requested by Parent, the Company has negotiated, and directed any applicable Company Representatives to negotiate, with Parent in good faith during the three (3) Business Days following the date of such Notice of Change of Recommendation with respect to any changes to the terms of this Agreement proposed by Parent; and

(iv)    taking into account any changes to the terms of this Agreement offered by Parent pursuant to clause (iii) above, the Company Board (or any committee thereof) has determined in good faith, (A) after consultation with the Company’s outside financial advisors and outside legal counsel, that such Competing Proposal would continue to constitute a Superior Proposal if such changes irrevocably offered in writing by Parent were to be given effect, and (B) after consultation with the Company’s outside legal counsel, that the failure to make a Change of Company Recommendation would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that any material amendment to the terms of such Competing Proposal (whether or not in response to any changes proposed by Parent pursuant to clause (iii) above; it being understood and agreed that any change in the type or amount of per share consideration or purchase price shall be considered material) shall require a new Notice of Change of Recommendation and an additional two (2)-Business Day period from the date of such notice during which the terms of clause (iii) above and this clause (iv) shall apply mutatis mutandis (other than the number of Business Days).

(e)    Other than in connection with a Competing Proposal (which shall be subject to Section 5.03(d) and shall not be subject to this Section 5.03(e)), prior to the time the Company Stockholder Approval is obtained, nothing in this Agreement shall prohibit or restrict the Company Board (or any committee thereof) from effecting a Change of Company Recommendation and thereafter terminating this Agreement in response to the occurrence of a Company Intervening Event if the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to effect a Change of Company Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, if any only if:

(i)    the Company has first given Parent three (3) Business Days’ advance notice of its intention to take such action (a “Notice of Company Intervening Event”), which shall set forth in reasonable detail information describing the Company Intervening Event (it being understood and agreed that neither (A) the delivery of such Notice of Company Intervening Event, in and of itself, nor (B) the announcement that the Company has provided such notice, if and solely to the extent the Company determines in good faith, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with applicable Laws, shall constitute a Change of Company Recommendation);

(ii)    if requested by Parent, the Company has first negotiated, and caused the Company and its Company Representatives to negotiate, during the three (3) Business Days following the date of the Notice of Company Intervening Event (the “Company Intervening Event Notice Period”), with Parent in good faith regarding any revisions to the terms of the Transactions proposed by Parent in response to such Company Intervening Event; and

(iii)    following the end of the Company Intervening Event Notice Period, the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and after taking into account any changes to the terms of this Agreement offered by Parent in a binding irrevocable written offer to the Company pursuant to clause (ii) above, that a Company Intervening Event continues to exist and that the failure to make a Change of Company Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(f)    Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company Board (or any committee thereof) from disclosing to the stockholders of the Company (i) a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) any other disclosure the Company Board (or a committee thereof) determines in good faith the failure to make would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and provided such disclosure does not constitute a Change of Company Recommendation if permitted by Section 5.03(d) or Section 5.03(e) (it being understood that any such action (other than a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act) may constitute a Change of Company Recommendation if it otherwise satisfies the definition thereof). For the avoidance of doubt, the parties hereto agree that the issuance by the Company or the Company Board (or any committee thereof) of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation.

Section 5.04    Preparation of the Proxy Statement; Company Stockholders Meeting.

(a)    As promptly as practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC. Subject to Section 5.03, the Proxy Statement shall include the Company Recommendation. Parent shall reasonably cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning it, Sub, the Guarantor, any of their affiliates and any transaction any of them have or are contemplating entering into in connection with this Agreement that is necessary in connection with the preparation of the Proxy Statement, and provide such other assistance, as may be reasonably requested in the connection with the preparation, filing and distribution of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto other than filings under the Exchange Act either not related to this Agreement or that relate to a Competing Proposal) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider in good faith any comments on such document or response reasonably proposed by Parent. The Company shall promptly notify Parent promptly of the receipt of any comments to the Proxy Statement from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the Transactions.

(b)    If, at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, Sub, the Guarantor, any of their respective affiliates or any transaction any of them have or are contemplating entering into in connection with this Agreement, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party. Following such notification, the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as reasonably practicable after Parent has had a reasonable opportunity to review and comment thereon (and the Company has considered in good faith any comments on such document or response reasonably proposed by Parent), and to the extent the Company determines it is required by applicable Law, the Company shall disseminate such amendment or supplement to the stockholders of the Company.

(c)    Subject to Section 5.03, the Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable

Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. In no event shall the record date of the Company Stockholders Meeting be changed (i) without Parent’s prior written consent in the event such record date would result in the Company Stockholders Meeting being within ten (10) Business Days of the Outside Date or (ii) in all other circumstances, without prior consultation with Parent, in each case of clause (i) and (ii), unless required by applicable Law.

(d)    Notwithstanding any provision of this Agreement to the contrary, the Company may, in its reasonable discretion, adjourn, recess or postpone the Company Stockholders Meeting and, subject to Section 5.04(c), may change the record date thereof, (i) to the extent necessary, in the judgment of the Company Board, to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting, (ii) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholders Meeting or (iii) to the extent the Company determines in good faith that failure to do so would be reasonably likely to be inconsistent with the Company’s obligations under applicable Law. Subject to Section 5.03, the Company Board shall recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”), and the Company shall, unless there has been a Change of Company Recommendation or this Agreement has been terminated in accordance with its terms, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. The Company shall reasonably cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement.

(e)    Notwithstanding any Change of Company Recommendation, the Company shall submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is validly terminated in accordance with ARTICLE VII prior to the Company Stockholders Meeting.

Section 5.05    Access to Information. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or its representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that doing so would, in the reasonable judgment of the Company: (i) result in the loss of attorney-client privilege; (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party; (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law); provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege, violate confidentiality obligations, reveal information to a competitor, or breach, contravene or violate such applicable Contract or Law. Parent shall, and shall cause each of its Subsidiaries and its and their respective representatives to, hold all information provided or furnished pursuant to this Section 5.05 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply, in all material respects, with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.05, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company (such consent not to be unreasonably withheld), any environmental investigation at any real property owned or leased by the Company, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property. For the avoidance of doubt, Section 5.07 (and not this Section  5.05) governs access rights in respect of the Financing.

Section  5.06    Appropriate Action; Consents; Filings.

(a)    Parent shall (and shall cause Sub, the Guarantor and each of its and their applicable affiliates to) and, subject to Section 5.03, the Company shall (and shall cause its Subsidiaries to), use its respective reasonable best efforts to consummate the Transactions and to cause the conditions set forth in ARTICLE VI to be satisfied. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub and each of their applicable affiliates to) use its reasonable best efforts to and, subject to Section 5.03, the Company shall (and shall cause each of the Company Subsidiaries to) use its reasonable best efforts to: (i) promptly obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the Transactions, (ii) as promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement (solely with respect to the HSR Act), make and not withdraw (without the Company’s consent) all registrations and filings with any Governmental Entity or other persons necessary or advisable in connection with the consummation of the Transactions, including the filings required of the parties hereto or their “ultimate parent entities” or “ultimate controlling persons” under the HSR Act or any other Antitrust Law, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) contest and defend all lawsuits or other legal, regulatory, administrative or other Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the issuance of a final, non-appealable Order with respect to each such Proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties hereto to consummate the Transactions, in each case until the issuance of a final, non-appealable Order with respect thereto, (v) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions, and (vi) execute and deliver any additional instruments necessary or advisable to consummate the Transactions. The Company and the Company Subsidiaries shall not be required to make any concessions under this Section 5.06 that are not conditioned upon the Closing.

(b)    In furtherance of the obligations set forth in Section 5.06(a) and notwithstanding any limitations therein or elsewhere in this Agreement, (i) Parent shall promptly take (and shall cause Sub, the Guarantor and each of its and their applicable affiliates to take) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the Transactions and obtain all approvals and consents, including approvals and consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the Transactions as promptly as practicable, including operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the Surviving Corporation or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity) as may be required or advisable to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any Orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions and (ii) the Company may make, subject to the condition that the Transactions actually occur, any undertakings (including undertakings to accept operational restrictions or limitations or to make sales or other dispositions, provided that such restrictions, limitations, sales or other dispositions are conditioned upon the consummation of the Transactions) as are required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Neither Parent nor Sub, directly or indirectly, through one or more of their respective affiliates or otherwise, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to prevent or cause a material delay in the satisfaction of the conditions contained in ARTICLE VI or the consummation of the Merger.

(c)    Without limiting the generality of anything contained in this Section 5.06, each party hereto shall: (i) give the other parties hereto prompt notice of the making or commencement of any request, inquiry, investigation, or Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, or Proceeding; and (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views and comments of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding and to have access to and be consulted in connection with, and to the extent practicable, provided the opportunity to review and provide comments to in advance (and the other party shall reasonably consider in good faith the inclusion therein of any such comments timely provided), any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Proceeding. Notwithstanding anything to the contrary in this Section 5.06, no party hereto shall be in violation of this Agreement by virtue of providing information that is competitively sensitive to one another on an “outside counsel only” or other basis designed to ensure compliance with applicable Law (including the HSR Act or any other Antitrust Law).

(d)    This Section 5.06 does not govern the obligations of Parent and Sub to obtain the Financing (which are instead governed by Section  5.07).

Section 5.07    Financing.

(a)    Parent and Sub shall use their reasonable best efforts and do all things necessary or advisable to arrange and obtain the Financing as soon as reasonably practicable and, in any event, not later than the date and time the Closing is required to be effected in accordance with Section 1.02, on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Financing Commitments (for purposes of this Section 5.07, the Financing Commitments and the Debt Commitment Letter shall include any Fee Letter), including using reasonable best efforts to (i) enter into definitive agreements with respect to the Financing Commitments on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of the flex provisions contained in any Fee Letter) contemplated by the Debt Commitment Letter (the “Definitive Debt Financing Agreements”), (ii) satisfy on a timely basis all terms, conditions and covenants, including with respect to the payment of any commitment, engagement or placement fees, applicable to Parent or Sub in the Financing Commitments and the Definitive Debt Financing Agreements, (iii) consummate and cause the Financing Sources to consummate the Financing at or prior to Closing, (iv) enforce their rights under the Financing Commitments and the Definitive Debt Financing Agreements, including by affirmatively bringing lawsuits or other proceedings and (v) cause the Marketing Period to expire as promptly as possible. Parent and Sub shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments or the definitive agreements relating to the Financing without the prior written consent of the Company (including any amendment of the Financing Commitments or the definitive agreements relating to the Financing to add lenders, lead arrangers, bookrunners, syndication agents or any person with similar roles or titles who had not executed the Debt Commitment Letter as of the date hereof). Parent and Sub shall use their reasonable best efforts to maintain in effect the Financing Commitments (including any Definitive Debt Financing Agreements) until the Transactions are consummated. Neither Parent nor Sub shall release or consent to the termination of the obligations of the Lenders under the Debt Commitment Letter or the Definitive Debt Financing Agreements.

(b)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its affiliates (which for purposes of this Agreement shall be deemed to include each direct or indirect investor or potential investor in Parent, or any of the Guarantor’s, Parent’s or any such investor’s financing sources or potential financing sources or other representatives acting at the direction of or on behalf of Parent, the Guarantor or such investor) engage any bank, investment bank or other potential provider of debt or equity financing on an exclusive basis or otherwise on terms that prohibit or are designed to prevent such provider from providing or seeking to provide such services or financing to any person in connection with a transaction relating to the Company or the Company Subsidiaries in connection with the Transactions (including in connection with the making of any Competing Proposal).

(c)    Parent and Sub shall not, without the prior written consent of the Company, prior to or in connection with the Closing, permit or arrange any debt financing to which the Company or any Company Subsidiary will be a party or by which any of their respective assets shall be subject or bound, other than the Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter, Parent and Sub shall use their reasonable best efforts to, as promptly as practicable following the occurrence of such event but no later than the fifth (5th) Business Day immediately preceding the Outside Date, arrange and obtain from alternative sources of financing an amount sufficient to satisfy the Financing Uses, on terms and conditions (including any “flex” provisions) that are at least as favorable to the Company in the aggregate as those contained in the Debt Commitment Letter, which shall not expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Financing Commitments in effect on the date hereof or otherwise adversely affect the ability or likelihood of Parent and Sub to timely consummate the Transactions. The new debt commitment letter and fee letter entered into in connection with such alternative financing are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter.” In the event Parent or Sub enter into any such New Debt Commitment Letter, (i) Parent and Sub shall promptly provide the Company with true, correct and complete copies thereof, (ii) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (iii) below, and (iii) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter,” including the definition of Definitive Debt Financing Agreements) shall be deemed to include the Debt Commitment Letter and any Fee Letter to the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect.

(d)    Parent and Sub shall, and shall cause their representatives to, keep the Company informed as promptly as practicable in reasonable detail of the status of their efforts to arrange the Financing and substantially concurrently provide copies of all documents provided to or from the Lenders or otherwise related to the Financing to the Company (including any drafts of the Definitive Debt Financing Agreements). Without limiting the generality of the foregoing, Parent shall (i) furnish the Company complete, correct and executed copies of any amendments to the Financing Commitments promptly upon their execution and (ii) give the Company prompt written notice (A) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach) by any party under any of the Financing Commitments or the definitive agreements relating to the Financing of which Parent or Sub becomes aware, (B) of any termination of either of the Financing Commitments, (C) of the receipt of any written notice or other communication from any person with respect to any (1) actual or potential default, breach, termination or repudiation of any Financing Commitment, any definitive agreement relating to the Financing or any provision of the Financing Commitments or the definitive agreements relating to the Financing, in each case by any party thereto, or (2) material dispute or disagreement between or among any parties to any Financing Commitment or the definitive agreements relating to the Financing, and (D) if for any reason Parent or Sub believe in good faith that they will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive agreements relating to the Financing, as the case may be.

(e)    Prior to the Closing, at Parent’s sole expense, the Company shall, and shall cause the Company Subsidiaries and instruct the Company Representatives to, in each case, use their commercially reasonable efforts to provide to Parent and Sub all customary cooperation reasonably requested by Parent that is necessary in connection with the Debt Financing, including commercially reasonable efforts to (i) cause management of the Company to participate in a reasonable number of meetings, presentations, sessions with rating agencies and due diligence sessions, in each case, with appropriate seniority and expertise, (ii) provide reasonable and customary assistance with the preparation of materials for rating agency presentations and bank information memoranda and provide reasonable cooperation with the due diligence efforts of the Debt Financing Sources to the extent reasonable and customary (and, to the extent applicable, subject to the limitations contained in Section 5.05), (iii) to the extent timely requested by Parent and required under the Debt Commitment Letter, to (A) obtain documents reasonably requested by Parent or its Debt Financing Sources relating to the repayment of the existing indebtedness of the Company and the Company Subsidiaries and the release of related Liens, including customary payoff letters and (B) provide, at least three (3) Business Days prior to Closing, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Company or any of the Company Subsidiaries and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R § 1010.230), in each case to the extend requested by Parent at least ten (10) Business Days prior to the Closing Date, (iv) furnish Parent and Sub and the Financing Sources such financial and other pertinent information regarding the Company or any of the Company Subsidiaries as may be reasonably requested by Parent, its advisors or the Financing Sources, including with the Required Information (it being understood that Parent shall be solely responsible for the preparation of pro forma financial statements or other information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the Financing) and customary authorization letters, customary Rule 10b-5 representations and confirmations (including with respect to presence or absence of material non-public information and accuracy of the information contained therein) for inclusion in any information materials that authorize the distribution of Required Information (v) cooperate to facilitate the pledging of, granting of security interests in and obtaining perfection of any Liens on, collateral in connection with the Debt Financing and (vi) assisting with Parent’s execution of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, customary officer’s certificates and corporate resolutions, as applicable); provided, however, that notwithstanding anything in this Section 5.07 or elsewhere in this Agreement to the contrary, (1) in no event shall the “commercially reasonable efforts” of the Company, any Company Subsidiaries or Company Representatives be deemed or construed to require such persons to, and such persons shall not be required to, provide such cooperation to the extent it would (A) interfere unreasonably with the business or operations of the Company or any of the Company Subsidiaries or (B) require the Company or any Company Subsidiaries to take any action that would reasonably be expected to (x) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Charter or Company Bylaws or other comparable organizational documents of the Company Subsidiaries, any applicable Laws or any Contract, (y) cause any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Parent or Sub the right to terminate this Agreement or (z) result in any employee, officer or director of such person incurring any personal liability (as opposed to any liability in his or her capacity as an officer of such person) with respect to any matters related to the Financing, (2) neither the Company nor any Company Subsidiary shall be required to commit to take any action that is not contingent upon the Closing or that would be effective at or prior to the Effective Time, (3) neither the Company Board nor any of the Company Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve or adopt any Financing or agreements related thereto (or any alternative financing) (other than the customary authorization letters described in clause (iv) above), (4) neither the Company nor any of the Company Subsidiaries or any of their respective representatives shall be required to execute or deliver any agreements, certificates, instruments or legal opinions in connection with any Financing (or any alternative financing) other than the customary authorization letters described in clause (iv) above, (5) in no event shall the Company be in breach of this Agreement because of the failure of any financial or other information to be delivered that is not currently readily available to the Company on the date hereof or is not otherwise prepared in the ordinary course of business of the Company at the time requested by Parent, Sub or any Financing Source, (6) neither the Company nor any of the Company Subsidiaries shall be responsible for any pro forma financial statements required to be provided in accordance with the Debt Commitment Letter, (7) neither the Company nor any Company Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment (other than for reasonable out-of-pocket costs or expenses that are reimbursed by Parent as provided below in this Section 5.07(e)) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time and (8) nothing contained in this Section 5.07(e) or otherwise shall require the Company or any Company Subsidiary to be an issuer or other obligor with respect to the Debt Financing prior to the Effective Time. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries. Notwithstanding anything to the contrary, the Company shall not be deemed to have breached this Section 5.07(e) as it relates to the condition set forth in Section 6.02(b) unless the Financing (or any alternative financing) has not been obtained solely as a result of the Company’s or any of the Company Subsidiaries’ Intentional Breach of their obligations under this Section 5.07(e). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of the Company Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing (including any action taken in accordance with this Section 5.07(e)) and any information utilized in connection therewith (other than historical information provided in writing by the Company or the Company Subsidiaries specifically for use in connection therewith).

(f)    Each of Parent and Sub acknowledges and agrees that neither the obtaining of the Financing or any alternative financing is a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing, subject to the applicable conditions set forth in Section 6.01 and Section 6.02.

Section 5.08    Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, the contents of which have received prior approval from both such parties, and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation; provided, that the restrictions set forth in this Section 5.08 shall not apply to any press release, public statement or other announcement issued or made, or proposed to be issued or made, by the Company (a) in connection with a Competing Proposal or Change of Company Recommendation, subject to Section 5.03, (b) after prior consultation with the other parties hereto, to the extent practicable under the circumstances, as may be required by applicable Law, the fiduciary duties of the Company Board or by obligations pursuant to any listing agreement with any national securities exchange or (c) that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 5.08, in each case under this clause (c) to the extent such disclosure is still accurate. Nothing in this Section 5.08 shall, but subject to the Confidentiality Agreement, prevent any affiliate of Parent that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and the Transactions, in each case subject to customary obligations of confidentiality with respect to non-public information such as transaction value or other specific economic terms. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Entity made pursuant to Section 5.06 shall be governed by Section 5.06 and not this Section 5.08.

Section 5.09    Directors & Officers Indemnification and Insurance.

(a)    Indemnification. From and after the Effective Time, Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the Company Subsidiaries, each fiduciary under benefit plans of the Company or any of the Company Subsidiaries and each such person who performed services at the request of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans or performed services at the request of the Company or any Company Subsidiary (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.09. In the event of any such Indemnified Liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

(b)    Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six (6) year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(c)    Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent shall, and shall cause the Surviving Corporation to, require such successors, assigns or transferees of the Surviving Corporation or Parent to assume the obligations set forth in this Section 5.09.

(d)    Continuation. For not less than six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, ensure that the amended and restated certificate of incorporation and the bylaws of the Surviving Corporation and the certificate of incorporation and bylaws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company Bylaws or the equivalent organizational documents of any Company Subsidiary. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(e)    Benefit. The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f)    Non-Exclusivity. The provisions of this Section 5.09 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. Nothing in this Agreement, including this Section 5.09, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10    Takeover Statutes. The parties hereto shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or the other Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action reasonably necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transactions.

Section 5.11    Employee Matters.

(a)    For a period beginning on the Closing Date and ending on the later of (i) December 31, 2020 and (ii) twelve (12) months following the Closing Date (the “Continuation Period”), Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, provide each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) with (A) a base salary or base wage rate, as applicable, that is no less than the base salary or base wage rate as in effect immediately prior to the Closing, (B) annual cash incentive compensation opportunities that are substantially comparable to the annual cash incentive compensation opportunities as in effect immediately prior to the Closing, (C) severance payments and benefits that are substantially comparable to the severance payments and benefits provided under the Company Benefits Plans immediately prior to the Closing, and (D) employee benefits that, in the aggregate, are substantially comparable to the employee benefits (other than severance, equity and equity based compensation and other incentive compensation opportunities) provided immediately prior to the Closing. Notwithstanding any provision herein to the contrary, neither Parent nor any of its Subsidiaries (including the Surviving Corporation) shall be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law.

(b)    Without limiting the generality of Section 5.11(a), Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue all of the Company Benefit Plans, in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event).

(c)    To the extent that service is relevant for any purpose including eligibility, benefit accrual and vesting (including, in order to calculate the amount of any paid time off and leave balance (including vacation and sick days), gratuities, severance and similar benefits (except, unless required by applicable Law, not for purposes of defined benefit pension benefit accruals)) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its Subsidiaries (including the Surviving Corporation) for the benefit of the Company Employees (the “Parent Plans”) following the Closing Date, such Parent Plan shall credit such Company Employees for service earned on and prior to the Closing Date with the Company and the Company Subsidiaries and any of their predecessors (in addition to service earned with Parent or any of Parent’s affiliates (including the Surviving Corporation) after the Closing Date) to the same extent such service was recognized under the terms of any analogous Company Benefit Plan in effect immediately prior to the Effective Time or, to the extent such Parent Plan does not replace an analogous Company Benefit Plan, to the same extent that an employee’s service with Parent and any of its affiliates (including the Company and the Company subsidiaries) is recognized by the applicable Parent Plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)    Following the Closing Date, Parent shall, or shall cause its Subsidiary (including the Surviving Corporation) to, waive any waiting periods and actively at work or evidence of insurability requirements and any limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of Company Employees and their eligible dependents. Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, maintain or establish, benefit plans that provide for health and welfare benefits and in which the Company Employees shall be eligible to participate as of the Closing Date, subject to satisfaction of eligibility provisions and after taking into account Section 5.11(c). Following the Closing Date, Parent shall recognize, and shall cause its Subsidiaries (including the Surviving Corporation) to also recognize, for purposes of annual deductible and out of pocket limits under its Parent Plans providing health benefits, any deductible, coinsurance, copayments and out of pocket expenses paid by such Company Employees and their respective dependents under Company Benefit Plans in the calendar year in which the Closing Date occurs to the extent such Company Employees participate in any such Parent Plans in such same calendar year.

(e)    Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, maintain or establish a defined contribution plan that is intended to be tax-qualified (the “Parent 401(k) Plan”) and in which the Company Employees primarily providing services in the United States shall be eligible to participate as of the Closing Date, subject to satisfaction of eligibility provisions and after taking into account Section 5.11(c).

(f)    Prior to making any written or material prepared oral communications to employees of the Company or any Company Subsidiary regarding the Transactions, (i) the Company shall provide Parent with a copy of the intended communication, (ii) Parent shall have a reasonable period of time to review and comment on the communication and (iii) the Company shall modify any such communications to incorporate Parent’s reasonable comments.

(g)    Notwithstanding the foregoing, nothing contained herein, expressed or implied, is intended to or shall be constructed to (i) be treated as an amendment of any Company Benefit Plan or any other arrangement or create any rights or obligations except between the parties hereto, (ii) give any employee, director, independent contractor or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any legal or equitable or other rights or remedies to enforce the provisions of this Section 5.11 or entitle any person not a party to this Agreement to assert any claim hereunder, or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee.

Section 5.12    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in ARTICLE II. All Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, Sub or, after the Closing, the Surviving Corporation.

Section 5.13    Rule 16b-3 Matters. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to take, and shall take, such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14    Defense of Litigation. The Company shall, as promptly as reasonably practicable, notify Parent in writing of any stockholder litigation or other litigation or Proceedings brought or threatened in writing against the Company or any of its directors, officers, or representatives arising out of or relating to this Agreement or the Transactions. The Company shall control, and the Company shall, subject to such limitations as counsel to the Company reasonably determines are necessary to protect any attorney-client (or similar) privilege of the Company, give Parent a reasonable opportunity (at Parent’s expense) to participate in (but not control), and keep Parent reasonably informed with respect to any material developments regarding the defense of, any Proceeding brought by stockholders of the Company or other third party against the Company or its directors, officers or representatives arising out of or relating to this Agreement or the Transactions after the date hereof; provided, however, that the Company shall not settle any such Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.15    Stock Exchange De-listing and De-registration. Prior to and following the Effective Time, the Company shall take all commercially reasonable actions necessary to permit the Shares and any other security issued by the Company or one of the Company Subsidiaries and listed on the NYSE to be de-listed from the NYSE and de-registered under the Exchange Act as soon as possible following the Effective Time.

Section 5.16    Director Resignation. The Company shall use reasonable best efforts to obtain and deliver to Parent at the Closing resignations, effective as of the Effective Time, executed by each of the directors of the Company and each of the wholly owned Company Subsidiaries designated by Parent in writing to the Company not less than five (5)  Business Days prior to the Closing (if any).

Section 5.17     Notification of Certain Events.

(a)    Notification by the Company. From time to time prior to the Closing, the Company shall use commercially reasonable efforts to disclose in writing to Parent, promptly upon obtaining actual knowledge by the individuals listed on Section 1.1(a) of the Company Disclosure Letter of, (i) the occurrence or non-occurrence of any fact or event that would be reasonably likely to prevent or materially delay the satisfaction of any condition set forth in ARTICLE VI, (ii) receipt by the Company or any Company Subsidiary of any written correspondence from any person alleging that the consent of such person is or may be required in connection with the consummation of the Merger, (iii) receipt by the Company or any Company Subsidiary of any written correspondence from any Governmental Entity in connection with the Transactions (to the extent notification thereof to Parent is not prohibited by such Governmental Entity), or (iv) any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case of this clause (iv) that would cause the failure of any condition set forth in ARTICLE VI to be satisfied at or prior to Closing; provided, however, that no such notification shall affect the remedies of the parties hereto under this Agreement.

(b)    Notification by Parent. From time to time prior to the Closing, Parent shall use commercially reasonable efforts to disclose in writing to the Company, promptly upon obtaining actual knowledge by the individuals listed on Section 1.1(b) of the Parent Disclosure Letter of, (i) the occurrence or non-occurrence of any fact or event that would be reasonably likely to prevent or materially delay the satisfaction of any condition set forth in ARTICLE VI, (ii) receipt by Parent or Sub of any written correspondence from any person alleging that the consent of such person is or may be required in connection with the consummation of the Merger, (iii) receipt by Parent or Sub of any written correspondence from any Governmental Entity in connection with the Transactions (to the extent notification thereof to the Company is not prohibited by such Governmental Entity), or (iv) any representation or warranty made by it or Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case of this clause (iv) that would cause the failure of any condition set forth in ARTICLE VI to be satisfied at or prior to Closing; provided, however, that no such notification shall affect the remedies of the parties hereto under this Agreement.

Section 5.18    Confidentiality. All obligations and restrictions upon Parent and its affiliates under the Confidentiality Agreement with respect to the assets and information of the Company and the Company Subsidiaries shall terminate simultaneously with the Closing, but all other obligations therein shall continue in full force and effect in accordance with the terms of the Confidentiality Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a)    Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b)    Antitrust Approval. The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated or any applicable waiting period thereunder shall have been terminated or shall have expired.

(c)    No Injunction. No Governmental Entity of competent jurisdiction shall have issued, entered, enforced, or promulgated any Law or Order that is in effect and renders the consummation of the Merger illegal, or prohibits, enjoins, restrains or otherwise prevents the consummation of the Merger.

Section 6.02    Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following additional conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 3.01 (Organization and Qualification; Subsidiaries) to the extent addressed in clause (ii), (iii) or (iv) below, Section 3.02 (Capitalization) to the extent addressed in clause (ii) or (iv) below, Section 3.03 (Authority), Section 3.09(b) (Absence of Certain Changes), Section 3.22 (Vote Required), and Section 3.23 (Brokers)), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct as of the date hereof and as of the Effective Time as though made as of such date or time (except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date)), other than failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties contained in Section 3.01 (Organization and Qualification; Subsidiaries) (A) solely with respect to the Company and Significant Subsidiaries (and not in respect of any other Company Subsidiary or other person or the ownership of the securities or equity awards or rights to acquire securities or equity awards of any Company Subsidiary or other person that is not a Significant Subsidiary) and (B) excluding (1) solely with respect to the Company, Section 3.01(a), and (2) the last sentence of Section 3.01(c), Section 3.03 (Authority),

Section 3.22 (Vote Required) and Section 3.23 (Brokers) shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of such date or time (except to the extent such representations and warranties expressly relate to another date in which case such representations and warranties shall be true and correct in all material respects on and as of such other date), (iii) the representations and warranties of the Company in Section 3.01(a) (Organization and Qualification; Subsidiaries) solely with respect to the Company and Section 3.09(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made as of such date or time, and (iv) the representations and warranties of the Company in Section 3.02 (Capitalization) (A) solely with respect to the capitalization of the Company and (B) excluding the last sentence of Section 3.02(a), shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made as of such date or time, in each case other than inaccuracies that are de minimis in amount (except to the extent such representations and warranties expressly relate to another date in which case such representations and warranties shall be true and correct on and as of such other date, in each case other than inaccuracies that are de minimis in amount).

(b)    Agreements and Covenants. The Company shall have performed or complied with all obligations and covenants in all material respects required by this Agreement to be performed or complied with by the Company on or before to the Effective Time.

(c)    No Company Material Adverse Effect. Since the date hereof, there shall not have occurred a Company Material Adverse Effect.

(d)    Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in Section 6.02(a), Section 6.02(b) and Section  6.02(c).

Section 6.03    Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made as of such date or time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period) other than failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the Transactions.

(b)    Agreements and Covenants. Each of Parent and Sub shall have performed or complied with all obligations and covenants in all material respects required by this Agreement to be performed or complied with by the Parent and Sub, respectively, on or before to the Effective Time.

(c)    Officers’ Certificate. The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub as to the satisfaction of the conditions in Section 6.03(a) and Section 6.03(b).

Section 6.04    Frustration of Closing Conditions. Neither the Company nor Parent or Sub may rely, either as a basis for not consummating the Merger or the other Transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01    Termination. This Agreement may be terminated, in the case of clauses (a), (b), (e), (f) or (g) below, at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or, in the case of clauses (c) or (d) below, at any time prior to receipt of the Company Stockholder Approval, as follows:

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company:

(i)    if the Merger is not consummated on or before one hundred fifty (150) days after the date hereof (the “Outside Date”); provided, however, that Parent or the Company, as the case may be, shall not be permitted to terminate this Agreement pursuant to this Section 7.01(b)(i) if the material breach, inaccuracy or failure to perform or comply with by Parent or Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or obligations contained in this Agreement was the proximate cause of the failure to consummate the Merger by such date;

(ii)    if, upon a vote taken at any duly held Company Stockholders Meeting (or any adjournment or postponement thereof) held to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(iii)    if any Governmental Entity of competent jurisdiction issues, enters, enforces or promulgates any Law or Order restraining, enjoining, or otherwise prohibiting the consummation of the Merger, and such Law or Order has become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.01(b)(iii) shall not be available to any party that has failed in any material respect to comply with its obligations under Section 5.06 before asserting the right to terminate under this Section 7.01(b)(iii) and such failure was the proximate cause of any such Law or Order;

(c)    by Parent, at any time prior to the Company’s receipt of the Company Stockholder Approval, if the Company Board effects a Change of Company Recommendation;

(d)    by the Company, at any time prior to the receipt of the Company Stockholder Approval, if: (i) the Company has received a Superior Proposal that did not result from a breach of Section 5.03(a) (other than any breach that was immaterial and unintentional), (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, and concurrently with the termination of this Agreement, the Company enters into such Alternative Acquisition Agreement, (iii) the Company has complied in all respects with Section 5.03(d) in respect of such Superior Proposal (other than any non-compliance that was immaterial and unintentional), and (iv) the Company pays the Company Termination Fee in accordance with Section 7.02(b)(i);

(e)    by Parent, if: (i) there is a breach or inaccuracy of, or failure to perform or comply with, any of the representations, warranties, covenants or agreements of the Company contained in this Agreement, in any case, which breach, inaccuracy or failure to perform or comply with would give rise to the failure of a condition contained in Section 6.02(a) or Section 6.02(b) to be satisfied; and (ii) either such breach, inaccuracy or failure to perform or comply with is (A) not capable of cure or (B) not cured within thirty (30) days following the date on which Parent delivers to the Company written notice of such breach, inaccuracy or failure to perform or comply with; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(e) if there is a breach or inaccuracy of, or a failure to perform or comply with, any of the representations, warranties, covenants or agreements of Parent or Sub contained in this Agreement, in any case, such that a condition contained in Section 6.03(a) or Section 6.03(b) would not be satisfied;

(f)    by the Company, if: (i) there is a breach or inaccuracy of, or failure to perform or comply with, any of the representations, warranties, covenants or agreements of Parent or Sub contained in this Agreement, in any case, which breach or failure to perform would give rise to the failure of a condition contained in Section 6.03(a) or Section 6.03(b) to be satisfied; and (ii) either such breach, inaccuracy or failure to perform or comply with is (A) not capable of cure or (B) not cured within thirty (30) days following the date on which the Company delivers to Parent written notice of such breach, inaccuracy or failure to perform or comply with; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(f) if there is a breach or inaccuracy of, or a failure to perform or comply with, any of the representations, warranties, covenants or agreements of the Company contained in this Agreement, in any case, such that a condition contained in Section 6.02(a) or Section 6.02(b) would not be satisfied; or

(g)    by the Company, if: (i) all of the conditions in Section 6.01 and Section 6.02 (other than those conditions that by their nature are only capable of being satisfied at the Closing; provided, that such conditions would have been satisfied if the Closing were to occur) have been satisfied or waived, (ii) the Company has irrevocably notified Parent in writing that (A) all of the conditions in Section 6.01 and Section 6.03 (other than those conditions that by their nature are only capable of being satisfied at the Closing; provided, that such conditions would have been satisfied if the Closing were to occur) have been satisfied or waived by the Company, and (B) the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Sub have failed to consummate the Closing on the later of (A) the date by which the Closing is required to have occurred pursuant to Section 1.02, and (B) the earlier of (1) three (3) Business Days following receipt of such written notice and (2) the Outside Date.

Section 7.02    Effect of Termination.

(a)    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Subsidiaries, officers or directors, in either case; provided, however, that (i) no termination shall relieve any party hereto of its obligations under the third to last sentence of Section 5.05 (Access to Information), Section 5.07(e) in respect of Parent’s obligation to indemnify and reimburse the Company for damages and expenses, Section 5.08 (Public Announcements), Section 5.12 (Expenses), this Section 7.02 (Effect of Termination), Section 7.03 (Amendment), Section 7.04 (Waiver), and ARTICLE VIII, each of which shall survive any termination and (ii) each of the Guarantee and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, further, that if (A) such termination resulted, directly or indirectly, from an Intentional Breach by the Company, or (B) an Intentional Breach by the Company shall have materially contributed to the failure of the Closing to occur, then the Company shall be fully liable for any and all damages, costs, expenses, liabilities of any kind, in each case, suffered by the party as a result of or in connection with such breach (“Damages”).

(b)    Company Termination Fee.

(i)    If (A) this Agreement is validly terminated by Parent pursuant to Section 7.01(c) or (B) this Agreement is validly terminated by the Company pursuant to Section 7.01(d), then the Company shall pay the Company Termination Fee to Parent or its designee, within two (2) Business Days following the date of such termination described in clause (A) or prior to or concurrently with such termination by the Company described in clause (B).

(ii)    If (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii) or by Parent pursuant to Section 7.01(e), (B) following the execution and delivery of this Agreement, a Competing Proposal was publicly disclosed or made known to the Company or any of its Subsidiaries or shall have been made directly to the Company’s shareholders generally, and not withdrawn prior to such termination and (C) concurrently with or within twelve (12) months after the date of any such termination, (1) the Company or any Company Subsidiary enters into a definitive agreement to effect any Competing Proposal (regardless of when made or the counterparty thereto), or (2) any Competing Proposal (regardless of when made or the counterparty thereto) is consummated, then the Company shall pay to Parent or its designee or such designee the Company Termination Fee concurrently with the consummation of such Competing Proposal. For purposes of this Section 7.02(b)(ii), all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Competing Proposal” will be deemed to be references to “fifty percent (50%).”

(c)    Parent Termination Fee. If this Agreement is validly terminated by the Company pursuant to Section 7.01(f) or Section 7.01(g), then Parent shall promptly pay the Parent Termination Fee to the Company or its designee, within two (2) Business Days following the date of such termination.

(d)    Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. In no event shall the Company be required to pay to Parent more than one (1) Company Termination Fee pursuant to Section 7.02(b). In no event shall Parent be required to pay to the Company (A) more than one (1) Parent Termination Fee pursuant to Section 7.02(c) or (B) the Parent Termination Fee and any other Damages. Subject to the indemnification and reimbursement obligations specifically set forth in this Agreement, in the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.02(b) under circumstances where a Company Termination Fee was due and payable, the receipt by Parent of the Company Termination Fee shall be the sole and exclusive monetary remedy of Parent or Sub against the Company, the Company Subsidiaries and each such person’s respective former, current and future, directors, managers, officers, employees, counsel, financial advisors, auditors, agents, or other authorized representatives, stockholders, affiliates and assignees (collectively, but excluding the Company, the “Company Related Parties”) for any and all losses or Damages suffered or incurred by Parent, Sub, any of their respective affiliates or any other person in connection with this Agreement (and the termination hereof), the Merger and the other Transactions (and the abandonment thereof) or any matter forming the basis for such termination; provided, however, that in the case of an Intentional Breach by the Company, Parent or Sub shall be permitted to seek Damages from the Company in excess of the Company Termination Fee. Subject to the indemnification and reimbursement obligations set forth in the last two sentences of Section 5.07(e) and the proviso in this sentence and the obligations under the Confidentiality Agreement (subject to the terms thereof) (the “Retained Claims”), in the event that the Company receives full payment of the Parent Termination Fee pursuant to Section 7.02(c) under circumstances where a Parent Termination Fee was due and payable, the receipt by the Company of the Parent Termination Fee shall be the sole and exclusive monetary remedy of the Company against Parent, Sub, the Equity Financing Source, the Debt Financing Source and each such person’s respective former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, stockholders, affiliates and assignees (collectively, but excluding Parent and Sub, the “Parent Related Parties”), for any and all losses or Damages suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder (whether an Intentional Breach or otherwise), and none of Parent, Sub, or any Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and the amount of the Parent Termination Fee is intended to serve as a cap on the maximum aggregate liability of Parent, Sub, and the Parent Related Parties in the event of such a termination for any and all losses or Damages suffered or incurred by the Company or any of its affiliates or any other person in connection with this Agreement (and the termination hereof), the Merger and the other Transactions (and the abandonment thereof) or any matter forming the basis for such termination; provided, however, if Parent fails to pay the Parent Termination Fee if and when payable pursuant to Section 7.02(c) and the Company commences suit that results in a final, non-appealable judgment against Parent for the payment to the Company of the Parent Termination Fee, then Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Fee at the prime rate (as published in the Wall Street Journal) in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that nothing in this Section 7.02 shall be deemed to affect their respective rights to specific performance under Section 8.10 (subject to the terms and conditions set forth therein) in order to specifically enforce this Agreement; provided that, for the avoidance of doubt, (1) upon the Company’s acceptance of the Parent

Termination Fee under circumstances when it is due and payable, the Company shall no longer be entitled to seek specific performance under Section 8.10 (other than in respect of the Retained Claims) and (2) upon Parent’s acceptance of the Company Termination Fee under circumstances when it is due and payable, as provided in Section 7.02(b), Parent and Sub shall no longer be entitled to seek specific performance under Section 8.10. The parties hereto acknowledge and agree that neither (I) any payment of the Parent Termination Fee nor (II) any payment of the Company Termination Fee, is a penalty but is liquidated damages in a reasonable amount that is intended to compensate the Company, Parent or Sub, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions; provided, however, that in the case of an Intentional Breach by the Company, Parent or Sub shall be permitted to seek Damages from the Company in excess of the Company Termination Fee and this sentence shall not be deemed to limit any party’s rights under Section 8.10. In the event that the Company accepts the Parent Termination Fee under circumstances when it is due and payable, as provided in Section 7.02(c), other than in respect of the Retained Claims, none of the Company, any Company Subsidiaries or any other person shall be entitled to bring or maintain any Proceeding against Parent, Sub or any of the Parent Related Parties or any of their respective affiliates arising out of this Agreement, any of the Transactions or matters forming the basis for such termination, and the Company shall cause any such Proceeding brought by the Company or any of the Company Subsidiaries to be dismissed with prejudice promptly (or not undertaken, as applicable) and, in any event, within three (3) Business Days following the acceptance by the Company of the Parent Termination Fee under circumstances when it is due and payable. In the event that Parent accepts the Company Termination Fee under circumstances when it is due and payable, as provided in Section 7.02(b), none of the Parent or Sub shall be entitled to bring or maintain any Proceeding against the Company or any of the Company Related Parties or any of their respective affiliates arising out of this Agreement, any of the Transactions or matters forming the basis for such termination, and Parent shall cause any such Proceeding brought by Parent or any of its affiliates to be dismissed with prejudice promptly (or not undertaken, as applicable) and, in any event, within three (3) Business Days following the acceptance by Parent of the Company Termination Fee under circumstances when it is due and payable; provided, however, that in the case of an Intentional Breach by the Company, Parent or Sub shall be permitted to seek Damages from the Company in excess of the Company Termination Fee.

Section 7.03    Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (b) no amendment shall be made to this Agreement after the Effective Time and (c) in the case of any amendments to or waivers of Section 7.02(d) (solely to the extent that there can be no recourse after the Parent Termination Fee has been paid-in-full), this Section 7.03, Section 7.04, Section 8.05, Section 8.08, Section 8.10, or Section 8.11 (or any other provision of this Agreement the amendment or waiver of which has the effect of modifying such provisions) that are materially adverse to the interests of the Debt Financing Sources, the Debt Financing Sources party to any Debt Commitment Letter then in effect. Except as required by Law, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

Section 7.04    Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the Company’s stockholders hereunder without the approval of the Company’s stockholders at a duly convened meeting of the Company’s stockholders called to obtain approval of such extension or waiver. Any extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01     Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Guarantee (subject to the terms thereof)) shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.

Section 8.02    Notices. All notices or other communications required or permitted hereunder shall be in writing, shall be sent by email of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed to have been duly given (a) when delivered if delivered in person or when sent if sent by email (provided that read receipt or delivery confirmation of receipt of the email or telephonic confirmation of email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent, Sub or, from and after the Effective Time, the Company:

Guidehouse LLP

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 29th Floor

New York, New York 10019

Attention: Benjamin Polk and Aneal Krishnan

Email: bpolk@veritascapital.com; akrishnan@veritascapital.com with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Richard A. Presutti

Email: richard.presutti@srz.com

If to the Company prior to the Effective Time:

Navigant Consulting, Inc.

150 N Riverside Plaza, Suite 2100

Chicago, IL 60606

Attention: Monica M. Weed

Email: monica.weed@navigant.com

with copies to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Steven Sutherland and Scott R. Williams

Email: ssutherland@sidley.com; swilliams@sidley.com

Section 8.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.04    Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter, the Parent Disclosure Letter and the other documents delivered pursuant hereto), the Guarantee, the Confidentiality Agreement and that certain Confidentiality Agreement, dated as of July 18, 2019, by and between Parent and the Company constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

Section 8.05    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the immediately preceding sentence, each of Parent and Sub may (a) assign all or any part of its rights or obligations under this Agreement to one or more of its respective affiliates, or (b) collaterally assign its rights and benefits hereunder to any Debt Financing Source; provided that no such assignment shall relieve Parent or Sub, as applicable, of their respective obligations hereunder and no such assignment shall be permitted if it would (i) affect, in a manner adverse to the Company, the obligations of any person who has committed to provide Equity Financing under the Equity Commitment Letter or the obligations of the Guarantor under the Guarantee or (ii) prevent, materially delay or materially impair the consummation of the Transactions. Any assignment or transfer in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.06    Parties in Interest. Except for (a) ARTICLE II, which, after the Closing, shall be for the benefit of any person entitled to payment thereunder and (b) Section 5.09, which, after the Closing, shall be for the benefit of each Indemnified Party, such Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, each of whom shall be an express third-party beneficiary of this Agreement, Parent, Sub and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided, that the persons named in clauses (a) and (b) of this sentence shall be entitled to enforce their rights under this Agreement. The parties further agree that the rights of third-party beneficiaries under clauses (a) and (b) of the preceding sentence shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07    Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The word “unintentional”, when used in this Agreement, refers to the taking of an action, or failing to take an action, without actual knowledge that such action would be in violation of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Financing is the responsibility of Parent and Sub and not the Company or any Company Subsidiary and that (i) the Company makes no representations or warranties relating to the Financing (including whether the Company has authorized the Financing or whether any of the transactions contemplated by the Financing conflict with or violate any obligation of the Company or any Company Subsidiary or Contract to which the Company or any Company Subsidiary is a party), (ii) except for Section 5.07(e), none of the covenants of the Company in this Agreement require the Company to take any action relating to the Financing and (iii) for purposes of the representations and warranties and covenants and obligations of the Company hereunder, the Transactions shall not include the Financing.

Section 8.08    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof that would require the application of the Laws of any other jurisdiction.

(b)    Each of the parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the parties hereto agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process, and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware, as described in this Agreement, for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Notwithstanding anything herein to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim, or third party claim of any kind or description, whether in Law or equity, whether in contract or tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ARISE UNDER THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, THE DEBT FINANCING CONTEMPLATED THEREBY OR INVOLVING ANY DEBT FINANCING SOURCE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS OR UNDER THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, THE DEBT FINANCING CONTEMPLATED THEREBY OR INVOLVING ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08(C).

Section 8.09    Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10    Specific Performance.

(a)    The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)    Each of the parties hereto agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party’s right to institute any Proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under ARTICLE VII (and pursuing damages after such termination), nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of ARTICLE VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10.

(c)    Notwithstanding anything to the contrary set forth herein, in no event shall the Company be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the Merger (or, in respect of Parent or Sub, the Equity Financing in the case resulting in consummation of the Merger) in accordance with the terms hereof and (ii) the Parent Termination Fee.

(d)    Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Company shall be entitled to specific performance to cause Parent (i) to pay the Parent Termination Fee if and only if this Agreement is terminated and the Parent Termination Fee is payable pursuant to Section 7.02(c), or (ii) to effect the Closing in accordance with Section 1.02 if and only if (A) all of the conditions in Section 6.01 and Section 6.02 (other than those conditions that by their nature are only capable of being satisfied at the Closing; provided, that such conditions would have been satisfied if the Closing were to occur) have been satisfied or waived, (B) the Company has irrevocably notified Parent in writing that (x) all of the conditions in Section 6.01 and Section 6.03 (other than those conditions that by their nature are only capable of being satisfied at the Closing; provided, that such conditions would have been satisfied if the Closing were to occur) have been satisfied or waived by the Company, and (y) the Company is ready, willing and able to consummate the Closing, (C) the Debt Financing has been funded or will be funded at the Closing, and (D) Parent and Sub have failed to consummate the Closing on the later of (x) the date by which the Closing is required to have occurred pursuant to Section 1.02, and (y) the earlier of (I) three (3) Business Days following receipt of the written notice contemplated by the foregoing clause (B), and (II) the Outside Date.

Section 8.11    Non-Recourse. Except with respect to the Guarantee, all claims or causes of action (whether in contract or in tort, in Law, in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, may be made only against the entities that are expressly identified as parties hereto and thereto. Neither the Company Related Parties nor the Parent Related Parties (other than the Guarantor to the extent set forth in the Guarantee) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in contract or in tort, in Law or in equity, or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall the Company or any of its controlled affiliates, on the one hand, and Parent, Sub or any of their respective affiliates, on the other hand, and each of the Company and Parent agrees not to and to use commercially reasonable efforts to cause its respective controlled affiliates and other Company Related Parties or Parent Related Parties, as applicable, not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party or Company Related Party, as applicable, not a party to this Agreement (other than to the extent permitted by, and subject to the limitations of, the Guarantee). Nothing in this Section 8.11 shall limit the ability of the Company to specifically enforce the Equity Commitment Letter or to enforce its rights under the Confidentiality Agreement.

* * * * * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

GUIDEHOUSE LLP

By:	/s/ Scott McIntyre
Name:	Scott McIntyre
Title:	Chief Executive Officer

ISAAC MERGER SUB, INC.

By:	/s/ Scott McIntyre
Name:	Scott McIntyre
Title:	Chief Executive Officer

NAVIGANT CONSULTING, INC.

By:	/s/ Monica M. Weed
Name:	Monica M. Weed
Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

Annex I

Defined Terms

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement, provided, however, that such agreement need not contain a standstill.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership interests, by contract or otherwise.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the aggregate RSU Payments and the aggregate Option Payments.

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Bribery Legislation” means all and any of the following: the Foreign Corrupt Practices Act of 1977, as amended; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries operates.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA (regardless of whether subject to ERISA), and each other employee benefit plan (including any variable remuneration plans), policy, program or arrangement, whether or not written, providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary or any beneficiary or dependent thereof, in each case that is entered into, maintained by, contributed to, or sponsored by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute (except for any benefit or compensation plan or arrangement sponsored, maintained or mandated by a Governmental Entity), including any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance, paid time-off, retention, change-in-control or other plan, policy, agreement or arrangement.

“Company Insurance Policies” means all material Insurance Policies held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary.

“Company Intervening Event” means any Effect (other than a Competing Proposal) that, individually or in the aggregate, is material to the Company and the Company Subsidiaries, taken as a whole, that is not known or reasonably foreseeable (or the magnitude of which is not known or reasonably foreseeable) to or by the Company Board as of the date of this Agreement, which Effect (or the magnitude of which) becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval.

“Company Material Adverse Effect” means any change, occurrence, development, condition, circumstance, event or effect (each an “Effect”) that individually or in the aggregate together with all other Effects, (x) does or would reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the Transactions (other than as a result of any material breach of this Agreement by Parent or Sub), or (y) has a material adverse effect on the business, financial condition or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, or any Effect resulting or arising therefrom, alone or in combination, shall be taken into account in determining whether there has been a “Company Material Adverse Effect”: (a) the entry into, performance of, announcement of, or pendency of, this Agreement or the Transactions or the consummation of the Transactions, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, vendors, business partners or employees, of the Company or its Subsidiaries (it being understood that this clause (a) shall be disregarded for purposes of the representation and warranty set forth in Section 3.04 and the condition to Closing in Section 6.02(a)(i) in respect of such representation and warranty), (b) any change in or Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates or any changes therein), or any change in or Effect affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (c) any change in applicable Law or GAAP or other applicable accounting standards or the interpretation of any of the foregoing; (d) the taking of any action taken by the Company or any of the Company Subsidiaries that is expressly required by this Agreement; (e) the commencement, occurrence, or escalation of any armed hostilities or acts of war (whether or not declared) or terrorism; (f) the existence or occurrence of any weather-related or force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or (g) any changes in the market price or trading volume of the Shares, any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries or any failure of the Company or any Company Subsidiary to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause (g) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (f) from being taken into account in determining whether a Company Material Adverse Effect has occurred); provided, that this clause (g) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period; provided, that with respect to clauses (b), (c), (e), (f) and (g), such Effects may be taken into account to the extent they disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating in the same industries in which the Company and the Company Subsidiaries operate.

“Company Representatives” means the Company’s and each Company Subsidiary’s directors, officers, employees and investment bankers, accountants, counsel and other advisors.

“Company Stock Plan” means the Company 2017 Long-Term Incentive Plan and the Company Amended and Restated 2012 Long-Term Incentive Plan.

“Company Stock Purchase Plan” means the Company Employee Stock Purchase Plan.

“Company Subsidiaries” means the Subsidiaries of the Company; provided, however, that, solely for purposes of Section 5.03(a) and the first sentence of Section 5.01, (a) “Company Subsidiaries” shall not include any Partially Owned Company Subsidiary (and instead each Partially Owned Company Subsidiary shall be considered a Company Representative, (b) any directors or officers of any Partially Owned Company Subsidiary that were appointed, directly or indirectly, by the Company shall be considered directors or officers, as the case may be, of a Company Subsidiary, and (c) any directors or officers of any Partially Owned Company Subsidiary that were not appointed by the Company shall not be considered officers or directors of a Company Subsidiary or Company Representatives (unless acting on behalf of or at the direction of the Company or any Subsidiary of the Company).

“Company Termination Fee” means an amount in cash equal to $30,900,000.

“Competing Proposal” means, other than the Transactions, any proposal, offer or bona fide written indication of interest from any person or group (other than Parent, Sub or any of their respective affiliates) relating to (a) any direct or indirect acquisition (whether by lease, exchange, transfer, purchase or other disposition) from the Company or the Company Subsidiaries, in a single transaction or a series of transactions, of (i) twenty percent (20%) or more (based on the fair market value thereof, as determined by the Company Board (or any committee thereof) in good faith) of assets (including capital stock of the Company Subsidiaries, and by means of any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction to which the Company or any Company Subsidiary is a party) of the Company and the Company Subsidiaries, taken as a whole, or (ii) twenty percent (20%) or more of the outstanding Shares, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, twenty percent (20%) or more of the outstanding Shares or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, spin-off, extraordinary dividend, binding share exchange or similar transaction to which the Company or any Company Subsidiary is a party pursuant to which (i) any person or group (or the shareholders of any person) would own, directly or indirectly, twenty percent (20%) or more of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions or (ii) the owners of outstanding shares of Company Common Stock immediately prior to such transaction would own less than eighty percent (80%) of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions. As used in connection with this definition, “group” shall having the definition of such term set forth in Section 13 of the Exchange Act.

“Confidentiality Agreement” means the letter regarding confidentiality (a) between the Company and Parent, dated April 22, 2019 and (b) between the Company and Veritas Capital Fund Management, L.L.C., dated April 11, 2019, as amended.

“Contract” means any legally binding agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license or other legal commitment to which a person is a party, whether written or oral.

“Debt Financing Sources” means each person, in its capacity as such, that has committed to provide or arrange or otherwise entered into agreements to provide Debt Financing or any alternative debt financing in connection with the Transactions, together with each affiliate thereof and each officer, director, employee, partner, trustee, controlling person, advisor, attorney, agent and representative of each such entity or affiliate and their respective successors and assigns. Parent, Sub, Guarantor, the Equity Financing Source and their respective affiliates shall not be considered Debt Financing Sources.

“Environmental Laws” means all Laws that (a) regulate or relate to the protection or cleanup of the environment, occupational safety and health, including in respect of exposure to Hazardous Substances, or the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief) or standards of care with respect to any of the foregoing.

“Environmental Permits” means any permit, certificate, registration, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means Shares to be cancelled in accordance with Section 2.01(a)(ii) and Dissenting Shares.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Bid” shall mean any bid, offer or proposal which, if accepted or successful, would reasonably be expected to result in a Government Contract.

“Government Contract” means a written Contract between the Company or Company Subsidiary, on the one hand, and (a) any Governmental Entity, (b) any prime contractor to any Governmental Entity or (c) any subcontractor with respect to any person described in the foregoing clauses (a) and (b), on the other hand.

“Governmental Entity” means any United States or foreign national, federal, state, provincial, county, municipal or local government, agency, quasi-governmental, quasi-agency or other governmental or regulatory body or political subdivision thereof, any court of competent jurisdiction, arbitral, administrative agency or commission, and any entity or private body exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“Hazardous Substances” means any toxic, radioactive, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 164, Subpart D.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any person and as of any time of determination (and without duplication), all obligations (including, as applicable, in respect of outstanding principal and accrued and unpaid interest, fees, penalties, premiums and any other fees, expenses or breakage costs) of such person consisting of (a) indebtedness for borrowed money; (b) evidenced by bonds, notes, debentures, or similar instruments; (c) all capitalized financing leases or financing synthetic lease obligations of such person (or lease obligations that should have been on the books and records or financial statements of such person as capitalized or synthetic lease obligations in accordance with GAAP), in each case, except for equipment and real estate leases of the type referred to as “operating leases” prior to the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-02, (“Topic 842”) on January 1, 2019; (d) earn-outs or the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business); (e) all indebtedness secured by a Lien (other than any Permitted Lien) on property or assets owned or acquired by such person, whether or not the indebtedness secured thereby has been assumed; (f) any commitment that assures a creditor against loss, including actual or contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations; (g) commitments to repurchase equity securities of such person; (h) any liabilities in respect of currency or interest rate swaps, collars, caps, hedges, or similar arrangements; or (i) obligations of such person and such person’s Subsidiaries to guarantee any of the foregoing types of obligations on behalf of any other person, other than in each case any obligations of such person to any wholly owned Subsidiaries of such person or between wholly owned Subsidiaries of such person or of a wholly owned Subsidiary of such person to such person.

“Insurance Policies” means all insurance policies and insurance arrangements, other than any such insurance policies related to any Company Benefit Plan.

“Intellectual Property” means all: (a) trademarks and service marks, and the goodwill associated therewith; (b) copyrights, mask work rights and moral rights; (c) trade secrets; (d) patents; (e) registrations and applications (in the case of patents, together with all divisional, reexaminations, continuations, continuations-in-party and reissues thereof) with respect to each of the foregoing; (f) internet domain name registrations; and (g) any corresponding rights in any jurisdiction throughout the world.

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party intentionally takes (or fails to take) (a) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant or (b) which such breaching party should have known would result in a material breach of such agreement or covenant.

“knowledge” means, (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 1.1(a) of the Company Disclosure Letter and (b) with respect to Parent, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 1.1 of the Parent Disclosure Letter.

“Law” means any federal, state, provincial, local, foreign or transnational law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, or decree, in each case, of any Governmental Entity.

“Legal Dispute” means a dispute that is reasonably likely to lead to a Proceeding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“NYSE” means the New York Stock Exchange.

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination, settlement, charge or award made, issued, rendered or entered by or with any

Governmental Entity or arbitrator, whether preliminary, interlocutory or final and whether civil, criminal or administrative.

“Parent Termination Fee” means an amount in cash equal to $67,500,000.

“Partially Owned Company Subsidiary” means any Subsidiary of the Company in which the Company owns less than 100% of the outstanding equity.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business if and only to the extent the underlying obligations are not yet due and payable, (c) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date of this Agreement or that the Company or any Company Subsidiary is permitted to incur under Section 5.01, (d) Liens for which either title insurance coverage, bonding or an indemnification has been obtained, (e) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject real property), (f) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (g) rights of parties in possession, (h) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes and zoning regulations, (i) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or materially impair the existing use of the subject real property, (j) all matters and exceptions set forth in any title insurance policies or commitments, if any, made available to Parent prior to the date of this Agreement, (k) Liens not created by the Company or any Company Subsidiary that affect the underlying fee interest of any Leased Real Property and (l) such other Liens that, individually or in the aggregate, do not materially interfere or materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries, taken as a whole, as presently conducted, or as otherwise set forth on Section 1.1(b) of the Company Disclosure Letter.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Privacy and Security Laws” means all Laws concerning the privacy or security of Personal Information.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders Meeting.

“Public Software” means Software that is licensed or distributed under an open source software or similar licensing or distribution models.

“Registered” means, with respect to Intellectual Property, issued, registered, renewed or the subject of a pending application.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiaries” means each Company Subsidiary that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act.

“Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form (including all of the foregoing that is installed on computer hardware) and all user documentation, including user manuals, relating to the foregoing.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the “present fair saleable value” of such person’s total assets exceeds the value of such person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage, and (c) such person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means a Competing Proposal (with all percentages in the definition of Competing Proposal changed to fifty percent (50%)) made by any person after the date hereof (other than as a result of a breach of Section 5.03(a) (other than any breach that is immaterial and unintentional)) on terms that the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (a) to be reasonably likely to be consummated if accepted on the terms thereof, taking into account all financial, legal, regulatory and other aspects of such Competing Proposal, and (b) considering such factors as the Company Board (or any committee thereof) considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), that, if consummated, would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the Transactions (including taking into account any applicable Company Termination Fee).

“Tax” and “Taxes” means any and all taxes of any kind, including federal, state, provincial, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, value added, goods and services, harmonized, public pension, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report, form or similar statement filed or required to be filed with respect to any Tax including any election, information return, claim for refund, amended return or declaration of estimated Tax, including any statements, schedules or attachments thereto.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Affiliate Arrangement	Section 3.25
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.03(d)
Antitrust Laws	Section 3.04(b)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Shares	Section 2.01(a)(i)
Certificate	Section 2.01(a)(i)
Certificate of Incorporation	Exhibit A
Certificate of Merger	Section 1.03
Change of Company Recommendation	Section 5.03(c)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Branch	Section 3.01(c)
Company Bylaws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	ARTICLE III
Company Employee	Section 5.11(a)
Company Financial Statements	Section 3.06(b)
Company Intellectual Property	Section 3.17(b)
Company Intervening Event Notice Period	Section 5.03(e)(ii)
Company IT Systems	Section 3.17(g)
Company Material Contracts	Section 3.18(c)
Company Options	Section 2.03(a)
Company Permits	Section 3.05(a)
Company Preferred Stock	Section 3.02(a)
Company Qualified Plan	Section 3.12(a)
Company Recommendation	Section 5.04(d)
Company Related Parties	Section 7.02(d)
Company SEC Documents	Section 3.06(a)
Company Software	Section 3.17(i)
Company Stockholder Approval	Section 3.22
Company Stockholders Meeting	Section 5.04(c)
Continuation Period	Section 5.11(a)
D&O Insurance	Section 5.09(b)
Damages	Section 7.02(a)
Debt Commitment Letter	Section 4.07(a)
Debt Financing	Section 4.07(a)
Definitive Debt Financing Agreements	Section 5.07(a)
DGCL	Recitals
Disclosed Conditions	Section 4.07(c)
Dissenting Shares	Section 2.04
Dissenting Stockholder	Section 2.04
Dodd-Frank Act	Section 3.06(a)
Effective Time	Section 1.03
Equity Commitment Letter	Section 4.07(a)
Equity Financing	Section 4.07(a)
Equity Financing Source	Section 4.07(a)
Exchange Fund	Section 2.02(a)

Term	Section
Fee Letter	Section 4.07(a)
Financing	Section 4.07(a)
Financing Commitments	Section 4.07(a)
Financing Sources	Section 4.07(a)
Financing Uses	Section 4.07(b)
GDPR	Section 3.17(n)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Liabilities	Section 5.09(a)
Indemnified Party	Section 5.09(a)
Investigation	Section 3.11
IP Contract	Section 3.18(b)(ix)
IRS	Section 3.12(a)
Leased Real Property	Section 3.15(b)
Lenders	Section 4.07(a)
Managerial Employee	Section 5.01(k)
Marketing Period	Section 1.02
Material Customer	Section 3.26(a)
Material Vendor	Section 3.26(b)
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
New Debt Commitment Letter	Section 5.07(c)
New Fee Letter	Section 5.07(c)
Notice of Change of Recommendation	Section 5.03(d)(ii)
Notice of Company Intervening Event	Section 5.03(e)(i)
Option Payments	Section 2.03(a)
Outside Date	Section 7.01(b)(i)
Owned Real Property	Section 3.15(a)
Parent	Preamble
Parent 401(k) Plan	Section 5.11(e)
Parent Disclosure Letter	ARTICLE IV
Parent Plans	Section 5.11(c)
Parent Related Parties	Section 7.02(d)
Paying Agent	Section 2.02(a)
Permit	Section 3.05(a)
Personal Information	Section 3.17(n)
Proceeding	Section 3.11
Real Property Leases	Section 3.15(b)
Replacement RSU Awards	Section 2.03(b)(i)
Required Information	Section 1.02
Retained Claims	Section 7.02(d)
RSU	Section 2.03(b)(i)
RSU Award	Section 2.03(b)(i)
RSU Payments	Section 2.03(b)(ii)
Sarbanes-Oxley Act	Section 3.06(a)
Shares	Section 2.01(a)(i)
Specified Date	Section 3.02(a)
Sub	Preamble
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.21
Tax Act	Section 3.12(d)
Transactions	Recitals
Treasury Regulation	Section 2.05

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NAVIGANT CONSULTING, INC.

(the “Certificate of Incorporation”)

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

NAVIGANT CONSULTING, INC.

Navigant Consulting, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    The name of the Corporation is Navigant Consulting, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 6, 1996 (the “Original Certificate”). The Corporation was originally incorporated under the name Metzler & Associates, Inc.

2.    The Second Restated Certificate of Incorporation (the “Certificate”), amends and restates the Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on May 22, 2012 (the “Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

3.    The text of the Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

****

FIRST:    The name of the Corporation is Navigant Consulting, Inc.

SECOND:    The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is THE CORPORATION TRUST COMPANY.

THIRD:    The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:    The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH:

1.    Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by an amended DGCL. Any repeal or modification of this Article Fifth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

2.    Indemnification. The Corporation shall:

(a) indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or if such person has previously been designated for indemnification by the resolution of the board of directors of the Corporation (the “Board of Directors”), an officer, employee or agent of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful;

(b) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise, or if such person has previously been designated for indemnification by the resolution of the Board of Directors, an officer, employee or agent of the Corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by each person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper;

(c) indemnify any director, or, if such person has previously been designated for indemnification by the resolution of the Board of Directors, an officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, to the extent that such director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 2(a) and 2(b) of this Article Fifth, or in defense of any claim, issue or matter therein;

(d) make any indemnification under Section 2(a) and 2(b) of this Article Fifth (unless ordered by a court) only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in Section 2(a) and 2(b) of this Article Fifth;

(e) pay expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Section 2 of Article Fifth. Notwithstanding the foregoing, the Corporation shall not be obligated to pay expenses incurred by a director or officer with respect to any threatened, pending, or completed claim, suit or action, whether civil, criminal, administrative, investigative or otherwise (“Proceedings”) initiated or brought voluntarily by a director or officer and not by way of defense (other than Proceedings brought to establish or enforce a right to indemnification under the provisions of this Section 2 of Article Fifth unless a court of competent jurisdiction determines that each of the material assertions made by the director or officer in such proceeding were not made in good faith or were frivolous). The Corporation shall not be obligated to indemnify the director or offer for any amount paid in settlement of a Proceeding covered hereby without the prior written consent of the Corporation to such settlement;

(f) not deem the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section 2 of Article Fifth exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such director’s or officer’s official capacity and as to action in another capacity while holding such office;

(g) have the right, authority and power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 2 of Article Fifth;

(h) deem the provisions of this Section 2 of Article Fifth to be a contract between the Corporation and each director, or appropriately designated officer, employee or agent who serves in such capacity at any time while this Section 2 of Article Fifth is in effect and any repeal or modification of this Section 2 of Article Fifth shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon Such state of facts. The provisions of this Section 2 of Article Fifth not be deemed to be a contract between the Corporation and any directors, officers, employees or agents of any other Corporation (the “Second Corporation”) which shall merge into or consolidate with this Corporation when this Corporation shall be the surviving or resulting Corporation, and any such directors, officers, employees or agents of the Second Corporation shall be indemnified to the extent required under the DGCL only at the discretion of the Board of Directors of this Corporation; and

(i) continue the indemnification and advancement of expenses provided by, or granted pursuant to, this Section 2 of Article Fifth, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent of the Corporation and such rights shall inure to the benefit of the heirs, executors and administrators of such a person.

SIXTH:    Except as may be expressly provided in this Certificate, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article Sixth; provided, however, that any amendment or repeal of Article Sixth of this Certificate shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned officer of this corporation has signed this Second Restated Certificate of Incorporation on this      day of     , 2019.

[●]

ANNEX B – OPINION OF JEFFERIES LLC

Opinion of Jefferies LLC

August 2, 2019

The Board of Directors

Navigant Consulting, Inc.

150 North Riverside Plaza, Suite 2100

Chicago, Illinois 60606

The Board of Directors:

We understand that Navigant Consulting, Inc., a Delaware corporation (“Navigant”), Guidehouse LLP (“Guidehouse”), a Delaware limited liability partnership and an affiliate of Veritas Capital (“Veritas Capital”) and The Veritas Capital Fund VI, L.P., a Delaware limited partnership (“Guarantor”), and Isaac Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Guidehouse, propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, (i) Merger Sub will be merged with and into Navigant (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.001 per share, of Navigant (“Navigant Common Stock”) will be converted into the right to receive $28.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by holders of Navigant Common Stock (other than, to the extent applicable, Veritas Capital, Guarantor, Guidehouse, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed an execution version, provided to us on August 1, 2019, of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information regarding Navigant;

(iii)

reviewed certain information furnished to us by the management of Navigant relating to the businesses, operations and prospects of Navigant, including financial forecasts and estimates provided by the management of Navigant;

(iv)	held discussions with members of the senior management of Navigant concerning the matters described in clauses (ii) and (iii) above;

(v)

considered the fact that discussions were undertaken at the direction of Navigant with selected third parties to solicit indications of interest in the possible acquisition of, or combination involving, Navigant;

(vi)	reviewed the stock trading price history and implied trading multiples for Navigant and compared them with those of certain publicly traded companies that we deemed relevant in evaluating Navigant;

(vii)	compared the financial terms of the Merger with publicly available financial terms of certain other transactions that we deemed relevant in evaluating the Merger; and

(viii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Navigant or that was publicly available to us (including, without limitation, the information described above) or otherwise reviewed by us. We have relied on assurances of the management and other representatives of Navigant that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In our review, we did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative,

The Board of Directors

Navigant Consulting, Inc.

August 2, 2019

off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of Navigant or any other entity and we have not been furnished with, and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the financial forecasts and estimates relating to Navigant that we have been directed to utilize for purposes of our analyses and opinion have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Navigant as to the future financial performance of Navigant and the other matters covered thereby. We express no opinion as to any financial forecasts or estimates or the assumptions on which they are based.

We have relied upon the assessments of the management of Navigant as to, among other things, (i) the potential impact on Navigant of market, competitive, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the management consulting industry or the businesses of Navigant’s clients, (ii) matters relating to ongoing obligations of Navigant in connection with certain divestitures, including indemnification and transition services and support, (iii) Navigant’s technology and intellectual property, including the validity thereof and associated risks, and (iv) Navigant’s existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees and other commercial relationships. We have assumed that there will not be any developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. As you are aware, the credit, financial and stock markets, and the industry in which Navigant operates, have experienced and may continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on Navigant or the Merger.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Navigant or the Merger and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, regulatory, accounting and tax advice given to Navigant and/or the Board of Directors of Navigant (the “Board”), including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Navigant or the Merger and legal, regulatory, accounting and tax consequences to Navigant or its securityholders of the terms of, and transactions contemplated by, the Merger Agreement and related documents. We have assumed that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on Navigant or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed that the final Merger Agreement, when signed by the parties thereto, will not differ from the execution version reviewed by us in any respect meaningful to our analyses or opinion.

Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Navigant, nor does it address the underlying business decision by Navigant to engage in the Merger or the terms of the Merger Agreement or

The Board of Directors

Navigant Consulting, Inc.

August 2, 2019

the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any guarantee or other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to holders of Navigant Common Stock (to the extent expressly specified herein) and we have not been asked to, and our opinion does not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Navigant or any other party. In addition, no opinion or view is expressed with respect to, and our opinion does not address, the individual circumstances of, or relative fairness of the Merger Consideration among, holders of Navigant Common Stock or any other securities of Navigant, or any rights, preferences, restrictions or limitations that may be attributable to any such securities or that may distinguish any holders thereof. We express no view or opinion as to the prices at which shares of Navigant Common Stock or any other securities of Navigant may trade or otherwise be transferable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.

It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view. Our opinion does not constitute a recommendation as to how the Board or any securityholder should vote or act with respect to the Merger or any other matter.

We have been engaged to act as a financial advisor to Navigant in connection with the Merger and will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. In addition, Navigant has agreed to reimburse us for expenses incurred in connection with our engagement and to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

As you are aware, we and our affiliates in the past have provided and in the future may provide financial advisory and financing services unrelated to the Merger to Navigant and certain of its affiliates, for which services we and our affiliates have received and would expect to receive compensation, including, during the past two years, having acted as financial advisor to Navigant in connection with certain divestitures and proxy contest matters. As you also are aware, we and our affiliates in the past have provided and in the future may provide financial advisory and financing services to Guidehouse, Veritas Capital and certain of their respective affiliates and/or portfolio companies, as the case may be, for which services we and our affiliates have received and would expect to receive compensation, including, during the past two years, having acted as joint lead arranger for a credit facility to finance an acquisition by a portfolio company of Veritas Capital. In the ordinary course of business, we and our affiliates may trade or hold securities of Navigant and certain portfolio companies of Veritas Capital and their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Navigant Common Stock (other than, to the extent applicable, Veritas Capital, Guarantor, Guidehouse, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

ANNEX C – SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

NAVIGANT CONSULTING, INC. 150 N. RIVERSIDE PLAZA SUITE 2100 CHICAGO, IL 60606

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E84428-S90623                KEEP THIS PORTION FOR  YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVIGANT CONSULTING, INC.

The Board of Directors recommends you vote FOR following:

1.  Proposal to adopt the Agreement and Plan of Merger, dated as of August 2, 2019 (as may be amended from time to time, the “merger agreement”), by and among the Navigant Consulting, Inc., a Delaware corporation (the “Company”), Guidehouse LLP, a Delaware limited liability partnership (“Parent”), and Isaac Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”).

For ☐	Against ☐	Abstain ☐

2.  Proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger of Sub with and into the Company, as contemplated by the merger agreement.

☐	☐	☐

3.  Proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

NOTE: The proxies will vote in their discretion upon any other business properly brought before the meeting, or any adjournments or postponements of the meeting.

☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

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E84429-S90623

NAVIGANT CONSULTING, INC.

Special Meeting of Shareholders – October 10, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Navigant Consulting, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement and hereby appoint(s) Stephen R. Lieberman and Monica M. Weed, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of Navigant Consulting, Inc., to be held on October 10, 2019, at 9:00 a.m., Central Time, at 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if present at the meeting, on all matters set forth on the reverse side.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Continued and to be marked, signed and dated on the reverse side.